                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. 4)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                L.A. GEAR, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

[LOGO]

                                                               February __, 1996


To the Shareholders of L.A. Gear, Inc.:

     You are cordially invited to attend a Special Meeting of Shareholders (the "Meeting") of L.A. Gear, Inc. (the "Company") to be held Tuesday, April 9, 1996 at 10:00 a.m., Los Angeles time, at the Ritz-Carlton Hotel, 4375 Admiralty Way, Marina del Rey, California 90292. The formal notice of meeting and proxy statement are attached to this letter.

     At the Meeting you will be asked to consider and vote on a proposal (the "Share Exchange Proposal" or the "Exchange") to approve the exchange of all of the Company's outstanding redeemable cumulative convertible preferred stock (the "Series A Preferred Stock") held by Trefoil Capital Investors, L.P. ("Trefoil"), and all accrued and unpaid dividends thereon, for shares of a new series of perpetual cumulative convertible preferred stock (the "Series B Preferred Stock") to be issued by the Company. The terms of the Share Exchange Proposal are set forth in detail in the enclosed proxy statement.

     The Company's principal reason for seeking the Exchange is the elimination of the Company's obligation, over four years beginning in August 1996, to redeem all of the Series A Preferred Stock. Without the Exchange, in August 1996 the Company will be required to make a redemption payment of $35 million plus accrued and unpaid dividends in respect of the Series A Preferred Stock. The mandatory redemption obligation of the Series A Preferred Stock would be a severe drain on the Company's cash reserves and cash flow from operations, all of which are essential to the Company's efforts to return to profitability and enhance shareholder value, and it is unlikely that the Company would be able to satisfy the redemption obligation from its cash reserve, cash flow from operations and its existing bank facility. In addition, the mandatory redemption obligation causes the Series A Preferred Stock to be treated for a variety of purposes as debt rather than equity. The elimination of the mandatory redemption obligation and the conversion of the Series A Preferred Stock to a security that is treated solely as equity will strengthen the Company's financial condition, which should provide greater flexibility as the Company implements its corporate reorganization plan and other efforts to return to profitability.

     In negotiating the Exchange, the Company has obtained other terms that it believes will be beneficial to the Company and its shareholders. In an effort to conserve the Company's cash resources, the Company has not paid dividends required under the terms of the Series A Preferred Stock during fiscal 1995. The terms of the Exchange provide that all unpaid dividends accrued to the date of the Exchange and, at the Company's option, dividends accruing through the end of fiscal 1996, will be paid in additional shares of the Series B Preferred Stock instead of in cash, enabling the Company to further conserve cash for use in its operations.


     The terms of the Exchange also alter the voting rights currently held by Trefoil. The holder of the Series A Preferred Stock is entitled to select three members of the Board of Directors without the vote of the common stock, and the Series A Preferred Stockholder's vote is required to approve or authorize a wide variety of day-to-day business matters, in addition to voting with the common stock on all other matters submitted to the common stock for its approval. As a result of the Company's failure during fiscal 1995 to pay the Series A Preferred Stock dividends, the holder of the Series A Preferred Stock now has the right to select four additional members of the Company's Board of Directors (expanding the Board from ten to fourteen directors), as well as the three members it previously had the right to select. Upon consummation of the Exchange, as a result of a decrease in the conversion price for the Series B Preferred Stock to $6.75 per share from $10.00 per share for the Series A Preferred Stock, the percentage of voting power of the Company's common stock held by Trefoil on an as converted basis would be approximately 45%, constituting a significant increase from the percentage of voting power (approximately 33%) currently held by Trefoil. As a result of the increase in its voting power, Trefoil will effectively have the right to determine the outcome of substantially all matters submitted for a vote of the Shareholders, including the election of a majority of the directors. However, the separate voting rights of the Series A Preferred Stock would be eliminated, all as described more fully in the attached proxy statement.

     The anti-dilution provisions in the Series B Preferred Stock provide for a decrease from the Series A Preferred Stock in the price at which common stock may be issued by the Company without triggering an adjustment to the conversion price of the Series B Preferred Stock, thereby reducing the potential dilution to common shareholders and improving the Company's ability to raise capital by selling new shares of common stock. In addition, the right of the Series A Preferred Stock to an adjustment in the conversion price upon certain public offerings of the Company's securities would be eliminated in the Series B Preferred Stock, further enhancing the Company's ability to raise additional capital.


     A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY WAS FORMED TO REVIEW, EVALUATE, NEGOTIATE AND TAKE SUCH OTHER ACTIONS AS IT DEEMED TO BE IN THE BEST INTERESTS OF THE COMPANY WITH RESPECT TO THE SHARE EXCHANGE PROPOSAL. THE SPECIAL COMMITTEE, AFTER REVIEWING AND CONSIDERING THE TERMS AND CONDITIONS OF THE SHARE EXCHANGE PROPOSAL, DETERMINED THAT IT IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE COMMON SHAREHOLDERS AND RECOMMENDED THE BOARD OF DIRECTORS APPROVE THE SHARE EXCHANGE PROPOSAL. ACTING UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, THE BOARD OF DIRECTORS HAS APPROVED THE SHARE EXCHANGE PROPOSAL, AND URGES YOU TO VOTE "FOR" THE SHARE EXCHANGE PROPOSAL. All of the terms of the Share Exchange Proposal and the Series B Preferred Stock, as well as the impact of the Share Exchange Proposal on existing common shareholders, are set forth in detail in the attached proxy statement.


     All shareholders are invited to attend the Meeting in person. The approval of the Share Exchange Proposal requires the affirmative vote of a majority of the issued and outstanding shares of the Company's common stock present and voting at a meeting at which a quorum is present; provided, however, that Interested Shares, as defined below, will not be counted for purposes of quorum or as part of the shares represented and voting. "Interested Shares" means all of the shares of Series A Preferred Stock, voting separately as a class or on an as converted basis, and any shares of common stock owned by Trefoil, or any interested director of the Company ("Interested Director"), as the term is used in or construed under Section 310 of the California General Corporation
Law.

     Your vote is very important. We urge you to vote in favor of the Share Exchange Proposal.

                                         Sincerely,



                                         William L. Benford
                                         President

                                L.A. GEAR, INC.
                           2850 OCEAN PARK BOULEVARD
                        SANTA MONICA, CALIFORNIA 90405

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 9, 1996

TO THE SHAREHOLDERS OF L.A. GEAR, INC.:

     NOTICE IS HEREBY GIVEN that, pursuant to its Bylaws and the call of its Board of Directors, a special meeting of the shareholders (the "Meeting") of L.A. Gear, Inc. (the "Company") will be held at the Ritz-Carlton Hotel, 4375 Admiralty Way, Marina del Rey, California 90292, on Tuesday, April 9, 1996 at 10:00 a.m., Los Angeles time, for the following purposes, as set forth in the attached Proxy Statement:

     1. Share Exchange Proposal. To consider and vote upon the exchange (the "Share Exchange Proposal") of all outstanding shares of the Company's Series A Cumulative Convertible Preferred Stock, stated value $100 per share ("Series A Preferred Stock") and all accrued and unpaid dividends thereon, for approximately 1,108,000 shares of a new series of preferred stock, entitled Series B Cumulative Preferred Stock, stated value $100 per share ("Series B Preferred Stock") to be issued by the Company pursuant to the terms of a Share Exchange Agreement, dated as of December 12, 1995, between the Company and Trefoil Capital Investors, L.P. ("Trefoil").

     2. Other Business. To transact such other business incident to the conduct of the Meeting that may properly come before the Meeting or at any adjournments or postponements thereof.

     The accompanying Proxy Statement provides a summary of the Share Exchange Proposal. Shareholders are encouraged to give this information their careful attention. The summary does not purport to be complete and is qualified in its entirety by reference to the Appendices to the Proxy Statement.

     The approval of the Share Exchange Proposal requires the affirmative vote of a majority of the issued and outstanding shares of the Company's common stock present and voting at a meeting at which a quorum is present; provided, however, that Interested Shares, as defined below, will not be counted for the purpose of determining a quorum or as part of the shares present and voting. "Interested Shares" means all of the shares of Series A Preferred Stock, voting separately as a class or on an as converted basis, and any shares of common stock owned by Trefoil, or any interested director of the Company, as the term is used in or construed under Section 310 of the California General Corporation Law ("Interested Director"). Accordingly, the vote of each shareholder is important, and it should be recognized that failure to timely return a properly executed proxy card or to vote in person at the Meeting has the same effect as an abstention, not counting either for or against the Share Exchange Proposal and will not be counted for the purpose of quorum.

     Only those shareholders of record at the close of business on February 20, 1996 shall be entitled to notice of and to vote at the Meeting.

                                    By Order of the Board of Directors



                                    Secretary

Dated: February __, 1996


     A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY WAS FORMED TO REVIEW, EVALUATE, NEGOTIATE AND TAKE SUCH OTHER ACTIONS AS IT DEEMED TO BE IN THE BEST INTERESTS OF THE COMPANY WITH RESPECT TO THE SHARE EXCHANGE PROPOSAL. THE SPECIAL COMMITTEE, AFTER REVIEWING AND CONSIDERING THE TERMS AND CONDITIONS OF THE SHARE EXCHANGE PROPOSAL, DETERMINED THAT IT IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE COMMON SHAREHOLDERS AND RECOMMENDED THE BOARD OF DIRECTORS APPROVE THE SHARE EXCHANGE PROPOSAL. ACTING UPON THE RECOMMENDATION OF THE

SPECIAL COMMITTEE, THE BOARD OF DIRECTORS HAS APPROVED THE SHARE EXCHANGE PROPOSAL, AND URGES YOU TO VOTE "FOR" THE SHARE EXCHANGE PROPOSAL.

     IT IS IMPORTANT THAT ALL SHAREHOLDERS VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE. IN ORDER TO FACILITATE THE PROVIDING OF ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER YOU PLAN TO ATTEND THE MEETING.

                               TABLE OF CONTENTS

                                                                      Page
INTRODUCTION.......................................................... 1
  Matters to be Considered............................................ 1
  Revocability of Proxies............................................. 2
  Costs of Solicitation of Proxies.................................... 2
  Outstanding Securities and Voting Rights............................ 2

BACKGROUND OF AND REASONS FOR THE TRANSACTION......................... 2

  Background of the Transaction....................................... 2
    Original Issuance of the Series A Preferred Stock................. 2
    Dividends on Series A Preferred Stock............................. 2
    Mandatory Redemption of Series A Preferred Stock.................. 3
    Initiation of Discussions with Trefoil............................ 3
  Special Committee................................................... 3
  Reasons for the Transaction......................................... 6
  Fairness Opinion.................................................... 7

SHARE EXCHANGE PROPOSAL............................................... 11

  The Share Exchange Proposal......................................... 11
  Principal Terms of the Series B Preferred Stock..................... 12
    Dividends......................................................... 12
    Voting............................................................ 13
    Conversion........................................................ 13
  Material Differences Between the Series A Preferred Stock and the
  Series B Preferred Stock............................................ 13
    Redemption........................................................ 13
    Voting Rights..................................................... 14
    Conversion........................................................ 15
    Dividend Rights................................................... 16
    Registration Rights............................................... 16
    Certain Restrictions.............................................. 17
  The Exchange Agreement.............................................. 17
    Election of Additional Directors.................................. 17
    Certain Anti-Dilution Adjustments................................. 17
    Sale of Series A Preferred Stock.................................. 17
    Voting Agreement.................................................. 18

                                                                      Page
    Meeting of Shareholders........................................... 18
    Conditions to Closing............................................. 18
    Representations and Warranties.................................... 18
    Amendment, Termination and Waiver................................. 19
    Expenses.......................................................... 19
    Certain Relationships............................................. 19
  Registration Rights Amendment....................................... 19
  Reasons for Seeking Shareholder Approval............................ 20
  Effect on Holders of the Common Stock............................... 20
  Requisite Vote...................................................... 21
  Interests of Certain Persons in the Transaction..................... 21
  Risk Factors........................................................ 21
    Anti-takeover Effects of the Exchange............................. 21

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........ 22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS................................................. 25
ACCOUNTANTS........................................................... 51
PROPOSALS OF SHAREHOLDERS............................................. 51
OTHER BUSINESS........................................................ 51

APPENDICES

     APPENDIX I     --   Share Exchange Agreement, dated as of December 12, 1995
                         between the Company and Trefoil

     APPENDIX II    --   Certificate of Determination for Series B Preferred
                         Stock

     APPENDIX III   --   Form of Registration Rights Amendment between the
                         Company and Trefoil

     APPENDIX IV    --   Opinion of Sutro & Co. Incorporated

     APPENDIX V     --   Company's Restated Articles of Incorporation

     APPENDIX VI    --   Form of Opinion of Counsel

     APPENDIX VII   --   Sutro & Co. Analyses of Other Transactions

                                L.A. GEAR, INC.
                           2850 OCEAN PARK BOULEVARD
                        SANTA MONICA, CALIFORNIA 90405
                                (310) 452-4327

                                PROXY STATEMENT
                        SPECIAL MEETING OF SHAREHOLDERS
                                 APRIL 9, 1996

                                 INTRODUCTION

     This Proxy Statement is furnished to the shareholders of L.A. Gear, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at its special meeting of shareholders to be held at the Ritz-Carlton Hotel, 4375 Admiralty Way, Marina del Rey, California 90292, on Tuesday, April 9, 1996, at 10:00 a.m., Los Angeles time, or at any adjournments or postponements thereof (the "Meeting"). It is expected that this Proxy Statement and the accompanying Notice of Special Meeting of Shareholders and Proxy (the "Proxy Materials") will first be mailed to shareholders on or about February, 1996.

MATTERS TO BE CONSIDERED

     The matters to be considered and voted upon at the Meeting will be:

     1. Share Exchange Proposal. To consider and vote upon a proposal for the exchange (the "Share Exchange Proposal" or the "Exchange"), pursuant to a Share Exchange Agreement (the "Exchange Agreement"), dated as of December 12, 1995 by and between the Company and Trefoil Capital Investors, L.P. ("Trefoil"), of 1,000,000 shares of the Company's Series A Cumulative Convertible Preferred Stock, stated value $100 per share ("Series A Preferred Stock") and all accrued and unpaid dividends thereon for (i) 1,000,000 shares of a new series of preferred stock to be issued by the Company, entitled Series B Cumulative Convertible Preferred Stock, stated value $100 per share ("Series B Preferred Stock") plus (ii) an additional number of shares of Series B Preferred Stock equal to the dollar amount of accrued and unpaid dividends in respect of the Series A Preferred Stock through the Closing (the "Arrearage Amount") divided by
100. The Company estimates that the Arrearage Amount will be approximately $10,800,000 at the Closing and that approximately 108,000 shares of Series B Preferred Stock will be exchanged in respect thereof.

     2. Other Business. To transact such other business incident to the conduct of the Meeting as may properly come before the Meeting or any adjournments or postponements thereof.


     A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY WAS FORMED TO REVIEW, EVALUATE, NEGOTIATE AND TAKE SUCH OTHER ACTIONS AS IT DEEMED TO BE IN THE BEST INTERESTS OF THE COMPANY WITH RESPECT TO THE SHARE EXCHANGE PROPOSAL. THE SPECIAL COMMITTEE, AFTER REVIEWING AND CONSIDERING THE TERMS AND CONDITIONS OF THE SHARE EXCHANGE PROPOSAL, DETERMINED THAT IT IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE COMMON SHAREHOLDERS AND RECOMMENDED THE BOARD OF DIRECTORS APPROVE THE SHARE EXCHANGE PROPOSAL. ACTING UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, THE BOARD OF DIRECTORS HAS APPROVED THE SHARE EXCHANGE PROPOSAL, AND URGES YOU TO VOTE "FOR" THE SHARE EXCHANGE PROPOSAL.

REVOCABILITY OF PROXIES

     A form of proxy (the "Proxy") for use at the Meeting is enclosed. Any shareholder who executes and delivers the Proxy has the right to revoke it at any time before it is voted by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date. It also may be revoked by attendance at the Meeting and voting in person. Subject to such revocation, all shares represented by a properly executed Proxy received prior to or at the Meeting will be voted by the proxy holders whose names are set forth in the accompanying Proxy (the "Proxy Holders") in accordance with the instructions on the Proxy. If no instruction is specified with respect to the matter to be acted upon, the shares represented by the Proxy will be voted "FOR" the Share Exchange Proposal.

COSTS OF SOLICITATION OF PROXIES

     The solicitation of Proxies is made by the Board of Directors of the Company, and the Company will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and the material used in this solicitation of Proxies. It is contemplated that Proxies will be solicited principally through the mails, but directors, officers and regular employees of the Company may solicit Proxies personally or by telephone. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. In addition, the Company has retained Georgeson & Co., Inc. to assist in the solicitation of Proxies for a fee of approximately $7,500, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with this solicitation. The Company may pay for and use the services of other individuals or companies not regularly employed by the Company in connection with the solicitation of Proxies if the Board of Directors of the Company determines that this is advisable.

OUTSTANDING SECURITIES AND VOTING RIGHTS


     Pursuant to the Exchange Agreement, approval of the Share Exchange Proposal requires the affirmative vote of a majority of the issued and outstanding shares of the Company's common stock present and voting at a meeting at which a quorum is present; provided, however, that Interested Shares, as defined below, will not be counted for the purpose of determining a quorum or as part of the shares present and voting. Interested Shares means all of the shares of Series A Preferred Stock, voting separately as a class or on an as converted basis, and any shares of Common Stock owned by Trefoil, or any interested director, as the term is used in or construed under Section 310 of the California General Corporation Law ("Interested Director").


     There were issued and outstanding 22,936,433 shares of the Company's common stock, no par value (the "Common Stock"), on February 20, 1996, the date set as the record date (the "Record Date") for the purpose of determining the shareholders entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof. For the purpose of approval of the Share Exchange Proposal, the quorum is equal to a majority of the total number of shares of Common Stock less those shares of Common Stock owned by Trefoil, or any Interested Director (1,132,000 shares in the aggregate as of the Record
Date). Therefore, as of the Record Date, the number of shares required for quorum is equal to a majority of 21,804,433, or 10,902,218 shares. The minimum vote required for approval is a majority of quorum, or 5,451,110 shares.


     Each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock (excluding Interested Shares) standing in his name on the books of the Company as of the Record Date. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but will not count as a vote either for or against any matter submitted to the shareholders for a vote. If a broker indicates on the Proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                 BACKGROUND OF AND REASONS FOR THE TRANSACTION

BACKGROUND OF THE TRANSACTION

     Original Issuance of the Series A Preferred Stock


     In September 1991, the Company consummated the sale of 1,000,000 shares of Series A Preferred Stock to Trefoil for an aggregate purchase price of $100 million. Prior to consummation of the sale of the Series A Preferred Stock to Trefoil, Merrill, Lynch, Pierce, Fenner & Smith Incorporated issued an opinion that the sale was fair to the shareholders of the Company from a financial point of view. The transaction was then unanimously approved by the Board of Directors of the Company and subsequently approved by a majority of the then outstanding shares of the Company's Common Stock.

     Dividends on Series A Preferred Stock

     As long as shares of Series A Preferred Stock remain outstanding, the holders of such shares are entitled to receive, when, as and if declared by the Board of Directors out of assets of the Company legally available therefore, cumulative cash dividends at an annual rate of 7.5% payable quarterly in arrears. In the event any regular dividends are unpaid when due, the Series A Preferred Stock bears additional dividends on unpaid and due dividends at a rate of 8.625% per annum, through the date of payment of all unpaid and due dividends.


     The Company determined it was in its best interests not to, and it did not, pay the $1.875 million dividend on the Series A Preferred Stock due on each of February 28, 1995, May 31, 1995, August 31, 1995 and November 30, 1995 to Trefoil, the holder of all of the issued and outstanding shares of Series A Preferred Stock. As of November 30, 1995, such accrued and unpaid dividends amounted to $7,746,084. As a result of the non-payment of dividends for three full quarters on the Series A Preferred Stock, commencing on August 31, 1995 the holders of the Series A Preferred Stock (voting as a separate class) have had the right to elect four additional members of the Board of Directors of the Company. The holders of the Series A Preferred Stock have not yet exercised this right, and pursuant to the terms of the Exchange Agreement have agreed not to exercise it until the termination of the Exchange Agreement.

     Mandatory Redemption of Series A Preferred Stock

     The Company is required to redeem 350,000 shares of the Series A Preferred Stock on August 31, 1996, and 165,500 shares on August 31st of each year thereafter until all remaining shares of Series A Preferred Stock have been redeemed, in each case in an amount equal to $100 per share plus accrued and unpaid dividends thereon. If the Company fails to redeem shares of Series A Preferred Stock when required, the annual dividend rate on the outstanding shares of Series A Preferred Stock will be increased to 10.125% (compounded quarterly with respect to dividends accrued and not paid when due at a rate of 11.644% per annum from the date of failure to redeem through the date of redemption).

     The Company believes it is unlikely that it will be able to satisfy the mandatory $35 million (plus accrued and unpaid dividends) redemption obligation with respect to the Series A Preferred Stock on August 31, 1996 from its cash flow from operations and its existing bank facility.

     Under California law, in the event the Company did not meet certain retained earnings and assets requirements as specified in Section 500 of the California General Corporation Law at the time it is obligated to make any mandatory redemption payment, the Company would be lawfully unable to make such mandatory redemption payment when due. The Company believes that, despite its cash flow problems, it will meet the requirements of Section 500 on August 31, 1996, and thus the Company would be required to satisfy the mandatory redemption obligation due at that time.

     Initiation of Discussions with Trefoil

     In view of its mandatory redemption and dividend obligations in respect of the Series A Preferred Stock, and its overall financial position, the Company has evaluated its options, including examining the availability of new capital to satisfy such mandatory redemption obligation and exchanging the Series A Preferred Stock for a new Series B Preferred Stock. In September 1995, representatives of the Company initiated discussions with Trefoil regarding the possibility of exchanging the Series A Preferred Stock for a new series of preferred stock without mandatory redemption features. Trefoil indicated a willingness to consider such a proposal and discussions ensued, culminating in the Exchange Agreement.

SPECIAL COMMITTEE

     On October 18, 1995, the Company's Board of Directors established a Special Committee of Directors (the "Special Committee") consisting of Allan E. Dalshaug, Willie D. Davis, Stephen A. Koffler (Chairman) and Ann E. Meyers, to review, evaluate, negotiate and take whatever actions it deemed to be in the best interests of the Company in connection with a proposed issuance of a new Series B Preferred Stock having those rights, preferences, privileges and restrictions as the Special Committee determined, and the exchange of all outstanding shares of Series A Preferred Stock for shares of the Series B Preferred Stock.

     The Special Committee met seven times (on October 20, 24, 30, 31, November 7, December 6 and 12, 1995) to review, discuss and evaluate the Share Exchange Proposal and the feasibility of other alternatives.

     On October 20, 1995 the Special Committee held its first meeting. The Special Committee reviewed and discussed certain terms proposed to be included in the Series B Preferred Stock including elimination of the mandatory redemption obligation, and modifying the conversion price, voting rights and coupon rate. The Special Committee considered the dividends due in respect of the Series A Preferred Stock and the treatment of such dividends, and also considered the mandatory redemption obligations of the Series A Preferred Stock, and the likelihood of the Company's inability to meet those obligations. The Special Committee considered the retention of financial and legal advisors. For the selection of legal counsel and financial advisor, members of senior management of the Company contacted a number of law firms and investment banks, for consideration by the Special Committee. The Company informed the Special Committee it had the option to choose any law firm and investment bank, including ones that the Company had not contacted. The Special Committee reviewed written proposals from several financial advisors and descriptions of several law firms and their proposed lead attorneys. After deliberation, the Special Committee retained Sutro & Co. Incorporated ("Sutro") to assist it in its deliberations (including analyzing alternatives to the Share Exchange Proposal) and, assuming the Special Committee determined to recommend the Share Exchange Proposal, to render a fairness opinion with respect to the Share Exchange Proposal. Established in 1858, Sutro, a subsidiary of John Hancock Financial Services, is a San Francisco-based full service investment banking and securities firm specializing in serving emerging growth-and-middle-market companies. Sutro's investment banking services include public offerings, with ongoing equity research and market making support, private placements and financial advisory assignments, including restructurings, valuations and other strategic services. With the exception of the Share Exchange Proposal, the Company and Sutro have not been involved in any financial transactions or any other material relationship in the last two years. Sutro & Co. Incorporated served as a co-manager of a 7 1/4% Convertible Subordinated Debentures offering for the Company which was completed on December 17, 1992. The Special Committee also retained Gibson, Dunn & Crutcher to serve as its legal counsel. Gibson, Dunn & Crutcher is a nationally recognized law firm with approximately 635 attorneys. The Los Angeles office of the firm is known for its expertise in corporate law and securities matters, and has represented special committees of boards of directors in numerous transactions. Gibson, Dunn & Crutcher acted as special counsel for the Board of Directors of the Company in connection with the sale of the Series A Preferred Stock to Trefoil in 1991, and the Company has from time to time retained Gibson, Dunn & Crutcher for representation in matters involving litigation brought by employees or former employees of the Company. Gibson, Dunn & Crutcher was also retained as litigation counsel to defend the Company, outside Directors of the Company, and a former employee of the Company with respect to three related class action suits and one derivative suit alleging violations of federal securities laws and state common law, that were filed in 1990 and 1991 and settled in 1993.

     On October 24, 1995, the members of the Special Committee met and discussed a general outline of the terms of a potential Series B Preferred Stock proposed to be exchanged for all of the issued and outstanding shares of the Series A Preferred Stock. The Special Committee focused its discussion on variations of certain attributes (and combinations thereof) of a new preferred stock, including the liquidation amount, coupon rate, dividend provisions, liquidation preferences, seniority in relation to other securities of the Company, conversion features, redemption features, voting rights, antidilution protections, other protective provisions, registration rights and board representation. The Special Committee highlighted certain key elements of the proposed exchange, including modifying the nature of the preferred stock from a mandatorily redeemable security to a perpetual security, other concessions from Trefoil regarding anti-dilution and remedy provisions, and as a quid pro quo for such Trefoil concessions, a reduction in the conversion price per share of the preferred stock. The Special Committee then reviewed and discussed such key elements in relation to all of the attributes of the potential Series B Preferred Stock and the outstanding Series A Preferred Stock. The Special Committee also reviewed and discussed the severe cash flow problems expected to be faced by the Company as a result of the Company's obligation to make a required redemption payment on the Series A Preferred Stock in August 1996 of $35 million plus accrued and unpaid dividends. The Special Committee requested Sutro to consider the feasibility of available alternatives which the Company might consider in order to solve its financial problems, and delayed any determinations or decisions regarding the Share Exchange Proposal until Sutro could report to the Special Committee.


     On October 30, 1995, the Special Committee met to discuss an oral report from Sutro regarding an analysis of transactions similar to the Share Exchange Proposal. Sutro presented to the Special Committee a matrix comparing the terms of certain securities transactions of ten financially troubled companies which Sutro believed would assist the Committee in evaluating the Share Exchange Proposal. The matrix summarized for each company the amount of dilution common shareholders suffered as a result of the transaction, the voting policies of the company and the voting rights of the new securities. The matrix also presented additional comments, where applicable, on dividends, conversion features and liquidation preferences. With respect to the transactions, Sutro also discussed the type of transaction, the rationale for the transaction, and the financial condition of the Company prior to and after the transaction. Sutro indicated to the Special Committee that while it was unable to locate any publicly available information regarding a transaction which was identical in nature to the Share Exchange Proposal (and, therefore, none of the transactions listed on the matrix were identical to the Share Exchange Proposal), it believed the information presented in the matrix and the oral report would be useful to the Committee. See - "Fairness Opinion" below, for a more detailed discussion of the analysis performed by Sutro.

     Sutro also advised the Special Committee that, in its view, obtaining outside financing for the Company to resolve the cash flow problems caused by the impending mandatory redemption of the Series A Preferred Stock would be extremely difficult and very unlikely on terms which were more favorable to the common shareholders of the Company than the Share Exchange Proposal. Sutro concluded that raising new capital in the equity or debt markets, pursuing a sale of the Company to third parties or obtaining a significant equity investment from third parties, would be less advantageous to the common shareholders of the Company than the Share Exchange Proposal, considering the current depressed value of the Company's common stock, its outstanding liabilities and its obligations to the holders of the Series A Preferred Stock.


     On October 31, 1995, the Special Committee met to discuss and review a proposed term sheet with respect to the Share Exchange Proposal. The Special Committee focused its discussion on variations in the treatment of accrued but unpaid dividends, coupon rate, liquidation preferences, seniority in relation to other securities of the Company, conversion features and prices, redemption options, voting rights, antidilution protection, other protective provisions, registration rights and board representation. The Special Committee also considered: (i) the terms of certain other transactions as presented by Sutro at its meeting of October 30, 1995 (see above), (ii) the likelihood that common shareholders would not recoup any of their investment in the Company in the event of liquidation due to the level of the Company's existing liabilities, its obligations to holders of Series A Preferred Stock and its assets, and (iii) the impact on current common shareholders which a reduction in the conversion price would have in regard to voting power and equity ownership in the Company (both on a fully diluted basis). See--Share Exchange Proposal, Material Differences Between the Series A Preferred Stock and the Series B Preferred Stock, Conversion. As a result of the October 31 meeting, counsel for the Special Committee sent to representatives of Trefoil a proposed term sheet for the issuance of Series B Preferred Stock and the Share Exchange Proposal. The term sheet sent to Trefoil proposed issuing Series B Convertible Preferred Stock in the liquidation amount of $100,000,000, plus 33% of the accrued but unpaid dividends as of December 1, 1995, with cumulative quarterly cash dividends at a coupon rate of 0% for the first two years and 7.5% per annum thereafter. The term sheet also proposed a per share conversion price of $7.75, optional not mandatory redemption, voting rights without any special privileges, anti-dilution protection, registration rights, the right to elect three directors, a liquidation preference and senior ranking to the Common Stock.


     On November 7, 1995, the Special Committee met again and received a report from its Chairman and its counsel with regard to negotiations held between representatives of the Special Committee and Trefoil and its counsel. Their report focused on the status of the ongoing negotiation with Trefoil, and reviewed the open issues including payment of accrued but unpaid dividends, coupon rate, method and timing of future dividend payments, conversion price, voting rights and board representation. A discussion regarding the terms of the proposed transaction took place and the Committee asked its counsel to further revise the term sheet and requested that its chairman and counsel continue to negotiate with Trefoil regarding the Share Exchange Proposal. The term sheet sent to Trefoil proposed issuing Series B Convertible Preferred Stock in the liquidation amount of $100,000,000, plus 100% of the accrued but unpaid dividends as of the closing of the transaction, with cumulative quarterly dividends at a coupon rate of 7.5% per annum payable in cash or by payment in kind ("PIK") through November 30, 1996 and in cash thereafter. The term sheet also proposed a per share conversion price of $6.75, optional not mandatory redemption, voting rights without any special privileges, anti-dilution protection, registration rights, preferred stockholders to vote with the common stockholders for the election of directors, a liquidation preference and senior ranking to the Common Stock.

     On December 6, 1995, the Special Committee met once again and received a report from its Chairman and its counsel with regard to the status of negotiations between representatives of the Special Committee and Trefoil and its counsel. Negotiations were stalled during a portion of the period from the Special Committee's last meeting held on November 7 due to a number of open issues between the parties, particularly restrictions on the Company paying dividends on or repurchasing common stock, antidilution protections, treatment in the case of extraordinary transactions, registration rights, restrictions on Trefoil selling shares of Series A Preferred Stock prior to closing, Trefoil's assessment of what would be the effective date of acquisition under the federal securities laws, termination rights, date of the special shareholders meeting, payment of expenses associated with the transactions, voluntary redemption and payment of dividends by PIK or cash. The Special Committee reviewed an updated term sheet for the proposed Share Exchange Proposal and a lengthy discussion regarding the terms of the proposed transaction took place. A representative of Sutro informed the Special Committee that its analysis of the Share Exchange Proposal had not changed since its presentation at the October 30, 1995 meeting. The Special Committee then asked its counsel and its Chairman to discuss and attempt to resolve the remaining open issues with Trefoil, which included the amount and method of payment for accrued but unpaid dividends, the conversion price, voting rights and timing and method for voluntary redemption.

     The Special Committee has considered the feasibility and possibility of obtaining a significant equity investment from a third party, or of refinancing the Company's obligations in respect of the Series A Preferred Stock, and has determined, based in part on its several discussions with representatives of its financial advisor, Sutro, as well as on discussions with management of the Company, that it is extremely unlikely that the Company could successfully complete either type of transaction on terms that would be more attractive, taken as a whole, to the holders of Common Stock than the Share Exchange Proposal. Therefore, the Special Committee ultimately concluded that the Share Exchange Proposal is the most acceptable, if not the only, viable alternative available to the Company.


     At a meeting held on December 12, 1995, after a review of all factors it deemed relevant and based, in part, on the fairness opinion received from Sutro, the Special Committee unanimously approved the Share Exchange Proposal. See-- "Reasons for the Transaction" below, for a detailed discussion of all relevant factors considered by the Special Committee. On December 12, 1995, Trefoil and the Company agreed upon and accepted the terms of the proposed exchange.

REASONS FOR THE TRANSACTION

     The Special Committee believes that the Share Exchange Proposal, taken as a whole, is fair to, and in the best interest of, the Company and its common shareholders. In arriving at its decision, the Special Committee considered, among other things, the following factors:

     (1) The Company has failed to make its last four scheduled dividend payments on the Series A Preferred Stock, and is obligated to make a required redemption payment on the Series A Preferred Stock in August 1996. It is unlikely that the Company will be able to generate sufficient funds from the equity or debt markets to satisfy its redemption obligations under the Series A Preferred Stock on terms which are likely to be more acceptable to the Company and its common shareholders than those contained in the Share Exchange Proposal. Therefore, if the Share Exchange Proposal is not consummated, and if Trefoil were to seek to enforce the mandatory redemption obligation (and it has given the Company no assurances that it will not do so), the Company may be required to seek protection under federal or state or similar bankruptcy laws. In such a case, while the ultimate recovery by existing common shareholders is uncertain, the Company believes that it is likely that existing common shareholders would be significantly diluted or possibly lose all of their existing investment in the Company. The Share Exchange Proposal, in addition to preserving the Company's cash and cash equivalents balances, offers existing common shareholders the ability to maintain an ongoing equity investment in the Company at a level of ownership that may be, but is not necessarily, in excess of that available if the Company were to seek protection in a bankruptcy proceeding;

     (2) The Special Committee reviewed information concerning the Company's business and operations, prospects, financial performance, financial condition and value (including a discussion regarding likely liquidation values of the Company's assets), and evaluated the impact of the Share Exchange Proposal, on a pro forma basis, on the Company's consolidated income statement and consolidated balance sheet. In addition, the mandatory redemption feature of the Series A Preferred Stock results in the Series A Preferred Stock being treated for a variety of purposes as debt rather than equity. The exchange of the Series A Preferred Stock for a security that is treated solely as equity will improve the Company's balance sheet, and should improve its ability to obtain credit;

     (3) The fact that the Company is currently in arrears in respect of its dividend obligations regarding the Series A Preferred Stock, and the concern over the Company's ability to meet its mandatory redemption obligations, fosters negative speculation regarding the financial status of the Company, which may have an adverse impact on the Company's relationships with suppliers and customers, and on the market price of the Company's publicly traded securities;

     (4) Eliminating certain financial obligations to the holders of the Series A Preferred Stock may have a positive impact on the Company's ability to successfully grow its operations;

     (5) The Company's current capital structure may be having an adverse affect on the market price of the Company's publicly traded securities;


     (6) The conversion price per share ($6.75) of the Series B Preferred Stock represents a substantial premium over the current market value of the Common Stock, which was traded at $1-5/8 per share on December 11, 1995 (closing price on the New York Stock Exchange (the "NYSE"));

     (7) Accrued dividends on the Series A Preferred Stock must be paid by the Company in cash, whereas dividends on the Series B Preferred Stock will be payable for the quarters ending on or before November 30, 1996, at the Company's option, in additional shares of Series B Preferred Stock. This will help preserve the Company's cash balances, and in the event such Series B Preferred Stock is converted, it will be at a price of $6.75 per share, which is substantially in excess of the current market price. In addition, because the Company is in arrears on its dividend obligations in respect of the Series A Preferred Stock, the Company is currently accruing an increased rate of interest of 8.625% on all accrued and unpaid dividends. If the Exchange is consummated, the rate of interest on those dividends would reduce to 7.5% per annum during the period beginning December 1, 1995 and ending on the date of closing of the Exchange. Moreover, upon consummation of the Share Exchange Proposal, the Company will have satisfied its dividend obligations with respect to the Series A Preferred Stock and will be current in its payments of dividends on the Series B Preferred Stock;

     (8) Alternatives for creation of common shareholder value by a sale of the Company to third parties, or by obtaining a significant equity investment from third parties, appear to be severely limited by the Company's significant outstanding liabilities and obligations to the holders of the Series A Preferred Stock;

     (9) The need for management to address the Company's current failure to pay dividends on the Series A Preferred Stock, and its likely inability to satisfy the mandatory redemption obligations, continues to be a significant diversion of management time and attention which could be better utilized for the operations of the Company and the corporate restructuring program;

     (10) The opinion of Sutro as to the fairness of the terms of the Share Exchange Proposal, from a financial point of view, to the common shareholders of the Company (other than Trefoil); and

     (11) The terms and conditions of the proposed Share Exchange Proposal, taken as a whole, and the agreements contemplated thereby, represent the most acceptable available alternative for the Company.

     In view of the wide variety of factors considered in connection with its evaluation of the Share Exchange Proposal, the Special Committee did not find it practicable to, and generally did not, quantify or otherwise assign relative weights to the individual factors considered in reaching its determinations.

FAIRNESS OPINION



     The Special Committee retained Sutro to provide a fairness opinion on the proposed issuance of Series B Convertible Preferred Stock in exchange for all issued and outstanding shares of Series A Cumulative Convertible Preferred Stock based on Sutro's qualifications, experience and reputation.


     Sutro has rendered to the Committee, its written Fairness Opinion, dated December 12, 1995, that based upon its analysis and review, and subject to certain assumptions, the consideration to be provided by the Company pursuant to the terms of the Share Exchange Proposal is, from a financial point of view, fair to the common stockholders of the Company (other than Trefoil) (the "Fairness Opinion").

     The full text of the Fairness Opinion, which sets forth assumptions made, matters considered, and limitations on the review undertaken is reproduced in full as Appendix IV to this Proxy Statement, and should be read in its entirety for information with respect to Sutro's background and experience, procedures followed, as well as assumptions made in rendering such Fairness Opinion.



     In rendering the Fairness Opinion, Sutro performed its due diligence to fully estimate the Company's financial and operational position. As part of its due diligence activities Sutro (i) interviewed senior management of the Company to discuss past, current and future operations and financial conditions,
(ii) visited the Company's headquarters in Santa Monica, California, (iii) engaged in the review of available public industry and economic information,
(iv) held discussions with legal counsel for the Company and the Special Committee, and (v) reviewed and analyzed certain audited financial statements and other information relating to the Company.


     In rendering the Fairness Opinion, Sutro also performed financial analysis to determine the Company's current and future valuation based on financial projections provided by the Company. With regard to the financial projections, Sutro assumed that they were reasonably prepared reflecting the best currently available estimates and good faith judgments of the Company's management as to the future performance of the Company. The valuation of the Company was developed using several approaches including comparing the Company to publicly traded companies which Sutro deemed most comparable and discounting the Company's projected cash flows by multiples and discount rates applicable in the economic and financial environment prevailing as of the valuation date.


     In rendering the Fairness Opinion, Sutro's analysis of the fairness of the Share Exchange Proposal for common stockholders also included the review of the financial terms, to the extent publicly available, of certain transactions containing comparable aspects and the consideration of the potential alternatives to the proposed transaction.


     The following is a summary description of the analysis performed on the matters considered by Sutro in determining its opinion. The following does not purport to be a complete description of the analysis performed. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Furthermore, in determining its opinion, Sutro did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Therefore, Sutro's analysis must be considered as a whole.


Analysis of Comparable Publicly Traded Companies


     This valuation approach examines the market value of publicly traded comparable companies as a multiple of their latest twelve months and projected performance to derive an implied valuation of the equity of the Company. Sutro examined the universe of public companies which could be considered similar to the Company. However, there are no companies with exactly the same investment risks, and financial and operating characteristics of the Company. Comparable companies were identified based on similar business characteristics, product lines, customer bases, and operating strategies which would be construed by the investment community to be in the same industry class for analytical purposes. Sutro identified eleven (11) companies which an investor could consider to be comparable and are the basis for the valuation multiple analysis.


     The eleven companies were the following: Converse, Inc., Fila Holdings, S.p.A., Florsheim Shoe Co., Hyde Athletic Industries, Inc., K-Swiss, Inc., Lacrosse Footwear, Inc., NIKE, Inc., Penobscot Shoe Co., Reebok International Ltd., Stride Rite Corporation and Vans, Inc.


     The price to latest twelve month's earnings (P/E) ratio for comparable companies showed a low of 6.7x earnings, a high of 47.8x earnings, with an average and median of 17.4x and 12.9x earnings respectively. With respect to estimated 1995 P/E at the time of the analysis, the low was 8.6x earnings, the high was 68.8x earnings, average and median were 22.1x and 15.3x earnings, respectively. With respect to estimated 1996 earnings, the P/E ratios resulted in a low of 7.5x earnings, a high of 22.0x earnings, and an average and median of 11.8x and 9.3x earnings, respectively. It is not possible to generate any meaningful valuation for L.A. Gear based upon these P/E ratios because the Company has not been profitable in the recent past.




Discounted Cash Flow Analysis


     Discounted cash flow ("DCF") analysis estimates a company's value based on its ability to generate cash (its "free cash flow"). The DCF method determines the value of the company based upon discounting the future free cash flows at an estimated cost of capital. The three key variables that are used when determining the valuation are (i) projected free cash flows, (ii) terminal values representing the sum of the present value of tax effected operating free cash flow, and (iii) cost of capital as approximated by examining the cost of equity capital of comparable public companies through the use of the Capital Asset Pricing Model. Sutro analyzed the sum of (i) the present value of tax-effected, unleveraged free cash flow for the projected years 1995 and 1996, using discount rates of 8.0% to 12.0% plus (ii) the estimated terminal value (discounted to present value) based on EBITDA exit multiples of 9x to 11x less
(iii) net debt (including credit facility, subordinated debt, and convertible preferred stock). The discounted cash flow analysis implied a non-meaningful (negative) value for the Company based on all multiples and discount rate sensitivities used to determine the approximate value of the Company.


Analysis of Other Transactions


     In order to analyze the fairness of the Share Exchange Proposal, Sutro researched and analyzed the financial terms, to the extent possible, of transactions which contained similar characteristics of the proposed transaction. While none of these transactions are truly comparable to the Share Exchange Proposal with the same financial and operating characteristics of the entities involved in these precedent transactions, they provided a useful background for evaluating the Share Exchange Proposal.


Research
--------


     In order to find a representative universe of transactions, Sutro's research was done utilizing established sources including the research resources of the Securities and Exchange Commission based on the following parameters:
(i) transactions which involved a recapitalization of the whole company or specific securities, (ii) transactions which involved preferred securities which were exchanged, given, or totally eliminated, (iii) transactions involving restructurings which specifically involved a reduction in conversion price in the creation of a new security and (iv) transactions which occurred in the last seven years.


     After extensive research, Sutro did not find a "pure" comparable transaction which involved the same situation or terms contemplated in the Transaction. However, Sutro identified a universe of ten (10) transactions which had similar characteristics to the terms of the Share Exchange Proposal. The transactions involved companies in different industries with distinct capital structures, capital needs, and in most cases, facing the possibility or certainty of bankruptcy or default if the transaction was not consummated.


     The structure of the identified transactions involved the exchange, elimination, and in some cases, the creation of new preferred securities. See--Appendix VII for a summary description of each of these transaction.


     Among the results of the identified restructurings were the following:

Dilution of Common Stockholders
-------------------------------


     In all transactions reviewed, except one, the proposed transaction created dilution as reflected in the significant percentage change in the equity ownership of the common stockholders. The transactions resulted in an average change in ownership of 80% for the group. After the consummation of the Exchange, common stockholders of the Company would experience 14% dilution to their equity ownership as a result of the reduced conversion price. This dilution represents significantly less dilution than observed for the comparable transactions analyzed.


Other Characteristics
---------------------


     In some transactions, arrearage, redemption, and anti-dilution provisions were eliminated altogether. In the Share Exchange Proposal, mandatory redemption, super anti-dilution provisions and super voting rights will be eliminated to the benefit of the common stockholder. Some of the transactions examined also included changing the method of payment of dividends ranging from cash and payment in kind ("PIK") arrangements to temporary elimination of the payment of dividends for one to two years. In the proposed Exchange, a one-year PIK is created in lieu of cash payment providing an additional benefit to the common stockholder.


     As indicated by the results of the transaction search, companies have tailored their restructuring to address their particular capital liquidity and stockholders needs. In most cases, the possibility of bankruptcy, lack of cash flow, or default on debt or other liability, dictated the outcomes and structures of new or exchanged securities in order to ensure the entity remained an ongoing concern.

     Sutro advised the Special Committee that the negotiated terms of the Exchange being proposed to Trefoil in exchange for Series A Cumulative Convertible Preferred Stock are consistent with the outcomes and restructurings observed by Sutro in the ten transactions reviewed, with the exception of dilution to the Company's stockholders which is significantly less in the proposed transaction than in substantially all of the transactions reviewed.


Potential Alternatives


     In rendering this opinion, Sutro also considered other capital raising alternatives. Sutro concluded that based on the Company's current and projected financial condition, with the impending mandatory redemption of the Series A Cumulative Convertible Preferred Stock, it would be extremely difficult to raise new capital in the equity debt markets, pursue a sale of the Company, or obtain significant equity investment from a private investor at more favorable terms than those proposed in the Share Exchange Proposal.


Other Matters


     No limitations were imposed by the Special Committee on the scope of Sutro's investigation. The Company has paid Sutro a fee of $100,000 for its services as financial advisor ($25,000 upon retention and $75,000 upon delivery of its fairness opinion). The Company has also agreed to reimburse Sutro for its out-of-pocket expenses, including counsel fees, and to indemnify Sutro against certain liabilities.


BOARD OF DIRECTORS


     Exercising its own judgment, the Board considered the recommendation of the Special Committee and the Fairness Opinion and acting thereon, without undertaking a separate analysis of the proposed transaction, approved the Share Exchange Proposal. All of the factors considered by the Special Committee and the weight given to those factors are set forth in detail above under "Reasons for the Transaction."

                            SHARE EXCHANGE PROPOSAL

     Certain aspects of the Share Exchange Proposal, including the terms of the Series B Preferred Stock and the Exchange Agreement, are summarized below. The summary does not purport to be complete and is qualified in its entirety by reference to the Exchange Agreement which is attached as Appendix I to this Proxy Statement, to the Certificate of Determination for the Series B Preferred Stock annexed hereto as Appendix II (the "Certificate of Determination"), and to the amendment to the Registration Rights Amendment, dated as of May 27, 1991 between the Company and Trefoil (the "Registration Rights Amendment") attached as Appendix III, the full text of each of which is incorporated herein by reference. Shareholders are urged to read the Exchange Agreement, the Certificate of Determination and the Registration Rights Amendment, in their entirety .

                          THE SHARE EXCHANGE PROPOSAL


     The shareholders of the Company will be asked at the Meeting to consider and act upon the Share Exchange Proposal. Pursuant to the Exchange Agreement, in exchange for 1,000,000 shares of Series A Preferred Stock (constituting all of the authorized and outstanding shares of the Series A Preferred Stock) and all accrued and unpaid dividends thereon, the Company will issue and deliver to the holders of Series A Preferred Stock (i) 1,000,000 shares of Series B Preferred Stock, plus (ii) an additional number of shares of Series B Preferred Stock equal to the Arrearage Amount divided by 100. For purposes of determining the Arrearage Amount, the amount of accrued and unpaid dividends shall be equal to the sum of (i) dividends accrued and unpaid through November 30, 1995, plus (ii) additional dividends, accruing at a rate of 7.5% per annum during the period beginning December 1, 1995 and ending on the closing date (the "Interim Period"), on any dividends on the Series A Preferred Stock which were accrued and unpaid as of November 30, 1995, plus (iii) current dividends accruing and becoming payable on the Series A Preferred Stock during the Interim Period, which shall accrue at the rate of 7.5% per annum during the Interim Period. As of the date hereof, the parties anticipate consummating the Share Exchange Proposal (the "Closing") approximately three business days after the Meeting, assuming the prior satisfaction or waiver of all of the other conditions to Closing set forth in the Exchange Agreement.

     The Series B Preferred Stock will provide for powers, rights and preferences which differ from those of the Series A Preferred Stock in a number of important respects, including but not limited to, elimination of the mandatory redemption obligation, changes in voting rights with respect to elections of directors and other matters, and revisions to the anti-dilution adjustment provisions. See "--Material Differences Between the Series A Preferred Stock and the Series B Preferred Stock" in this section.

PRINCIPAL TERMS OF THE SERIES B PREFERRED STOCK

     Set forth below is a brief summary of the principal terms of the Series B Preferred Stock. The summary is qualified in its entirety by reference to the full description of the rights, preferences and privileges of the Series B Preferred Stock set forth in the Certificate of Determination annexed hereto as Appendix II.

     Dividends

     The Certificate of Determination of the Series B Preferred Stock will provide for the issuance of approximately 1,108,000 shares of the Series B Preferred Stock, on the terms set forth therein. The Series B Preferred Stock will have a liquidation preference of $100 per share plus accrued and unpaid dividends and will accrue dividends, on a cumulative basis, at a rate of 7.5% per year (compounding at 8.625% per year on dividends accrued and unpaid when due, if any). Dividends payable for the quarterly periods ending on or before November 30, 1996 will be payable, at the Company's option, in either cash or additional shares of Series B Preferred Stock valued at $100 per share (the "Stated Value"); thereafter, dividends on the Series B Preferred Stock will be payable in cash. The Series B Preferred Stock is not entitled to any dividends or other distributions except as provided in the Certificate of Determination. The Series B Preferred Stock will rank senior to the Common Stock and, except as approved by the vote of the Series B Preferred Stock, voting separately as a class, to any other class or series of the Company's capital stock.

     The Series B Preferred Stock will be perpetual, with no mandatory redemption requirement. The Company may, at its option, redeem, in whole or in part, shares of the Series B Preferred Stock, at a redemption price equal to the Stated Value, at any time provided that dividends payable on the Series B Preferred Stock have been paid in full and the then Current Market Price (as defined in the Certificate of Determination for the Series B Preferred Stock, which definition is the same as that used in the Restated Articles of Incorporation with respect to the Series A Preferred Stock) of the Common Stock is equal to at least 150% of the then current Series B conversion price for thirty consecutive Trading Days (as defined in the Certificate of Determination).


     Whenever quarterly dividends payable on shares of Series B Preferred Stock are not paid in full, until all unpaid dividends payable shall have been paid in full, or if, prior to June 1, 1997, the affirmative vote of the holders of at least a majority of the outstanding shares of Series B Preferred Stock voting as a class shall not have been obtained, the Company may not (A) declare or pay dividends or make any other distributions (the "Junior/Parity Distributions") on any shares of (i) Common Stock and any other capital stock of the Company which ranks junior as to dividends to the Series B Preferred Stock (the "Junior Dividend Stock"), other than dividends or distributions payable in Junior Dividend Stock or (ii) any capital stock of the corporation ranking on a parity as to dividends with the Series B Preferred Stock (the "Parity Dividend Stock"), except dividends or distributions payable in Junior Dividend Stock and dividends or distributions paid ratably on the Series B Preferred Stock and all Parity Dividend Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all shares of the Series B Preferred Stock and such Parity Dividend Stock are then entitled, and (B) redeem, purchase or make any other acquisition (the "Junior/Parity/Series B Preferred Stock

Acquisition") of (i) any shares of Junior Dividend Stock or the Common Stock and any other capital stock of the Company which ranks junior upon liquidation, dissolution or winding up to the Series B Preferred Stock or Parity Dividend Stock or any capital stock of the Company ranking on a parity upon liquidation, dissolution or winding up with the Series B Preferred Stock, subject to certain exceptions, or (ii) any shares of Series B Preferred Stock, except those surrendered for conversion or redeemed in accordance with the provisions of the Certificate of Determination.

     Voting

     The Series B Preferred Stock will vote together with the Common Stock on all matters submitted to a vote of the holders of the Common Stock, with voting power equal to the number of shares of Common Stock into which the Series B Preferred Stock is then convertible. In addition, the Series B Preferred Stock will have the right to vote as a separate class with respect to the authorization or issuance of any additional shares of Series B Preferred Stock or the creation of any class or series of the Company's capital stock which would rank senior to or on a par with the Series B Preferred Stock, or with respect to any other action that would adversely affect the rights, preferences and privileges of the Series B Preferred Stock.

     Conversion


     The Series B Preferred Stock will be convertible into shares of the Common Stock at an initial conversion ratio of 14.815 shares of Common Stock per share of Series B Preferred Stock (the "Series B Conversion Ratio") (an effective conversion price of $6.75 per share), subject to adjustment upon the occurrence of certain dilutive events, including, but not limited to, (i) the issuance of shares of the Company's Common Stock at a price or for property with a fair market value of less than the then Current Market Price (calculated as provided in the Certificate of Determination) of the Common Stock, (ii) the payment of a dividend or the making of a distribution on the outstanding shares of Common Stock in shares of Common Stock, (iii) the subdivision of the outstanding shares of Common Stock, or (iv) the issuance, by reclassification of the shares of Common Stock, of any shares of capital stock of the Company. Accrued and unpaid dividends on the Series B Preferred Stock will be payable at the time of conversion of shares of Series B Preferred Stock during the period ending on November 30, 1996, at the Company's option, in either cash or in additional shares of Common Stock valued at the Series B Conversion Price, and thereafter in cash; provided, however, that if the Company is required to pay such accrued and unpaid dividends in cash and fails to do so, such dividends will continue to be treated as accrued and unpaid dividends until paid.

MATERIAL DIFFERENCES BETWEEN THE SERIES A PREFERRED STOCK AND THE SERIES B PREFERRED STOCK

     Set forth below is a summary of the material differences between the Series A Preferred Stock and the Series B Preferred Stock. The description of the rights, preferences and privileges of the Series A Preferred Stock and the Series B Preferred Stock are qualified in their entirety by reference to the Certificate of Determination annexed hereto as Appendix II and to Article Four of the Company's Restated Articles of Incorporation annexed hereto as Appendix V which contains the terms and conditions of the Series A Preferred Stock, the full text of each of which is incorporated herein by reference.

     Redemption

          Mandatory. The Series A Preferred Stock is subject to mandatory redemption, requiring the Company to redeem 350,000 shares on August 31, 1996 and 162,500 shares on August 31st of each year thereafter until all shares have been redeemed. The Series B Preferred Stock has no rights to mandatory redemption.

          Optional. The Company has the option to redeem shares of the Series A Preferred Stock, in whole or in part, in integral multiples having an aggregate Stated Value of at least $15,000,000, at any time provided that all dividends payable on the Series A Preferred Stock have been paid in full and the then Current Market Price of the Common Stock is equal to at least 175% (currently $17.50 per share) of the conversion price of the Series A Preferred Stock (the "Series A Conversion Price") for thirty consecutive Trading Days. The terms of the Series B Preferred Stock provide that the Company may, at its option, redeem shares of the Series B Preferred Stock, in integral multiples having an aggregate Stated Value of at least $5,000,000, at any time provided that all dividends payable on the Series B Preferred Stock have been paid in full and the then Current Market Price of the Common Stock is equal to at least 150% (currently $10.125) of the conversion price of the Series B Preferred Stock (the "Series B Conversion Price") for thirty consecutive Trading Days.

     Voting Rights

          Voting Together with the Common Stock and Election of Directors. The Series A Preferred Stock is entitled to vote with the Common Stock, on an as converted basis, on all matters other than the election of directors. The Series A Preferred Stock, voting as a separate class, is entitled to elect three directors of the Company, as long as an aggregate value of at least $25,000,000 in shares of Series A Preferred Stock are issued and outstanding and as long as Trefoil owns beneficially or of record no less than a majority of the then outstanding shares of Series A Preferred Stock. In addition, if the dividends payable on the Series A Preferred Stock are accrued and unpaid in an amount equal to three full quarterly dividends or if the mandatory redemption obligations are not satisfied, the holders of Series A Preferred Stock, voting as a separate class, are entitled to elect four additional directors of the Company (expanding the Board from ten directors to fourteen, and entitling the holders of Series A Preferred Stock to elect seven of the fourteen directors). The holders of the Series A Preferred Stock are entitled to such additional directors until all unpaid dividends are paid or the mandatory redemption obligations are satisfied, as the case may be. Dividend payments for the last four full quarters have not been paid on the Series A Preferred Stock, and the holders of the Series A Preferred Stock currently have the right to elect four additional directors. The holders of the Series A Preferred Stock have not yet exercised this right, and pursuant to the terms of the Exchange Agreement have agreed not to exercise it as long as the Exchange Agreement is not terminated.

          The Series B Preferred Stock, voting as a separate class, will not be entitled to elect any directors of the Company. Instead, the Series B Preferred Stock would vote together with the Common Stock, on an as converted basis, on all matters submitted to a vote of the holders of the Common Stock (including the election of directors), with voting power equal to the number of shares of Common Stock into which the Series B Preferred Stock is then convertible.


          The percentage of voting power of the Company's Common Stock represented by the Series A Preferred Stock, on an as converted basis, is approximately 33.4%. As a result of the Exchange, and in particular the decrease in the conversion price, the percentage of voting power of the Common Stock represented by Trefoil as the holder of the Series B Preferred Stock, on an as converted basis ((i) including 1,000,000 shares of Common Stock currently held by Trefoil and assuming Trefoil does not sell its shares of Common Stock, or purchase additional shares, (ii) giving effect to the exchange for shares of Series B Preferred Stock of all accrued and unpaid dividends on the Series A Preferred Stock through the closing date and (iii) assuming that all dividends in respect of the Series B Preferred Stock until November 1996 are paid in additional shares of stock) will be approximately 45.3%. This represents a significant increase in voting power from the Series A Preferred Stock to the Series B Preferred Stock. As stated above, the Series B Preferred Stock will have the right to vote with the Common Stock on all matters submitted to the Common Stock for voting, including the election of directors. Accordingly, the holders of the Series B Preferred Stock will effectively have the right to determine the outcome of all matters submitted to the Common Stock for voting, including the election of directors. Pursuant to California's cumulative voting provisions for directors, the holders of the Series B Preferred Stock would be able to elect at least four directors of the Company's ten directors, and Trefoil due to its ownership of the additional 1,000,000 shares of Common Stock would, as a practical matter, be able to elect at least five of the Company's ten directors (assuming Trefoil does not sell its shares of Common Stock, or purchase additional shares).

          Rights to Vote as a Separate Class on Matters Other than the Election of Directors. The Series A Preferred Stock has the right, voting as a separate class, to vote with respect to many business decisions typically within the sole discretion of the Board of Directors of the Company. The matters upon which the Series A Preferred Stock currently has the right to vote, as long as shares of Series A Preferred Stock having an aggregated Stated Value of $25,000,000 remain outstanding and with respect to certain of the matters, as long as Trefoil owns beneficially or of record no less than a majority of the then outstanding shares of the Series A Preferred Stock, include, among other matters: (i) engaging in or consummating any extraordinary transaction, including, without limitation, any reorganization, recapitalization, liquidation, dissolution or winding up of the Company or any merger of the Company with or into any other corporation where the surviving corporation would have stock ranking prior to, or on a parity with, the Series A Preferred Stock; (ii) any material change in the nature of the business of the Company and its subsidiaries; (iii) any material alteration, amendment or modification of its credit facility providing for working capital borrowings and letters and credit; and (iv) the adoption and any material amendment or modification of the Operating Plan (as defined in the Company's Restated Articles of Incorporation) for each fiscal year of the Company and its subsidiaries.

     See the Company's Restated Articles of Incorporation, attached hereto as Appendix V, Article III, Section 3 for a complete list of the matters upon which the Series A Preferred Stock is entitled to vote.

     The Series B Preferred Stock will have the right to vote as a separate class only with respect to the authorization or issuance of any additional shares of Series B Preferred Stock or the creation of any class or series of the Company's capital stock which would rank senior to or on a parity with the Series B Preferred Stock, with respect to any other action that would adversely affect the rights, preferences and privileges of the Series B Preferred Stock, and until June 1, 1997, with respect to the declaration or payment of any Junior/Parity Distributions or the making of any Junior/Parity/Series B Preferred Stock Acquisitions.

     Conversion

          Conversion Price. The Series A Preferred Stock currently is convertible into shares of Common Stock at its initial Series A Conversion Ratio of 10 shares of Common Stock per share of Series A Preferred Stock (an effective Series A Conversion Price of $10.00 per share), subject to adjustment upon the occurrence of certain dilutive events. The Series B Preferred Stock would be convertible into shares of the Common Stock at an initial Series B Conversion Ratio of 14.815 shares of Common Stock per share of Series B Preferred Stock (an effective Series B Conversion Price of $6.75 per share), subject to adjustment upon the occurrence of certain dilutive events.

          Anti-Dilution Adjustments. The Series A Conversion Ratio and the Series B Conversion Ratio are each subject to adjustment upon the occurrence of certain events, including the payment of any dividend or distribution, subdivision, combination or reclassification resulting in a change in the number of shares of Common Stock outstanding. The conversion ratios of the preferred stock are also subject to adjustment upon the issuance of new shares of Common Stock (or rights, warrants or other securities convertible into or exchangeable for shares of Common Stock) for cash or property with a fair market value per share, in the case of the Series A Preferred Stock, equal to less than the Series A Conversion Price or, in the case of the Series B Preferred Stock, equal to less than the then Current Market Price. Currently, under the terms of the Series A Preferred Stock, if the Company were to issue new Common Stock for less than $10 per share (the Series A Conversion Price), with certain exceptions, an anti-dilution adjustment would be made. After the exchange of the Series A Preferred Stock for Series B Preferred Stock, the Company would be able to issue new Common Stock at the Current Market Price ($___ per share as of the close of market as of two business days prior to the date hereof), with certain exceptions, without triggering an anti-dilution adjustment.


          The exceptions to the anti-dilution provisions for the Series A Preferred Stock and the Series B Preferred Stock are very similar and would allow the Company to issue new stock without triggering anti-dilution adjustments where shares are issued (i) which require an adjustment in the Conversion Ratio, in connection with a stock distribution or stock dividend,
(ii) pursuant to employee benefit or stock option plans or programs (or, in the case of the Series B Preferred Stock, any employment or option agreement with an officer hired after the issue date of the Series B Preferred Stock and approved by the Board of Directors), (iii) under any option, warrant, right or convertible security outstanding at the time of issuance of the Series A or Series B Preferred Stock, as the case may be, or (iv) pursuant to the establishment of a joint venture. The Series B Preferred Stock would also allow the Company to issue new stock without triggering an anti-dilution adjustment where shares are issued to (a) effect an acquisition or (b) as part of a public offering .

          In addition, pursuant to the terms of the Series B Preferred Stock, the issuance by the Company of (i) Common Stock or convertible securities in connection with an arm's length acquisition from an unaffiliated third party of all or any portion of a business as a going concern, or (ii) Common Stock or convertible securities issued in a bona fide public offering pursuant to a firm commitment underwriting, will not entitle the holders of the Series B Preferred Stock to an anti-dilution adjustment in the Series B Conversion Price.

          In the event of a merger, consolidation or reorganization of the Company in which the Company is not the surviving corporation, the terms of the Series A Preferred Stock provide that the holders of the Series A Preferred Stock can demand to receive consideration different from the holders of the Common Stock, provided that if the consideration receivable by the holders of Common Stock is equal to at least 175% of the conversion price for the Series A Preferred Stock, the Series A Preferred Stock will receive the same consideration, on an as converted basis, as the Common Stock (the "Equal Consideration Exception"). The holders of Series B Preferred Stock will continue to have the same right as the holders of Series A Preferred Stock to demand different consideration, however the Equal Consideration Exception is triggered when the consideration receivable is equal to at least 125% of the conversion price for the Series B Preferred Stock. Despite the foregoing rights, given the voting power held by the holders of the Series B Preferred Stock, it is extremely unlikely that any such transaction could occur without the approval of the holders of the Series B Preferred Stock upon terms agreeable to such holders. See "--Anti-Takeover Effects of the Exchange."

          Payment of Accrued and Unpaid Dividends upon Conversion. The terms of the Series A Preferred Stock and the Series B Preferred Stock each provide that upon the conversion of preferred stock into Common Stock, the holder of the shares of preferred stock being converted is entitled to receive cash in an amount, or shares of Common Stock valued at the conversion price, equal to the accrued and unpaid dividends on such shares of preferred stock. The Series A Preferred Stock provides that the decision to accept cash or shares of Common Stock shall be made by the holder of the Series A Preferred Stock, and that if cash is elected but the Company fails to pay such amounts because funds are not legally available, that the Company must pay suchamounts promptly upon such funds becoming legally available. The Series B Preferred Stock provides that the decision to pay such accrued and unpaid dividends in cash or shares of Common Stock shall be at the Company's option during the period ending on November 30, 1996 and thereafter at the holder's option in the event the Company fails to make any such cash payment when due. During any period after a conversion of Series B Preferred Stock when the Company has not paid any such dividends in cash after the holder has elected a cash payment, such unpaid dividends are treated as dividends in arrears for all purposes, including compounding at the default rate, until paid.

          Conversion Premium at time of Acquisition. At the time Trefoil entered into the agreement pursuant to which it initially acquired the shares of Series A Preferred Stock, the Series A Conversion Price represented a discount to the then current market price of the Common Stock of 5%, and at the time the acquisition of the Series A Preferred Stock was consummated by Trefoil, the Series A Conversion Price represented a discount to the then current market price of the Common Stock of 20%. The Series B Conversion Price represented a conversion premium of 315% over the closing price of the Common Stock on the NYSE on December 11, 1995, the day prior to the signing of the Exchange Agreement.

     Dividend Rights

          Form of Payment. All dividends on the Series A Preferred Stock are payable in cash. Dividends payable on the Series B Preferred Stock for the quarterly periods ending on or before November 30, 1996 are payable, at the Company's option, in cash or in additional shares of Series B Preferred Stock, valued at $100 per share. After November 30, 1996, dividends on the Series B Preferred Stock will be payable in cash.

     Registration Rights


     The Series A Preferred Stock is not publicly listed on any securities exchange and the holders thereof do not have any rights to request registration of the Series A Preferred Stock. Pursuant to a Registration Rights Agreement dated May 27, 1991 between the Company and Trefoil (the "Registration Rights Agreement"), the holders of the Series A Preferred Stock have the right to request registration of the underlying shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock. The Series B Preferred Stock would also not be publicly listed on any securities exchange. However, pursuant to the proposed amendments to the Registration Rights Agreement the holders of Series B Preferred Stock (in addition to having the right to request registration of the underlying shares of Common Stock issued or issuable upon conversion of the Series B Preferred Stock) may request registration under the Securities Act of 1933, as amended (the "Securities Act") of all or part of such holder's shares of the Series B Preferred Stock, which requests shall count against the total allowable number of requests for registration of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock.

     Certain Restrictions

     The Series A Preferred Stock provides that whenever quarterly dividends have not been paid in full in respect to the Series A Preferred Stock, the Company may not redeem, purchase or otherwise acquire for consideration any shares of any capital stock ("Parity Liquidation Stock") of the Company ranking on a parity upon liquidation, dissolution or winding up with the Series A Preferred Stock, with certain exceptions, including that the Company may redeem, purchase or otherwise acquire shares of Parity Liquidation Stock pursuant to any mandatory redemption, put, sinking fund or other similar obligation (the "Put Exception"). Because the Series B Preferred Stock will be perpetual and not redeemable, the Put Exception for mandatory redemptions, puts, sinking funds or similar obligations is inapplicable to the Series B Preferred Stock, and has not been included in the terms of the Certificate of Determination with respect to the Series B Preferred Stock.

THE EXCHANGE AGREEMENT


     Set forth below are the material terms of the Exchange Agreement and the Registration Rights Amendment. The following discussion is qualified in its entirety by reference to the Exchange Agreement which is attached as Appendix I hereto and the Registration Rights Amendment which is attached as Appendix III hereto, each of which is incorporated herein by such reference.

     Election of Additional Directors

     Trefoil has agreed that until termination of the Exchange Agreement, it will not exercise the right, as set forth in Article Three, Section 3.d.(i) of the Company's Restated Articles of Incorporation and triggered by the non-payment of dividends payable in an amount equal to three full quarterly dividends, to elect four directors in addition to the three directors to which the Series A Preferred Stockholders are currently entitled.

     Certain Anti-Dilution Adjustments

     The Company has agreed that if, at any time during the period between the date of execution of the Exchange Agreement and the Closing (the "Adjustment Period"), the Company shall issue any shares of Common Stock (or rights, warrants or other securities convertible into Common Stock) or make any distributions to holders of Common Stock under circumstances which would have required an adjustment to the Conversion Price and the Conversion Ratio (as such terms are defined in the Certificate of Determination) pursuant to Section 8.g.(2) of the Certificate of Determination if the Series B Preferred Stock had been issued at the beginning of the Adjustment Period, then the Conversion Price and the Conversion Ratio in the Certificate of Determination as filed with the Secretary of State of the State of California shall be adjusted, prior to the Closing, in respect of such issuance as if the Series B Preferred Stock had been outstanding at the beginning of the Adjustment Period.

     Sale of Series A Preferred Stock

     Under the terms of the Exchange Agreement, Trefoil has agreed that, other than the transfer contemplated by the Exchange Agreement, Trefoil will not, until termination of the Exchange Agreement, directly or indirectly sell, transfer, assign or otherwise dispose of, or pledge, grant any option or security interest with respect to, or otherwise encumber its shares of Series A Preferred Stock. However, Trefoil may sell or enter into an agreement to sell its shares of Series A Preferred Stock at any time prior to the twentieth day prior to April 9, 1996 (a "Transfer") if: (i) the person so acquiring shares of Series A Preferred Stock (the "Transferee") agrees in writing to be bound by the terms of the Exchange Agreement, (ii) the Transfer will not impede or delay in any material respect consummation of the transactions contemplated under the Exchange Agreement, and (iii) Trefoil agrees in writing to remain liable hereunder for any breach of its obligations or the obligations of the Transferee under the Exchange Agreement. Trefoil has also agreed that it will reimburse the Company for all additional expenses incurred by the Company in connection with, or resulting from a Transfer, up to an aggregate amount of $50,000.

     Voting Agreement


     Trefoil has agreed that, during the time the Exchange Agreement is in effect, it will, if and as requested to do so by the Company, (a) appear at any annual or special meeting of shareholders of the Company (including, without limitation, the Meeting) for the purpose of obtaining a quorum; (b) vote in person or by irrevocable proxy, all of the shares of Common Stock now owned or with respect to which Trefoil has or shares voting power and all shares of Series A Preferred Stock (collectively, the "Shares") in favor of the Exchange Agreement and the Exchange; (c) vote the Shares against any action, proposal or agreement that could reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Exchange Agreement, or which could reasonably be expected to result in any of the conditions to the Company's obligations under the Exchange Agreement not being fulfilled; and/or (d) irrevocably waive its rights to vote in any manner (whether separately as a class or together with the Common Stock) with respect to the Exchange Agreement and the Exchange.

     Meeting of Shareholders


     The Company has agreed to take all action necessary in accordance with the California General Corporation Law and its Restated Articles of Incorporation and Bylaws to convene a meeting of the Company's shareholders to act on the Exchange Agreement and the Exchange (the "Shareholders' Meeting") not later than April 10, 1996, and to use its reasonable best efforts to solicit from shareholders of the Company proxies in favor of the approval of the Exchange by the requisite vote (as described below) of the shareholders of the Company.

     Conditions to Closing

     The obligations of the Company and Trefoil to consummate the Exchange are conditioned upon receipt of shareholder approval of the Share Exchange Proposal and the Fairness Opinion not having been modified, rescinded or otherwise withdrawn. In addition, the Exchange Agreement provides that the obligations of the Company and Trefoil to consummate the Exchange are subject to customary conditions including the performance of all agreements and covenants and the continued accuracy of representations and warranties therein, the absence of any injunction or other court order restraining or prohibiting the consummation of the Exchange, the obtaining of all required consents, waivers, approvals and authorizations, and compliance with all requirements of any applicable foreign, federal, state or local law, statute, treaty, ordinance, rule, regulation, order, writ, injunction, decree, judgment or decree.


     The obligations of Trefoil to consummate the Exchange are also conditioned upon (i) acceptance by the Secretary of State of California for filing of the Certificate of Determination for the Series B Preferred Stock; (ii) receipt by Trefoil of a legal opinion from counsel to the Company attached as Appendix VI;
(iii) execution and delivery of the amendment to the Registration Rights Agreement, dated as of May 27, 1991 between the Company and Trefoil (the "Registration Rights Amendment"); and (iv) approval of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock for listing on the NYSE. The obligations of the Company to consummate the Exchange are also conditioned upon the Company obtaining a consent and waiver to the transactions contemplated by the Exchange Agreement from its bank pursuant to the Company's revolving credit agreement.

     Representations and Warranties


     The Exchange Agreement contains customary representations and warranties of the Company and Trefoil, including, among others, by the Company as to due organization and standing; corporate power and authority; enforceability of the Exchange Agreement; capitalization; title to shares; consents, approvals, and filings; the absence of violations of the Articles of Incorporation, Bylaws or material agreements; absence of litigation; and receipt of the Fairness Opinion; and by Trefoil as to corporate and partnership power and authority; the absence of violations of Trefoil's Certificate of Limited Partnership or agreement of limited partnership or material agreements; consents, approvals and filings; absence of litigation; title to shares; and certain investment representations.

     Amendment, Termination and Waiver

     The Exchange Agreement provides that it may be amended or modified in writing, provided that any condition so amended, modified or waived shall not be effective unless approved by the Special Committee of the Company's Board of Directors, and by a majority of the holders of the Series A Preferred Stock.

     The Exchange Agreement provides that it may be terminated at any time prior to Closing (i) by mutual consent of the Company and Trefoil; (ii) by Trefoil, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Exchange Agreement, or if any representation or warranty of the Company shall have become untrue in any material respect; (iii) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Trefoil set forth in the Exchange Agreement, or if any representation or warranty of the Trefoil shall have become untrue in any material respect; (iv) by either Trefoil or the Company, if there shall be any final, non-appealable order or injunction imposed by a court of competent jurisdiction preventing the consummation of the Exchange; or (v) by either Trefoil or the Company, if the Exchange shall not have been consummated on or before April 15, 1996; provided, however, Trefoil shall have no right to terminate this Agreement pursuant to this clause (v) prior to May 15, 1996 if the Exchange shall not have been consummated prior to April 15, 1996 as a direct or indirect result of a Transfer.

     Expenses

     In addition to bearing its own expenses in connection with the Exchange contemplated by the Exchange Agreement, the Company has agreed to pay the reasonable out of pocket expenses incurred by Trefoil in connection with the Exchange contemplated by the Exchange Agreement, up to an aggregate amount of $17,500.

     Certain Relationships


     From time to time, the Chairman of the Special Committee, Stephen A. Koffler and investment banking firms employing Mr. Koffler have been retained to provide investment banking and related services to the Company, Shamrock Capital Advisors, Inc. ("SCA"), Shamrock Holdings of California, Inc. ("Shamrock") and their respective affiliates. SCA is the investment manager for Trefoil and provides advisory services to the Company. Trefoil Investors, Inc. ("TII"), the General Partner of Trefoil, was organized by the senior executive officers of Shamrock. Mr. Koffler acted as an employee of and consultant to Merrill Lynch in connection with the sale of the Series A Preferred Stock by the Company to Trefoil. Mr. Koffler received approximately $600,000, which represents approximately 30% of the completion fees paid to Merrill Lynch. In addition, on November 11, 1991, Mr. Koffler was granted stock options for 20,000 shares of Common Stock at an exercise price of $11.63 per share, the closing price of the Common Stock on the date of the grant. During 1995, Mr. Koffler was paid $1,250 per month by the Company for serving as a Director, along with $1,000 for each Board meeting attended and, as Chairman of the Special Committee, $1,250 for each meeting of the Special Committee attended and for each significant negotiation session.


     During fiscal 1995, Ann E. Meyers, a member of the Special Committee served as consultant to the Company with respect to its women's athletic product line. Ms. Meyers is paid $1,250 per month by the Company for serving as a Director, along with $1,000 for each Board meeting attended and $1,000 for each meeting of the Special Committee attended. In addition, Ms. Meyers was paid $75,000 in each of fiscal 1994 and fiscal 1995 for serving as a consultant to the Company in connection with the establishment of a woman's basketball promotion program.

REGISTRATION RIGHTS AMENDMENT


     The Registration Rights Agreement, dated May 27, 1991, between the Company and Trefoil, will be amended by the parties to (i) change all references to Series A Preferred Stock to Series B Preferred Stock and (ii) permit holders of Series B Preferred Stock to, in addition to requesting registration of the underlying Common Stock issued or issuable upon conversion of the Series B Preferred Stock, request registration under the Securities Act of all or part of such holder's shares of the Series B Preferred Stock, which requests shall count against the total allowable number of requests. The total allowable number of requests is three. In addition, the holder of the Series B Preferred Stock will have (as do the holders of the Series A Preferred Stock) an unlimited number of "piggyback" registration rights in the event the Company registers any securities under the Securities Act on Form S-3.

REASONS FOR SEEKING SHAREHOLDER APPROVAL


     Approval of the Share Exchange Proposal by the Company's shareholders is not required under California law. However, because the Share Exchange Proposal involves the Company and Trefoil, an entity with which several of the Company's directors are affiliated, approval of the Share Exchange Proposal is being placed before the shareholders so that the shareholders may exercise their independent judgment upon the reasonableness to the Company of the Share Exchange Proposal, and as to whether the Share Exchange Proposal is in the best interests of the Company. Approval of the Share Exchange Proposal by shareholders would meet the requirements of Section 310 of the California General Corporation Law relating to transactions with Interested Directors.
Section 310 provides that no transaction between a corporation and any corporation in which one or more of its directors has a material financial interest is either void or voidable for this reason alone or because such director or directors are present at the board or committee meeting at which the transaction is approved if the material facts as to the transaction and as to such director's interest are fully disclosed or known to the shareholders and such transaction is approved by the shareholders in good faith, with the shares owned by the interested director or directors not being entitled to vote thereon. The material facts as to the interested directors have been disclosed under "Interests of Certain Persons in the Transaction." The shares owned by these interested directors will not not vote and will not be counted towards the vote required. Accordingly, a shareholder vote in favor of the Exchange would bring the Exchange under the protection of Section 310.


     The Company's listing agreement with the NYSE with respect to the outstanding Common Stock requires shareholder approval for the issuance of the Series B Preferred Stock. Shareholder approval of the Share Exchange Proposal will constitute shareholder approval for NYSE purposes.

     Under the Company's Restated Articles of Incorporation, the approval of the holders of a majority of the Series A Preferred Stock, voting separately as a class is required for any proposal to issue any series of any class of the Company's capital stock ranking pari passu with the Series A Preferred Stock or to take any other corporate action that would alter, change or otherwise adversely affect in any way the powers, preferences or rights of the Series A Preferred Stock is proposed. However, because the holders of the Series A Preferred Stock may be deemed to be interested persons, they have agreed not to vote and not to have their shares counted for purposes of determining the presence of a quorum. Because California law requires that approval of the Share Exchange Agreement, if sought, be obtained by the affirmative vote of a majority of shares represented and voting at a duly held meeting at which a quorum is present (excluding the vote of the Series A Preferred Stock and any shares of Common Stock held by Interested Directors), the votes of the holders of Series A Preferred Stock will not be counted for purposes of determining whether the Share Exchange Proposal has been approved by shareholders.

EFFECT ON HOLDERS OF THE COMMON STOCK

     The principal effects of the Share Exchange Proposal on the holders of Common Stock will result from (i) elimination of the mandatory redemption obligation of the Series A Preferred Stock and (ii) the differences in voting rights between the Series A Preferred Stock and the Series B Preferred Stock, with Trefoil, the holder of the Series A Preferred Stock currently having approximately 33% of the voting power of the Company, on an as converted basis, and after the Exchange, as holder of the Series B Preferred Stock having approximately 45% of the voting power of the Company, on an as converted basis. Each of these effects is described in detail elsewhere in this Proxy Statement. See "-- Principal Terms of the Series B Preferred Stock," "-- Material Differences Between the Series A Preferred Stock and the Series B Preferred Stock" and "-- Anti-takeover Effects of the Exchange" in this section.

     The Company believes that the benefits to shareholders of the elimination of the mandatory redemption obligation, as described under "Background of and Reasons for the Transaction -- Reasons for the Transaction" and the elimination of the rights of the holders of the Series A Preferred Stock to vote with respect to certain enumerated management decisions, should outweigh the impact on the Common Stock of the increase in equity ownership and voting power of the Series B Preferred Stock (on a converted basis) resulting from the lowered conversion price. The Company further believes that the benefit to the Company and the holders of Common Stock of the conservation of cash resulting from the agreement of the holders of the Series A Preferred Stock to accept additional shares of Series B Preferred stock in satisfaction of (i) dividends arrearages on the Series A Preferred Stock and (ii) dividend payments on the Series B Preferred Stock through November 30, 1996, outweighs the additional increase in voting power of the Series B Preferred Stock associated with the receipt of such additional shares.

REQUISITE VOTE


     The approval of the Share Exchange Proposal requires the affirmative vote of a majority of the issued and outstanding shares of the Company's Common Stock present and voting at a meeting at which a quorum is present; provided, however, that Interested Shares, as defined below, will not be counted for the purpose of quorum or as part of the shares present and voting. Interested Shares means all of the shares of Series A Preferred Stock, voting separately as a class or on an as converted basis, and any shares of Common Stock owned by Trefoil, or any Interested Director. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but will not count as a vote either for or against any matter submitted to the shareholders for a vote. If a broker indicates on the Proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     Stanley P. Gold, a director, Chairman of the Board and Chief Executive Officer of the Company, is a director elected by the holders of Series A Preferred Stock, and is President and Managing Director of TII.

     Robert G. Moskowitz, a director of the Company, is a director elected by the holders of Series A Preferred Stock and a Managing Director of TII.

     Vappalak A. Ravindran, a director of the Company, is a director elected by the holders of Series A Preferred Stock.

     Walter C. Bladstrom, a director of the Company, owns a 0.1% limited partnership interest in Trefoil.


     Clifford A. Miller, a director of the Company, is a Senior Consultant to Shamrock Holdings, Inc. ("SHI"). Mr. Miller, in his position as Senior Consultant, provides consulting services to SCA and other Shamrock entities.

     The Company has agreed to pay the reasonable out-of-pocket expenses incurred by Trefoil in connection with the exchange contemplated by the Exchange Agreement, up to an aggregate amount of $17,500.

                     ANTI-TAKEOVER EFFECTS OF THE EXCHANGE

RISK FACTORS

     The percentage of voting power of the Company's Common Stock represented by Trefoil, including its shares of Series A Preferred Stock, on an as converted basis, and 1,000,000 shares of Common Stock currently held by Trefoil, is approximately 33.4%. As a result of the Exchange, and in particular the decrease in the conversion price, the percentage of voting power of the Common Stock represented by Trefoil as the holder of the Series B Preferred Stock, on an as converted basis ((i) including 1,000,000 shares of Common Stock currently held by Trefoil and assuming Trefoil does not sell its shares of Common Stock, or purchase additional shares, (ii) giving effect to the exchange for shares of Series B Preferred Stock of all accrued and unpaid dividends on the Series A Preferred Stock through the closing date and (iii) assuming that all dividends in respect of the Series B Preferred Stock until November 1996 are paid in additional shares of stock) will be approximately 45.3%. This represents a significant increase in voting power from the Series A Preferred Stock to the Series B Preferred Stock. As stated above, the Series B Preferred Stock will have the right to vote with the Common Stock on all matters submitted to the Common Stock for voting, including the election of directors. Accordingly, the holders of the Series B Preferred Stock will effectively have the right to determine the outcome of all matters submitted to the Common Stock for voting, including the election of directors. As long as all of the shares of Series B Preferred Stock are held by a single holder or a group of holders acting together, any person or entity seeking to acquire control of the Company will almost certainly require the agreement of such holder or group, thereby making it more difficult, if not impossible, as a practical matter, for any potential acquirer to acquire control of the Company without the approval of such holder or group of holders. Further such holders of the Series B Preferred Stock may seek to negotiate terms different from (and possibly more advantageous than) the terms available to holders of the Common Stock.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                    APPROVAL OF THE SHARE EXCHANGE PROPOSAL

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding the shares of Common Stock beneficially owned as of January 22, 1996 by each person or entity who, insofar as the Company has been able to ascertain, beneficially owned more than 5% of the Company's Common Stock as of such date. The table also reflects the ownership of the issued and outstanding shares of Series A Preferred
Stock. Unless otherwise indicated, the address for all natural persons listed in the table below is 4444 Lakeside Drive, Burbank, California 91505.

                                                                         AMOUNT AND
TITLE                      NAME AND ADDRESS                               NATURE OF                      PERCENT
OF CLASS                 OF BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP(1)              OF CLASS
--------              --------------------------                   -----------------------              --------

Common                Trefoil Capital Investors, L.P.                   11,000,000(2)                     33.40%
                      c/o Trefoil Investors, Inc.
                      4444 Lakeside Drive
                      Burbank, CA 91505

                      Roy E. Disney                                     11,000,000(3)                     33.40%

                      Patricia A. Disney                                11,000,000(3)                     33.40%

                      Stanley P. Gold                                   11,890,000(4)                     37.15%

Common                Pentland Ventures Ltd.                             1,644,445(5)                      7.05%
                      c/o Pentland Group plc.
                      The Pentland Centre
                      Lakeside, Squires Lane
                      Finchley N3 2QL
                      England

                      Robert Stephen Rubin                               1,644,445(6)                      7.05%
                      c/o Pentland Group plc.
                      The Pentland Centre
                      Lakeside, Squires Lane
                      Finchley N3 2QL
                      England

Preferred             Trefoil Capital Investors, L.P.                    1,000,000                       100.00%
                      c/o Trefoil Investors, Inc.
                      4444 Lakeside Drive
                      Burbank, CA 91505

                      Roy E. Disney                                      1,000,000(7)                    100.00%

                      Patricia A. Disney                                 1,000,000(7)                    100.00%

                      Stanley P. Gold                                    1,000,000(7)                    100.00%

(1) Unless otherwise indicated, each named entity has sole voting and investment power over the shares beneficially owned by it.

(2) These shares include 10,000,000 shares representing the shares of the Company's Common Stock issuable upon conversion of the shares of Series A Preferred Stock owned by Trefoil Capital Investors, L.P.

(3) These shares are owned by Trefoil Capital Investors, L.P., the General Partner of which is Trefoil Investors, Inc., and include 10,000,000 shares representing the shares of the Company's Common Stock issuable upon conversion of the shares of Series A Preferred Stock owned by Trefoil Capital Investors, L.P. Roy E. Disney, Patricia A. Disney and Stanley P. Gold collectively control more than 50% of the voting stock of Trefoil Investors, Inc.

(4) Includes (i) 750,000 shares which Mr. Gold has the right to acquire within 60 days after December 5, 1995 by exercise of stock options vested pursuant to the 1993 Stock Incentive Plan, and 20,000 shares which Mr. Gold has the right to acquire within 60 days after December 5, 1995 by exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan and (ii) the shares owned by Trefoil Capital Investors, L.P., the General Partner of which is Trefoil Investors, Inc., including 10,000,000 shares representing the shares of the Company's Common Stock issuable upon conversion of the shares of Series A Preferred Stock owned by Trefoil Capital Investors, L.P. Roy E. Disney, Patricia A. Disney and Stanley P. Gold collectively control more than 50% of the voting stock of Trefoil Investors, Inc.

(5) Includes 400,000 shares which Pentland Ventures Ltd. presently has the right to acquire by the exercise of options granted pursuant to the Stock Option Agreement, dated as of April 28, 1992, between L.A. Gear, Inc. and Pentland Ventures Ltd.

(6) These shares are owned by Pentland Ventures Ltd., all of the outstanding stock of which, based on a 13D filed by Pentland Ventures Ltd. on April 28, 1992, is owned by Pentland Group plc. The 1992 13D also disclosed that Mr. Rubin owned 56.49% of the outstanding shares of Pentland Group plc, and therefore Mr. Rubin may be deemed to be a beneficial owner of Pentland Ventures Ltd.

(7) These shares are owned by Trefoil Capital Investors, L.P., the General Partner of which is Trefoil Investors, Inc. Roy E. Disney, Patricia A. Disney and Stanley P. Gold collectively control more than 50% of the voting stock of Trefoil Investors, Inc.

OWNERSHIP OF COMMON STOCK BY DIRECTORS AND OFFICERS


     The following table sets forth certain information regarding the shares of Common Stock beneficially owned by (a) each director of the Company, (b) the Company's Chief Executive Officer, and the five other most highly compensated executive officers of the Company for the fiscal year ended November 30, 1995, including a former executive officer who left the Company in fiscal 1995 (collectively, the "Named Executive Officers") and (c) all current directors and executive officers of the Company as a group (15 persons). This information has been provided by each of the directors and executive officers as of December 5, 1995 at the request of the Company, and includes the number of shares which such persons have the right to acquire within 60 days of such date by the exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan (the "1986 Stock Option Plan"), 1992 Stock Option Plan for Eligible Non-employee Directors (the "1992 Stock Option Plan for Eligible Non-employee Directors"), and 1993 Stock Incentive Plan (the "1993 Stock Incentive Plan"). No shares of the Company's outstanding Preferred Stock are held by such individuals.

                                                                      Amount and Nature of          Percent
Name                                                                  Beneficial Ownership (1)    of Class (2)
----                                                                  ------------------------    ------------
Directors Elected by Holders of Common Stock:
William L. Benford                                                       250,594(3)                    1.08%
Stephen A. Koffler                                                        45,000(4)                    *
Allan E. Dalshaug                                                         25,000(4)                    *
Clifford A. Miller                                                        30,000(5)                    *
Ann E. Meyers                                                             26,000(6)                    *
Walter C. Bladstrom                                                       20,000(7)                    *
Willie D. Davis                                                           25,000(8)                    *

Series A Directors
Stanley P. Gold                                                          890,000(9)                    3.75%
Robert G. Moskowitz                                                       20,000(4)                    *
Vappalak A. Ravindran                                                     24,000(10)                   *

Named Executive Officers**
David F. Gatto                                                           144,513(11)                   *
Thomas F. Larkins                                                         39,743(12)                   *
Tracey C. Doi                                                             27,640(13)                   *
Christopher M. Walsh                                                           0                       *
All current directors and executive officers
  as a group (15 persons)                                              1,599,443(14)                   6.62%


 *   Less than 1%.
**   Messrs. Gold and Benford are also Named Executive Officers.

(1) All shares held are Common Stock. Unless otherwise indicated, each named individual has sole voting and investment power over the shares beneficially owned by him or her.


(2) Shares which the person (or group) has the right to acquire within 60 days after December 5, 1995 are deemed to be outstanding in calculating the percentage ownership of the person (or group), but are not deemed to be outstanding as to any other person (or group).


(3) Includes 177,317 shares which Mr. Benford has the right to acquire within 60 days after December 5, 1995 by exercise of stock options vested pursuant to the 1993 Stock Incentive Plan, and 70,000 shares which Mr. Benford has the right to acquire within 60 days after December 5, 1995 by exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan.


(4) Consists of shares which the individual has the right to acquire within 60 days after December 5, 1995 by the exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan.


(5) Includes 15,000 shares which Mr. Miller has the right to acquire within 60 days after December 5, 1995 by the exercise of stock options vested pursuant to the Company's 1992 Stock Option Plan for Eligible Non-employee Directors, and 5,000 shares which Mr. Miller has the right to acquire within 60 days after December 5, 1995 by exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan.


(6) Includes 20,000 shares which Ms. Meyers has the right to acquire within 60 days after December 5, 1995 by the exercise of stock options vested pursuant to the Company's 1992 Stock Option Plan for Eligible Non-employee Directors, and 5,000 shares which Ms. Meyers has the right to acquire within 60 days after December 5, 1995 by exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan.


(7) Consists of 15,000 shares which Mr. Bladstrom has the right to acquire within 60 days after December 5, 1995 by exercise of stock options pursuant to the 1992 Stock Option Plan for Eligible Non-employee Directors, and 5,000 shares which Mr. Bladstrom has the right to acquire within 60 days after December 5, 1995 by exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan.

(8) Consists of 20,000 shares which Mr. Davis has the right to acquire within 60 days after December 5, 1995 by exercise of stock options pursuant to the 1992 Stock Option Plan for Eligible Non-employee Directors, and 5,000 shares which Mr. Davis has the right to acquire within 60 days after December 5, 1995 by exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan.


(9) Includes 750,000 shares which Mr. Gold has the right to acquire within 60 days after December 5, 1995 by exercise of stock options vested pursuant to the 1993 Stock Incentive Plan, and 20,000 shares which Mr. Gold has the right to acquire within 60 days after December 5, 1995 by exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan.


(10) Includes 20,000 shares which Mr. Ravindran has the right to acquire within 60 days after December 5, 1995 by exercise of stock options vested pursuant to the 1986 Stock Option Plan.


(11) Includes 71,486 shares which Mr. Gatto has the right to acquire within 60 days after December 5, 1995 by exercise of stock options vested pursuant to the 1993 Stock Incentive Plan, and 70,000 shares which Mr. Gatto has the right to acquire within 60 days after December 5, 1995 by exercise of stock options vested pursuant to the 1986 Stock Option Plan.


(12) Consists of 9,743 shares which Mr. Larkins has the right to acquire within 60 days after December 5, 1995 by exercise of stock options vested pursuant to the 1993 Stock Incentive Plan, and 30,000 shares which Mr. Larkins has the right to acquire within 60 days after December 5, 1995 by exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan.


(13) Includes 19,176 shares which Ms. Doi has the right to acquire within 60 days after December 5, 1995 by exercise of stock options vested pursuant to the 1993 Stock Incentive Plan, and 5,000 shares which Ms. Doi has the right to acquire within 60 days after December 5, 1995 by exercise of stock options vested pursuant to the 1986 Stock Option Plan.


(14) Includes 1,451,001 shares which the members of the group have the right to acquire within 60 days after December 5, 1995, by the exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan, 1992 Stock Option Plan for Eligible Non-employee Directors and 1993 Stock Incentive Plan. Does not include shares or options held by Mr. Walsh.

L.A. GEAR,  INC.  AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
--------------------------------------------------------------------------
OPERATIONS
----------
All references to years are to the fiscal years ended November 30, 1995, 1994 and 1993 as applicable.

1995 COMPARED TO 1994

Net Sales In 1995 the Company's net sales decreased by 28.7% to $296.6 million from $416.0 million in 1994 primarily due to (i) a 23.8% decrease in the total number of pairs sold to 17.5 million pairs in 1995 from 22.9 million pairs in 1994 and (ii) a decrease of $1.36 in the overall average selling price per pair. Domestic net sales decreased by 35.3% from the prior year. International net sales, which accounted for approximately 35.1% of the Company's total net sales, decreased by 12.1% from the previous year.

  The following table sets forth certain information regarding the Company's net sales:

                                             NET SALES
                                    ---------------------------------
                                         1995              1994
                                    ---------------   ---------------
                                       $        %        $        %
---------------------------------------------------------------------
(DOLLARS IN THOUSANDS)

DOMESTIC FOOTWEAR
     CHILDREN'S                     $107,570    36%   $165,460    40%
     WOMEN'S                          46,422    16      63,218    15
     MEN'S                            35,842    12      67,186    16
OTHER                                  2,659     1       1,721     1
---------------------------------------------------------------------
     TOTAL DOMESTIC SALES            192,493    65     297,585    72

INTERNATIONAL FOOTWEAR
     CHILDREN'S                       57,623    19      48,340    11
     WOMEN'S                          22,500     8      25,431     6
     MEN'S                            18,810     6      40,643    10
OTHER                                  5,125     2       3,967     1
---------------------------------------------------------------------
     TOTAL INTERNATIONAL SALES       104,058    35     118,381    28

     TOTAL NET SALES                $296,551   100%   $415,966   100%
                                    ========   ===    ========   ===


  The following table sets forth the percentage changes, by Children's, Women's and Men's categories, in the number of pairs sold during 1995 as compared to 1994:

                                   CHANGES BETWEEN 1995 AND 1994
                                   -----------------------------
VOLUME OF FOOTWEAR SOLD       DOMESTIC       INTERNATIONAL     TOTAL
----------------------------------------------------------------------
CHILDREN'S                     (26.2)%           14.1 %        (17.0)%
WOMEN'S                        (19.5)%          (28.4)%        (22.2)%
MEN'S                          (35.4)%          (51.1)%        (41.4)%
----------------------------------------------------------------------
TOTAL VOLUME (DECREASE)        (26.3)%          (17.6)%        (23.8)%

  The decrease in 1995 domestic net sales principally represents (i) a 26.2% drop in the number of pairs of children's shoes sold primarily due to a $49.4 million decrease in domestic sales of children's lighted product, (ii) a 35.4% decrease in the number of pairs of men's shoes sold in 1995 compared to 1994 primarily due to sales of approximately $12.0 million of a newly introduced men's lighted LEAP GEAR(TM) product line in the first quarter of 1994 without a comparable introduction in the first quarter of 1995 and lower sales of the FLAK(TM) product line in 1995 compared to 1994, (iii) a 19.5% decrease in the number of pairs of women's shoes sold in 1995 compared to 1994 primarily due to overall reduced demand and (iv) a decrease of $2.33 in the average selling price per pair to $15.65 in 1995 from $17.98 in 1994. Due to the long lead times required to introduce new footwear products to market, the Company was unable to offer more women's shoe styles in 1995 despite its refocussed efforts on the women's and children's markets. A greater number of styles will be introduced in 1996. The decrease in the average selling price per pair was principally due to the Company's focus on offering more value-priced products for men and women, a reduced emphasis on more expensive performance athletic footwear and sales of a product line developed for Wal-Mart. Sales to Wal-Mart amounted to $45.3 million and $39.6 million in 1995 and 1994, respectively.

  Total sales of the Company's children's lighted shoes decreased by $36.4 million to $122.3 million in 1995 from $158.7 million in 1994. Sales of children's lighted shoes accounted for 74.0% and 74.2% of total children's net sales in 1995 and 1994, respectively. Domestic sales of children's lighted product decreased by $49.4 million in 1995 compared to 1994 primarily due to a drop in both volume (4.3 million pairs from 6.2 million pairs) and average selling price per pair ($16.99 from $19.73) as a result of excess inventory at retailers, lower priced lighted shoes offered by competitors and the possible effect of adverse publicity regarding selected styles of its children's lighted shoes manufactured prior to May 1994 which utilized motion-activated switches containing mercury. Internationally, sales of children's lighted product grew by $13.0 million in 1995 compared to 1994, particularly in Europe and Asia.

  Sales by the Company's European subsidiaries and Far East joint venture increased by 23.7% compared to 1994 principally due to increased demand for children's lighted products. Overall, the average selling price per pair internationally increased by $0.87 from $17.71 in 1994 to $18.58 in 1995. Total international net sales in 1995 decreased by approximately $14.3 million from the prior year primarily due to reduced sales in Mexico, Central and South America and Poland. Sales in Mexico, Central and South America were adversely affected by poor economic conditions in those regions. In 1994 the Company sold approximately $6.5 million in excess inventory into Poland with no corresponding sale in 1995. The number of pairs of men's shoes sold internationally decreased by 51.1% from the prior year primarily due to lower sales of the FLAK(TM) product line in Germany and the impact of the lower sales in Mexico, Central and South America and Poland. The number of pairs of women's shoes sold internationally decreased by 28.4% primarily due to overall reduced demand.

Gross Profit Gross profit increased to 29.9% for 1995 from 29.7% in 1994 primarily due to the improvement in the international gross margin to 36.0% from 30.0% in the prior year as a result of the increased demand for children's lighted products and reduced international sales of excess inventory in 1995. The increase in the international margin was partially offset by a decrease in the domestic gross margin to 26.7% in 1995 from 29.5% in 1994 primarily as a result of domestic sales of selected discontinued men's styles in 1995 and an increase in inventory obsolescence reserves in the fourth quarter.

Selling, General and Administrative Expenses In September 1995, the Company announced a corporate reorganization plan designed to reengineer key business processes, streamline the Company's organizational structure and substantially reduce operating expenses. The reorganization plan resulted in a restructuring charge of $5.1 million in 1995 primarily relating to the elimination of approximately 160 full time jobs, the closure of the Company's retail outlet division and office space consolidation at the corporate headquarters. In addition, during the fourth quarter of 1995 the Company incurred non-recurring charges of $5.6 million in connection with (i) a $4.6 million increase in the reserve for unused barter credits and (ii) a $1.0 million write off of goodwill related to the acquisition of certain assets of the Company's exclusive distributor (and one of its affiliates) in Mexico in June 1994. In 1994 the Company incurred non-recurring charges of $2.5 million for payments due under contractual obligations to certain individuals upon realignment of senior management. Exclusive of restructuring and non-recurring charges of $10.7 million and $2.5 million in 1995 and 1994 respectively, total selling, general and administrative expenses decreased by $10.5 million or 7.4% to $130.9 million during 1995 from $141.4 million during 1994.

  Domestic selling, general and administrative expenses (exclusive of restructuring and non-recurring charges of $10.2 million) decreased by $15.4 million or 14.1% in 1995. This decrease includes reductions in (i) compensation expenses of $4.1 million, (ii) sourcing fees of $3.1 million, (iii) depreciation of $2.0 million, (iv) advertising and promotional expenses of $1.9 million, (v) legal fees of $1.5 million, (vi) sales commissions of $1.3 million, and (vii) other net variable expenses of $3.9 million. These overall expense reductions were offset by an increase of $2.4 million in bad debt expense primarily due to increased reserves to cover the Company's exposure to its customers importing product into Mexico and a general deterioration in the retail environment.

  International selling, general and administrative expenses, exclusive of restructuring charges of $0.5 million in 1995, increased by $4.9 million primarily due to higher expenses of the European subsidiaries and Far East joint venture as a result of the increase in volume of their business. The joint venture, which was formed in December 1993 with Inchcape Pacific Limited to engage in marketing, sales and distribution of L.A. Gear(R) branded footwear, apparel and accessories in selected Far East markets, was still in the start-up phase in 1994.

  As a result of the devaluation of the peso in fiscal 1995, the Company's Mexican subsidiary incurred a foreign exchange loss of $0.5 million related to the partial repayment of intercompany indebtedness. There were no other significant exchange gains or losses in 1995 or 1994.

  As a percentage of net sales, selling, general and administrative expenses (exclusive of restructuring and non-recurring charges) increased to approximately 44% in 1995 from approximately 34% in 1994. Changes in the Company's selling, general and administrative expenses cannot be directly related to fluctuations in sales volume as a substantial portion of expenses are
(i) fixed in nature, such as compensation and benefits for management and administrative personnel, rent, insurance, depreciation and other overhead charges or (ii) incurred to benefit future periods, such as media, advertising and trade show expenses. The benefits of the corporate reorganization plan are expected to be realized in fiscal 1996.

Litigation Settlements, Net Fiscal 1995 results include net settlement income of $2.3 million, substantially all of which was in connection with the settlement of certain patent and trademark infringement actions. Fiscal 1994 results included a net credit of $1.3 million representing settlement income primarily in connection with trademark and patent infringement lawsuits partially offset by expenses relating to the settlement of employment litigation and a dispute with a former distributor. See Notes to Consolidated Financial Statements, Note 14-Litigation.

Interest Expense/Income Interest expense of $4.2 million and $4.4 million in 1995 and 1994, respectively, primarily related to interest costs on the $50 million, 7 3/4% convertible subordinated debentures due 2002 (the "Debentures") issued in December 1992.

  Interest income increased to $2.0 million in 1995 from $1.4 million in 1994 primarily as a result of higher interest rates on approximately the same average cash balances. See Liquidity and Capital Resources.


1994 COMPARED TO 1993

Net Sales. The number of pairs sold worldwide increased by 9.9% to 22.9 million pairs in 1994 from 20.9 million pairs in 1993. However, the Company's net sales increased by 4.4% to $416.0 million from $398.4 million in the prior year due to a reduction in the average selling prices. Domestic net sales increased 3.9% from the prior year. International net sales, which accounted for approximately 28.5% of the Company's total net sales, increased by 5.7% from the previous year.

  The increase in net sales was primarily attributable to strong sales of children's products which experienced a 36.7% increase in the number of pairs sold worldwide and sales of $39.6 million to Wal-Mart during 1994, partially offset by a 17.8% reduction in the number of pairs of women's shoes and a decline in average selling prices. The sales to Wal-Mart consisted of $18.7 million (1.2 million pairs) of selected excess inventory during the first quarter and $20.9 million (1.3 million pairs) of full priced product in the fourth quarter.

  In fiscal 1994, the average selling price per pair domestically and internationally decreased from fiscal 1993 by $0.88 and $1.12 to $17.98 and $17.71, respectively. These decreases were primarily due to sales of excess inventory at reduced prices worldwide and the Company's strategy to provide value priced products.

  Sales of the Company's children's shoes increased from the prior year as a result of continued customer demand for the Company's L.A. LIGHTS(R) and Light GEAR(TM), one of the most successful shoe collections in the Company's history. The Company sold approximately 8.1 million pairs of children's lighted shoes during 1994. Sales of children's lighted shoes accounted for 74.2% and 62.3% of total children's net sales during 1994 and 1993, respectively. Internationally, sales of children's shoes increased by 63.7% from the prior year primarily due to increased demand for children's lighted products.

  Sales of the Company's women's shoes decreased by $28.7 million or 24.4% from the prior year primarily due to a drop in the number of pairs sold worldwide resulting from reduced customer demand, and, to a lesser extent, to a decrease in the average selling price per pair.

  The following table sets forth certain information regarding the Company's net sales.

                                                   NET SALES
                                      -----------------------------------
                                            1994              1993
                                      ---------------     ---------------
                                         $         %         $        %
-------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)

DOMESTIC FOOTWEAR
     CHILDREN'S                       $165,460     40%    $128,458    32%
     WOMEN'S                            63,218     15       82,771    21
     MEN'S                              67,186     16       73,132    18
OTHER                                    1,721      1        1,959     1
                                      --------   ----     --------   ---
     TOTAL DOMESTIC SALES              297,585     72      286,320    72
INTERNATIONAL FOOTWEAR AND OTHER       118,381     28      112,038    28
------------------------------------------------------------------------
     TOTAL NET SALES                  $415,966    100%    $398,358   100%
                                      ========   ====     ========   ===


  The following table sets forth the percentage changes, by Children's, Women's and Men's categories, in the number of pairs sold during 1994 as compared to 1993:

                                        CHANGES BETWEEN 1994 AND 1993
                                        ------------------------------
VOLUME OF FOOTWEAR SOLD             DOMESTIC       INTERNATIONAL     TOTAL
---------------------------------------------------------------------------
CHILDREN'S                            30.4 %           63.7 %         36.7 %
WOMEN'S                              (17.9)%          (17.5)%        (17.8)%
MEN'S                                  4.1 %            0.6 %          2.7 %
---------------------------------------------------------------------------
TOTAL VOLUME INCREASE                  9.1 %           11.9 %          9.9 %


Gross Profit Gross profit increased to 29.7% for 1994 from 28.7% in 1993 primarily due to the improvement in the international gross margin to 30.0% from 25.6% in the prior year. Such improvement was principally due to (i) an increase of $1.02 per pair in the children's average selling price, (ii) increased refunds of U.S. import duties primarily arising from international shipments of excess inventory from the Company's U.S. distribution center, and
(iii) the inclusion for a full year of the Company's foreign subsidiaries acquired or formed in fiscal 1993 in Germany, Austria, Benelux, Italy and the United Kingdom, together with the Far East joint venture, formed in December 1993. By selling through the subsidiaries, the Company realizes a wholesale margin on the sale to the retailer which is greater than that on the sales to independent distributors.

  The Company's gross margin on domestic sales decreased to 29.5% in 1994 from 29.9% in 1993 as a result of increased sales of excess inventory at lower margins partially offset by a reduction in air freight costs.

Selling, General and Administrative Expenses Cost control and containment efforts continued through 1994. Exclusive of restructuring charges of (i) $2.5 million in 1994 for payments due under contractual obligations to certain individuals upon realignment of the Company's senior management and (ii) $2.6 million in 1993 for severance payments, benefits and outplacement costs associated with a workforce reduction of approximately 120 employees, total selling, general and administrative expenses decreased by $3.4 million or 2.3% to $141.4 million during fiscal 1994 from $144.8 million during 1993.

  Domestic selling, general and administrative expenses (exclusive of non-recurring charges) decreased by $11.1 million or 9.3% in 1994. This decrease includes reductions in (i) compensation expenses of $5.8 million, (ii) bad debt expense of $2.8 million, (iii) advertising and promotional expenses of $1.9 million and (iv) media costs of $1.6 million, partially offset by increases in
(i) legal fees of $1.9 million for litigation, general corporate and intellectual property issues and (ii) product sourcing fees of $1.1 million. International expenses increased by $7.3 million in 1994 primarily as a result of additional operating costs of the Far East joint venture, the Company's Mexican subsidiary (formed in June 1994) and the inclusion of the European subsidiaries' expenses for a full year. There were no significant exchange gains or losses in 1994 or 1993 as a result of the Company's foreign operations.

  As a percentage of net sales, selling, general and administrative expenses (exclusive of non-recurring charges) decreased to approximately 34% in 1994 from approximately 36% in 1993. Changes in the Company's selling, general and administrative expenses cannot be directly related to fluctuations in sales volume as a substantial portion of expenses are (i) fixed in nature, such as compensation and benefits for management and administrative personnel, rent, insurance, depreciation and other overhead charges or (ii) incurred to benefit future periods, such as media, advertising and trade show expenses.

Litigation Settlements, Net Fiscal 1994 results include a net credit of $1.3 million representing settlement income primarily in connection with trademark and patent infringement lawsuits partially offset by expenses relating to the settlement of employment litigation and a dispute with a former distributor. Fiscal 1993 results include a credit of $2.7 million relating to the partial recovery of the fiscal 1992 charges for the settlement by the Company of three separate consolidated shareholder class action lawsuits and related actions. See Notes to Consolidated Financial Statements, Note 14 - Litigation.

Interest Expense/Income Interest expense during 1994 of $4.4 million primarily related to (i) interest costs on the Debentures issued in December 1992 and (ii) short-term borrowings of the Company's foreign subsidiaries. Interest expense increased by $0.5 million in fiscal 1994 compared to fiscal 1993 primarily due to the inclusion of the foreign subsidiaries' operations for a full year in 1994.

  Interest income decreased to $1.4 million in 1994 from $1.9 million in 1993 primarily as a result of lower average cash balances in fiscal 1994. See Liquidity and Capital Resources.


LIQUIDITY AND CAPITAL RESOURCES

  The following table sets forth certain data with respect to the Company's liquidity and capital resources.

                                                               YEAR ENDED NOVEMBER 30,
                                                               -----------------------
                                                            1995        1994        1993
-------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT INTEREST RATES)

CASH AND CASH EQUIVALENTS                                 $ 35,956    $ 49,710    $ 27,790
WORKING CAPITAL                                            103,999     147,848     161,948
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES            (11,212)     28,369     (66,763)
CASH USED IN INVESTING ACTIVITIES                           (3,256)     (4,448)    (22,377)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                622      (1,016)     32,999
OUTSTANDING LETTERS OF CREDIT                               24,440      36,699      33,553
BORROWINGS UNDER INTERNATIONAL CREDIT FACILITIES             1,233         557       3,737
CONVERTIBLE SUBORDINATED DEBENTURES                         50,000      50,000      50,000
MANDATORILY REDEEMABLE PREFERRED STOCK
  PLUS ACCRUED AND UNPAID DIVIDENDS                        107,746     100,000     100,000
WEIGHTED AVERAGE INTEREST RATES ON CREDIT FACILITIES           8.2%        8.3%        9.0%



Cash and Cash equivalents Cash and cash equivalent balances decreased by $13.8 million from November 30, 1994 to a balance of $36.0 million at November 30, 1995 primarily due to cash used to fund operating losses offset by reduced working capital requirements.

  Inventory Although inventory decreased by $5.9 million from $57.6 million at November 30, 1994 to $51.7 million at November 30, 1995, the number of pairs increased by 0.3 million pairs at November 30, 1995. The increase in the number of pairs was primarily due to inventory purchased in anticipation of sales that did not materialize during the Company's fourth quarter. The decrease in the value of the inventory was due to a reduction in the average cost per pair as a result of the Company's focus on offering more value priced products for men and women, a reduced emphasis on more expensive performance athletic footwear and sales of a product line developed for Wal-Mart.

Accounts Receivable, Net Net accounts receivable at November 30, 1995 decreased by $30.7 million from the prior year primarily due to reduced domestic sales during October and November 1995 (including a $13.7 million reduction in sales to Wal-Mart) compared to the same period in 1994.

Borrowing Facilities The Company has a $75 million revolving line of credit with BankAmerica Business Credit, Inc. ("BABC") for loans and letters of credit (the "Revolving Facility"). The Revolving Facility is secured primarily by the Company's domestic assets and is subject to certain financial covenants. Borrowings under the

Revolving Facility bear interest at a rate equal to Bank of America's publicly announced reference rate plus one and one-half percent. The Company may incur cash borrowings up to $10 million. There were no domestic cash borrowings under the Revolving Facility at any time during fiscal 1995. At November 30, 1995 approximately $23.6 million of domestic letters of credit were outstanding under the Revolving Facility. The Revolving Facility is scheduled to expire in November 1996, but will automatically be renewed for an additional one-year period unless either the Company or BABC delivers written notice to the contrary to the other party on or before September 23, 1996. The Company is currently evaluating all available options regarding sources of working capital. There can be no assurance, however, that such funding can be obtained on terms acceptable to the Company.

  The Company's German subsidiary had a $1.4 million credit facility in 1995 which was denominated in local currency and converted to U.S. dollars at the end-of-period exchange rate. The facility expired in December 1995 and the balance outstanding was repaid in January 1996. In fiscal 1995 the maximum borrowing under the facility at any time amounted to $1.4 million and the balance outstanding at November 30, 1995 was $1.2 million. The weighted average interest rate, as defined in the agreement and adjusted for current market conditions, was 8.3% as of November 30, 1995. The Company's Dutch subsidiary had a $4.9 million credit facility for the first seven months of fiscal 1995. At no time during fiscal 1995 did borrowings under this facility exceed $0.6 million. The Company believes that it has the ability to meet the financing needs, if any, of its foreign subsidiaries for the foreseeable future. See Short and Long-Term Liquidity.

Convertible Debentures The $50 million Debentures are convertible into shares of the Company's Common Stock at a conversion rate of $12.30 per share, and are redeemable by the Company at any time, initially at a specified premium to par, declining to par for redemptions on or after November 30, 2000. The proceeds from the Debentures were primarily used for the implementation of the Company's international expansion program.

Series A Cumulative Convertible Preferred Stock The Company determined that it was in its best interests not to, and it did not, pay the $1.875 million dividend on the Series A Cumulative Convertible Preferred Stock ("Series A Preferred Stock") due on each of February 28, 1995, May 31, 1995, August 31, 1995 and November 30, 1995 to Trefoil Capital Investors, L.P. ("Trefoil"), the holder of all of the issued and outstanding shares of Series A Preferred Stock. As of November 30, 1995, such dividend arrearage amounted to a total of $7.746 million.

  The Company is required to redeem 350,000 shares of the original issue of one million shares of Series A Preferred Stock on August 31, 1996, and 162,500 shares on each August 31 thereafter until all remaining shares of the Series A Preferred Stock have been redeemed. If the Company fails to redeem shares of the Series A Preferred Stock when required, the annual dividend rate on the outstanding shares of Series A Preferred Stock will be increased to 10.125% (compounded quarterly with respect to dividends in arrears at a rate of 11.644% per annum) of the stated value of such shares from the date of failure to redeem through the date of redemption. The Company believes that it is unlikely it will be able to satisfy the mandatory $35 million redemption obligation plus the accrued and unpaid dividends with respect to the Series A Preferred Stock from its cash flow from operations and its existing bank facility.

  Accordingly, in December 1995 the Company entered into an agreement with Trefoil providing for the exchange of all $100 million of the Company's Series A Preferred Stock, together with all accrued and unpaid dividends thereon, for a new issue of Series B Preferred Stock (the "Share Exchange Transaction"). The terms of the Series B Preferred Stock provide for, among other things, the elimination of the entire mandatory redemption feature of the Series A Preferred Stock and a reduction in the conversion price from $10.00 to $6.75 per common share. In addition, under the terms of the Series B Preferred Stock, the Company would be entitled, at its option, to pay dividends during the fiscal year ending November 30, 1996 in either additional shares of Series B Preferred Stock or in cash. The coupon rate of 7.5% per annum for dividends with respect to the Series B Preferred Stock remains unchanged from that of the Series A Preferred Stock.

  The proposed Share Exchange Transaction has been recommended by a Special Committee of independent members of the Board of Directors and has been approved by the Board of Directors. The Share Exchange Transaction, which is subject to certain conditions including the receipt of shareholder approval, will be considered at a special meeting of shareholders to be held in April 1996. If the proposed Share Exchange Transaction is not approved by the shareholders, the Company will explore the availability of new capital to satisfy the initial $35 million mandatory redemption obligation plus the accrued and unpaid dividends with respect to the Series A Preferred Stock due on August 31, 1996. The Company believes that it would be difficult to secure such funding on terms acceptable to the Company.

Investment Policies The Company's cash investment policy allows the investment of available cash in accordance with certain quality, maturity and diversification parameters. The basic objectives of this policy are: (i) safety and preservation of capital; (ii) liquidity of investments sufficient to meet cash flow requirements; and (iii) attainment of an optimal market rate of return on invested funds consistent with the stated objectives.

Forward Exchange Contracts The Company enters into forward exchange contracts, with terms of less than one year, to offset the effects of exchange rate changes on cash flow exposures denominated in foreign currencies. These exposures are primarily repayments of U.S. dollar denominated liabilities by the Company's foreign subsidiaries. These contracts are marked to market and realized and unrealized gains and losses are recognized in the consolidated statement of operations.

Capital Expenditures Capital expenditures of $3.3 million in 1995 included $1.0 million for leasehold improvements and equipment for the domestic distribution center, $0.7 million in leasehold improvements and equipment purchases for the international subsidiaries and joint venture; and $0.5 million in computer equipment for the field sales force. The remaining $1.1 million primarily related to domestic expenditures.

Commitments In the normal course of business the Company enters into various agreements for obtaining footwear technology, product sourcing, endorsements and sponsorships. In addition, the Company occupies certain facilities, including corporate offices and distribution centers and rents certain equipment under operating leases. Agreements and lease commitments with terms extending through the year 2002 contain provisions for future guaranteed minimum payments aggregating approximately $35 million. There were no commitments for any material capital expenditures at November 30, 1995.

Income Taxes At November 30, 1995, the Company had a federal tax net operating loss ("NOL") carryforward of approximately $73.5 million which will, if unused, expire in varying amounts in fiscal years 2007 through 2010. The Company also has a federal alternative minimum tax credit carryforward of approximately $3.2 million (available to offset future regular tax liabilities) which may be carried forward indefinitely. California franchise tax NOL carryforwards of approximately $76.2 million will, if unused, expire primarily in fiscal year 1998. In addition, the Company has other state and foreign NOL carryforwards with varying limitations on future utilization.

Short and Long-Term Liquidity The short-term and long-term liquidity of the Company is contingent primarily on the Company's future operating results, shareholder approval of the proposed Share Exchange Transaction and certain other factors. The Company believes that its present funding sources are sufficient to sustain the Company's anticipated short-term and long-term liquidity needs (other than with respect to the initial $35 million mandatory redemption obligation plus the accrued and unpaid dividends on August 31, 1996 under the Series A Preferred Stock, which obligation will be eliminated if the proposed Share Exchange Transaction is approved). These needs are based on a number of factors including the size of the business and related working capital needs, the extent of the international subsidiaries' funding requirements, the extent to which the Company seeks to acquire or license other footwear brands and the level of domestic operating costs. In the event that the Company's future operating results fall below management's expectations, additional sources of working capital funding may be necessary and difficult to obtain.
The Company may also need additional financing for future acquisitions which may be difficult to secure.

EFFECT OF NEW ACCOUNTING PRONOUNCEMENTS

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 is required to be implemented by the Company for the fiscal year beginning December 1, 1996 and is not expected to have a material impact on the Company's financial position or results of operations.

  In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation. The Company will adopt only the disclosure provisions of SFAS No. 123 beginning in the year ending November 30, 1996. The adoption of SFAS No. 123 will not have a material impact on the Company's financial position or results of operations.

OUTLOOK FOR FISCAL 1996

  The Company's greatest challenge is to increase revenue and sales velocity in an intensely competitive branded athletic footwear market. Toward that end, one of the key priorities of the corporate reorganization plan adopted by the Company in September 1995 is to bring on-trend products to market in a reduced amount of time. The Company plans to accomplish quicker product introductions by, among other things, improving design capabilities, better utilizing product development resources and strengthening relationships with factories and sourcing agents.

  With its 1996 product lines and advertising campaigns, the Company continues its efforts to focus upon its heritage as a premier designer and marketer of women's and children's footwear. In March 1996, the Company will launch a worldwide print campaign featuring its 1996 women's collection, which communicates an "L.A." attitude of fun, fashion and fitness. The 1996 men's collection will offer a "Comfort Zone" package featuring anatomically adjusted lasts, a comfort-flex forefoot, ABS(TM) shock absorption and an "Impact Sensor(TM)" sock liner.

  During 1996, the Company is introducing two innovative children's product lines in an effort to expand its significant presence in the under 12 year old segment of the athletic footwear market. The Company continues to believe in the viability of lighted footwear, the best selling product category in the Company's history. The NEONZ(TM) collection (scheduled for introduction in late second quarter of fiscal 1996) represents the Company's next generation of lighted footwear. For the first time, lighted panels on the shoe's upper will illuminate when the foot moves. The Company also plans to introduce GRAf/x(TM), a new non-lighted technology for the Back-to-School season. GRAf/x(TM) is a temperature sensitive collection that allows children to change the color of the upper, reveal a pattern or personalize their footwear by writing on their shoes.

  The Company has implemented cost reduction measures targeted to reduce operating expenses by approximately $25 million on an annualized basis. Such measures included a 30% reduction in the Company's workforce in September 1995 and the closure of its seven retail outlet stores. The Company's efforts to maintain tight overhead and working capital controls have been enhanced by, among other things, the elimination of underutilized sponsorships and licenses, in-house production of sales catalogs and selected initial footwear prototypes, the simplification of customer discount programs and office space consolidation.

  In June 1994, the Company entered into an agreement with Wal-Mart for the anticipated purchase of a minimum of $80 million of L.A. Gear branded footwear in each of the Company's 1995, 1996 and 1997 fiscal years (subject to reduction or elimination in 1996 and 1997 if sell-through did not meet certain designated sell-through targets.) Under the terms of the contract Wal-Mart is not subject to a minimum purchase commitment for the Company's fiscal 1996. The Company believes that it has established a better working relationship with Wal-Mart which should allow the Company to provide a product mix which better satisfies the footwear needs of the Wal-Mart customer.

  The Company had a combined domestic and international order backlog of $88.0 million and $170.5 million at December 31, 1995 and 1994, respectively. The lower backlog at December 31, 1995 is primarily due to (i) the inclusion in the backlog at December 31, 1994 of the entire $80 million minimum purchase commitment for fiscal 1995 under the Company's agreement with Wal-Mart, (ii) an approximate $19.6 million decrease in orders for children's lighted product and
(iii) the institution of an early futures discount program for orders scheduled to ship in the third quarter of fiscal 1995. The backlog at December 31, 1995 includes the balance of Wal-Mart's $80 million minimum purchase commitment for fiscal 1995 ($29.5 million), substantially all of which the Company expects Wal-Mart to fulfill in the first quarter of the Company's fiscal 1996. Approximately 27.3% of the December 31, 1995 backlog was for children's lighted shoes compared to 25.3% at December 31, 1994. Shipments and sales for future periods depend on, among other things, the combination of "futures" and "at-once" orders. Accordingly, the comparison of backlog from period to period may not be indicative of eventual actual shipments.

  The Company believes that the athletic footwear market is facing a major consolidation at the wholesale level. The Company will continue to seek to recognize and capitalize on opportunities to expand its product lines and distribution channels through the licensing of key trade names and the acquisition of other footwear brands.

                       L.A. GEAR, INC. AND SUBSIDIARIES
                          Consolidated Balance Sheets
                       (in thousands, except share data)

                                                         NOVEMBER 30,
                                                    -----------------------
                                                       1995         1994
                                                    ----------   ----------

ASSETS

Current assets:
 Cash and cash equivalents                           $ 35,956     $ 49,710
 Accounts receivable, net                              46,630       77,284
 Inventories                                           51,677       57,597
 Prepaid expenses and other current assets              3,773        9,827
                                                     --------     --------

     Total current assets                             138,036      194,418

Property and equipment, net                             8,290       11,951
Goodwill, net                                          11,191       12,317
Other assets                                            2,058        5,777
                                                     --------     --------
                                                     $159,575     $224,463
                                                     ========     ========

LIABILITIES, MANDATORILY REDEEMABLE PREFERRED
STOCK AND SHAREHOLDERS' (DEFICIT) EQUITY

Current liabilities:
 Accounts payable and accrued liabilities            $ 32,804     $ 46,013
 Borrowings under international credit facilities       1,233          557
                                                     --------     --------

     Total current liabilities                         34,037       46,570
                                                     --------     --------

7 3/4% convertible subordinated debentures due
 2002                                                  50,000       50,000
                                                     --------     --------

Minority interest                                       8,419        9,744
                                                     --------     --------

Mandatorily redeemable preferred stock:
 7.5% Series A cumulative convertible preferred
 stock, $100 stated value; 1,000,000 shares
 authorized, issued and outstanding; redemption
 value of $100 per share plus accrued and unpaid
 dividends                                            107,746      100,000
                                                     --------     --------

Shareholders' (deficit) equity:
 Common stock, no par value; 80,000,000 shares
  authorized; 22,936,433 shares issued and
  outstanding at November 30, 1995 and 1994           128,093      128,093
 Preferred stock, no stated value; 9,000,000
  shares authorized; no shares issued                      --           --
 Cumulative currency translation adjustment               561          194
 Accumulated deficit                                 (169,281)    (110,138)
                                                     --------     --------
    Total shareholders' (deficit) equity              (40,627)      18,149
                                                     --------     --------
       Commitments and contingencies                       --           --
                                                     --------     --------
                                                     $159,575     $224,463
                                                     ========     ========

See accompanying Notes to Consolidated Financial Statements.

                        L.A. GEAR, INC. AND SUBSIDIARIES
                     Consolidated Statements of Operations
                     (in thousands, except per share data)

                                                          YEAR ENDED NOVEMBER 30,
                                                     ---------------------------------
                                                       1995        1994         1993
                                                     --------    --------     --------
Net sales                                            $296,551    $415,966     $398,358
Cost of sales                                         207,802     292,629      284,133
                                                     --------    --------     --------

 Gross profit                                          88,749     123,337      114,225

Selling, general and administrative expenses          141,603     143,913      147,369
Litigation settlements, net                            (2,323)     (1,268)      (2,700)
Interest expense                                        4,174       4,437        3,956
Interest income                                        (1,984)     (1,444)      (1,887)
                                                     --------    --------     --------

 Loss before income taxes and minority interest       (52,721)    (22,301)     (32,513)

Income tax benefit                                         --          --           --
Minority interest                                       1,324         106           --
                                                     --------    --------     --------

 Net loss                                             (51,397)    (22,195)     (32,513)

Dividends on mandatorily
 redeemable preferred stock                            (7,746)     (7,500)      (7,667)
                                                     --------    --------     --------

 Loss applicable to common stock                     $(59,143)   $(29,695)    $(40,180)
                                                     ========    ========     ========

Loss per common share                                $  (2.58)   $  (1.29)    $  (1.75)
                                                     ========    ========     ========

Weighted average common shares outstanding             22,937      22,937       22,919
                                                     ========    ========     ========


See accompanying Notes to Consolidated Financial Statements.

                        L.A. GEAR, INC. AND SUBSIDIARIES
           Consolidated Statements of Shareholders' (Deficit) Equity
                                 (in thousands)

                                                YEARS ENDED NOVEMBER 30, 1995, 1994 AND 1993
                                          ------------------------------------------------------------

                                                               CUMULATIVE
                                            COMMON STOCK        CURRENCY
                                          -----------------   TRANSLATION    ACCUMULATED
                                          SHARES    AMOUNT     ADJUSTMENT      DEFICIT        TOTAL
                                          ------   --------   ------------   ------------   ----------

BALANCE, NOVEMBER 30, 1992                22,898   $127,714        $   --      $ (40,263)    $ 87,451

Exercise of stock options                     17        121            --             --          121

Issuance of shares to employee stock
  savings plan                                20        241            --             --          241

Currency translation adjustment               --         --          (836)            --         (836)

Dividends on mandatorily redeemable
 preferred stock                              --         --            --         (7,667)      (7,667)

Net loss                                      --         --            --        (32,513)     (32,513)
                                          ------   --------   -----------      ---------     --------

BALANCE, NOVEMBER 30, 1993                22,935    128,076          (836)       (80,443)      46,797

Exercise of stock options                      2         17            --             --           17

Currency translation adjustment               --         --         1,030             --        1,030

Dividends on mandatorily redeemable
 preferred stock                              --         --            --         (7,500)      (7,500)

Net loss                                      --         --            --        (22,195)     (22,195)
                                          ------   --------   -----------      ---------     --------

BALANCE, NOVEMBER 30, 1994                22,937    128,093           194       (110,138)      18,149

Currency translation adjustment               --         --           367             --          367

Dividends on mandatorily redeemable
  preferred stock                             --         --            --         (7,746)      (7,746)

Net loss                                      --         --            --        (51,397)     (51,397)
                                          ------   --------   -----------      ---------     --------

BALANCE, NOVEMBER 30, 1995                22,937   $128,093        $  561      $(169,281)    $(40,627)
                                          ======   ========   ===========      =========     ========


See accompanying Notes to Consolidated Financial Statements.

                        L.A. GEAR, INC. AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
                                 (in thousands)

                                    YEAR ENDED NOVEMBER 30,
                                --------------------------------
                                  1995        1994       1993
                                ---------   --------   ---------
Operating activities:
 Net loss                       $(51,397)  $(22,195)   $(32,513)
 Adjustments to reconcile
  net loss to net cash
  provided by (used in)
  operating activities:
   Depreciation and
    amortization                   7,266      8,818       8,644
   Minority interest in net
    loss of joint venture         (1,324)      (106)         --
   Loss on sale or
    abandonment of property
    and equipment                    417         72         317
   Increase in reserve for
    unused barter credits          4,568         --          --
   Write off of goodwill           1,012         --          --
   Issuance of shares to
    employee stock
    savings plan                      --         --         241
   Unrealized exchange gain         (570)        --          --
   (Increase) decrease, net
    of effects of
    acquisitions, in:
     Accounts receivable, net     30,603     (4,676)     (7,622)
     Inventories                   6,100     53,587     (39,927)
     Prepaid expenses and
      other current assets         3,320         58      (9,327)
     Refundable income taxes          --         --      23,835
     Other assets                  1,624         --          --
   Decrease, net of effects
    of acquisitions, in:
     Accounts payable and
      accrued liabilities        (12,831)    (6,180)     (6,870)
     Costs related to
      discontinued operations          -     (1,009)     (3,541)
                                --------    -------    --------
        Net cash provided by
         (used in) operating
         activities              (11,212)    28,369     (66,763)
                                --------    -------    --------
Investing activities:
 Capital expenditures             (3,256)    (3,969)     (5,307)
 Cash paid for acquisition
  of subsidiaries, net of
  cash acquired                       --       (479)    (17,070)
                                --------    -------    --------
        Net cash used in
         investing activities     (3,256)    (4,448)    (22,377)
                                --------    -------    --------
Financing activities:
 Payment of dividends on
  mandatorily redeemable
  preferred stock                     --     (7,500)    (15,413)
 Proceeds from minority's
  investment in joint venture         --      9,850          --
 Exercise of stock options
  and warrants                        --         17         121
 Net proceeds from issuance
  of convertible
  subordinated debentures             --         --      47,689
 Net borrowings (repayments)
  under international
  credit facilities                  622     (3,383)        602
                                --------    -------    --------
        Net cash provided by
         (used in) financing
         activities                  622     (1,016)     32,999
                                --------    -------    --------
Effect of exchange rate
 changes on cash and cash
 equivalents                          92       (985)        (51)
                                --------    -------    --------
        Net increase
         (decrease) in cash
         and cash equivalents    (13,754)    21,920     (56,192)
Cash and cash equivalents at
 beginning of year, including
 collateralized cash              49,710     27,790      83,982
                                --------    -------    --------

Cash and cash equivalents at
 end of year                    $ 35,956    $49,710    $ 27,790
                                ========    =======    ========

See accompanying Notes to Consolidated Financial Statements.

                       L.A. GEAR, INC. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements


NOTE 1. BACKGROUND AND ORGANIZATION
------  ---------------------------

  L.A. Gear, Inc., incorporated on February 7, 1979 in the State of California, designs, develops and markets a broad range of quality athletic and lifestyle footwear for adults and children.

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
------    ------------------------------------------

BASIS OF PRESENTATION
---------------------

  The consolidated financial statements include the accounts of L.A. Gear, Inc. and its subsidiaries (collectively referred to as the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

REVENUE RECOGNITION
-------------------

  Revenues are recognized when title passes based on the terms of the sale. Sales are recorded net of returns, discounts and allowances.

CASH AND CASH EQUIVALENTS
-------------------------

  Cash equivalents are all highly liquid, temporary cash investments, primarily institutional money market funds.

BARTER TRANSACTIONS
-------------------

  The Company records barter transactions based on the fair value of nonmonetary assets, primarily inventory, surrendered. Fair market value is presumed to be the asset's carrying value, adjusted for any impairment, so that no gain is recognized on the barter transaction. Impairment losses on the barter credits are recognized when the fair value of remaining barter credits is less than the carrying amount or it is probable that the barter credits will not be used.

INVENTORIES
-----------

  Inventories, substantially all of which consist of purchased finished goods, are stated at the lower of first-in, first-out (FIFO) cost or market. The Company establishes inventory obsolescence reserves adjusting the inventory for any impairment in carrying cost to the estimated net realizable value.

PROPERTY AND EQUIPMENT
----------------------

  Property and equipment are recorded at cost and include improvements that significantly add to the productive capacity or extend the useful life of the asset. The costs of major remodeling and improvements relating to leased facilities are capitalized as leasehold improvements. Upon retirement or other disposal, the asset cost and related accumulated depreciation are removed from the accounts and the net amount, less any proceeds, is charged or credited to operations. Costs of maintenance and repairs are expensed when incurred. Depreciation and amortization are computed over the estimated useful lives of depreciable assets (three to seven years) on the straight-line method. Leasehold improvements are amortized using the straight-line method over the shorter of the remaining term of the applicable lease or the life of the asset.

                       L.A. GEAR, INC. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements

GOODWILL
--------

  The excess of the acquisition cost over the fair value of the net assets of businesses acquired in purchase transactions has been included in goodwill and is amortized, using the straight-line method, over the period of expected benefit of 15 years.

  The carrying value of goodwill is assessed for any permanent impairment by evaluating the operating performance and future undiscounted cash flows of the underlying businesses. Adjustments are made if the sum of the expected future net cash flows is less than carrying value. Statement of Financial Accounting Standard ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. SFAS No. 121 is required to be implemented by the Company for the fiscal year beginning December 1, 1996 and is not expected to have a significant impact on the Company's financial position or results of operations.

FOREIGN CURRENCY TRANSLATION
----------------------------

  The U.S. dollar is the functional currency for the Company's consolidated operations except for its foreign subsidiaries which use the currency of their respective countries. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded in a separate component of shareholders' equity.

FORWARD EXCHANGE CONTRACTS
--------------------------

  The Company enters into forward exchange contracts, with terms of less than one year, to offset the effects of exchange rate changes on cash flow exposures denominated in foreign currencies. These exposures are primarily repayments of U.S. dollar denominated liabilities by the Company's foreign subsidiaries. These contracts are marked to market and realized and unrealized gains and losses are recognized in the consolidated statement of operations.

ADVERTISING AND PROMOTIONAL EXPENDITURES
----------------------------------------

  The Company recognizes advertising and promotional expenses as incurred, or, in the case of endorsement contracts, on the straight-line amortization basis over the term of the contract.

LOSS PER COMMON SHARE
---------------------

  Loss per common share has been computed based on the loss applicable to common stock (net loss plus dividends on mandatorily redeemable preferred stock) divided by the weighted average number of common shares outstanding during each period.

INCOME TAXES
------------

  In December 1993, the Company adopted SFAS No. 109, Accounting for Income Taxes, which mandates the liability method of accounting for income taxes.
Under SFAS No. 109, deferred tax liabilities are recognized for taxable temporary differences and deferred tax assets are recognized for deductible temporary differences and tax loss and credit carryforwards. A valuation allowance is established to reduce deferred tax assets if some, or all, of such deferred tax assets are not likely to be realized. The adoption of SFAS No. 109 did not have a material impact on the Company's financial position or results of operations.

                       L.A. GEAR, INC. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements

MINORITY INTEREST
-----------------

  In December 1993, a joint venture was formed with Inchcape Pacific Limited ("Inchcape"), a wholly owned subsidiary of Inchcape plc, to engage in the marketing, distribution and sales of L.A. Gear(R) branded footwear, apparel and accessories in selected Far East markets. The Company contributed the rights to distribute L.A. Gear branded products for a 50% share in the joint venture. Profits and losses are allocated based on specific terms of the joint venture agreement. The Company has a unilateral purchase option to acquire a majority interest in the joint venture and, accordingly, the Company has consolidated the accounts of the joint venture. Minority interest represents Inchcape's interest in the equity of the joint venture.

CONCENTRATION OF CREDIT RISK
----------------------------

  The Company sells its products to retailers and other customers and extends credit based on an evaluation of the customer's financial condition, generally without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company closely monitors its exposure to credit risk and maintains allowances for anticipated losses. See Note 5 - Accounts Receivable.

STOCK OPTIONS
-------------

  In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation. The Company will adopt only the disclosure provisions of SFAS No. 123 beginning in the year ending November 30, 1996. The adoption of SFAS No. 123 will not have a material impact on the Company's financial position or results of operations.

RECLASSIFICATIONS
-----------------

  Certain reclassifications have been made to 1994 and 1993 amounts in order to conform to the 1995 presentation.

NOTE 3.  BUSINESS ACQUISITIONS
------   ---------------------

  Effective June 8, 1994, the Company acquired for $2.0 million certain assets of the Company's exclusive distributor (and one of its affiliates) in Mexico. The excess of the purchase price over the estimated fair value of net assets acquired in such transaction, amounting to $1.1 million, was recorded as goodwill. The purchase price for the acquisition was settled by reducing the balance on outstanding amounts owed by the distributor to the Company. The acquisition was accounted for under the purchase method and, accordingly, the acquired assets have been recorded at their estimated fair value at the effective date of the acquisition.

  As a result of the economic crisis and the devaluation of the peso in Mexico, there is uncertainty as to the volume of business which can be achieved in the future. Accordingly, in 1995 the remaining goodwill balance of approximately $1.0 million was written off.

  Effective March 1, 1993, the Company acquired for $8.3 million in cash all of the share capital of the exclusive distributor of the Company's products in Germany. During 1993, the Company also acquired for $8.7 million in cash (i) all of the share capital of the Company's exclusive distributor in the Netherlands and (ii) certain assets and assumed certain liabilities of its exclusive distributors in the United Kingdom, Belgium and Austria. The excess of the consideration paid over the estimated fair value of net assets acquired in such transactions, amounting to $11.5 million, has been recorded as goodwill. Each of these acquisitions was accounted for under the purchase method and the consolidated results of operations of the Company include those of the acquired subsidiaries since the effective dates of acquisition.

                       L.A. GEAR, INC. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements


  The pro forma results of operations for the years ended November 30, 1994 and 1993, assuming the above acquisitions had taken place at the beginning of the respective periods, would not be materially different from the historical amounts reported.

NOTE 4.  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
------   -------------------------------------------------


                                                          1995        1994      1993
---------------------------------------------------------------------------------------
(IN THOUSANDS)

 CASH PAID (RECEIVED) DURING THE YEAR FOR:
   INTEREST PAID                                         $ 4,186    $ 4,433    $  4,037
                                                         =======    =======    =======
   INTEREST RECEIVED                                     $(1,984)   $(1,444)   $ (2,065)
                                                         =======    =======    ========
   INCOME TAXES, NET                                     $    --    $    --    $(24,404)
                                                         =======    =======    ========

 NONCASH INVESTING ACTIVITIES:
   ACQUISITION OF MEXICAN DISTRIBUTOR'S ASSETS           $    --    $ 1,953    $     --
                                                         =======    =======    ========

 NONCASH FINANCING ACTIVITIES:
   DIVIDENDS ACCRUED  AND UNPAID ON MANDATORILY
    REDEEMABLE PREFERRED STOCK                           $ 7,746    $    --    $     --
                                                         =======    =======    ========

NOTE 5.  ACCOUNTS RECEIVABLE
------   -------------------

  Accounts receivable, net of allowance for doubtful accounts and merchandise returns, consist of the following:

                                                 NOVEMBER 30,
                                              -------------------
                                                1995       1994
-----------------------------------------------------------------
(IN THOUSANDS)

TRADE RECEIVABLES
  DOMESTIC                                    $23,125    $55,531
  INTERNATIONAL                                28,291     24,552
                                              -------    -------
                                               51,416     80,083
OTHER RECEIVABLES                               2,767      3,676
                                              -------    -------
                                               54,183     83,759
LESS ALLOWANCE FOR DOUBTFUL ACCOUNTS AND
 MERCHANDISE RETURNS                           (7,553)    (6,475)
                                              -------    -------
                                              $46,630    $77,284
                                              =======    =======

  Domestic accounts receivable include $7.2 million and $20.9 million for Wal-Mart at November 30, 1995 and 1994, respectively.


NOTE 6.  PROPERTY AND EQUIPMENT
------   ----------------------

  Property and equipment, net of accumulated depreciation and amortization, consist of the following:


                                           NOVEMBER 30,
                                     ------------------------
                                       1995          1994
-------------------------------------------------------------
(IN THOUSANDS)

COMPUTER SOFTWARE AND EQUIPMENT      $ 15,949        $ 22,253
FURNITURE AND EQUIPMENT                 6,384          11,046
LEASEHOLD IMPROVEMENTS                  3,683           6,722
                                     --------        --------
                                       26,016          40,021
LESS ACCUMULATED DEPRECIATION
 AND AMORTIZATION                     (17,726)        (28,070)
                                     --------        --------
                                     $  8,290        $ 11,951
                                     ========        ========

                       L.A. GEAR, INC. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements

NOTE 7.   BANK BORROWINGS AND LIQUIDITY
------    -----------------------------

  The Company has a $75 million revolving line of credit with BankAmerica Business Credit, Inc. ("BABC") for loans and letters of credit (the "Revolving Facility"). The Revolving Facility is secured primarily by the Company's domestic assets and is subject to certain financial covenants. Borrowings under the Revolving Facility bear interest at a rate equal to Bank of America's publicly announced reference rate plus one and one-half percent. The Company may incur cash borrowings up to $10 million. There were no domestic cash borrowings under the Revolving Facility at any time during fiscal 1995. At November 30, 1995 approximately $23.6 million of domestic letters of credit were outstanding under the Revolving Facility. The Revolving Facility is scheduled to expire in November 1996, but will automatically be renewed for an additional one-year period unless either the Company or BABC delivers written notice to the contrary to the other party on or before September 23, 1996. The Company is currently evaluating all available options regarding sources of working capital. There can be no assurance, however, that such funding can be obtained on terms acceptable to the Company.

  The Company's German subsidiary had a $1.4 million credit facility in 1995 which was denominated in local currency and converted to U.S. dollars at the end-of-period exchange rate. The facility expired in December 1995 and the balance outstanding was repaid in January 1996. In fiscal 1995 the maximum borrowing under the facility at any time amounted to $1.4 million and the balance outstanding at November 30, 1995 was $1.2 million. The weighted average interest rate, as defined in the agreement and adjusted for current market conditions, was 8.3% as of November 30, 1995. The Company's Dutch subsidiary had a $4.9 million credit facility for the first seven months of fiscal 1995. At no time during fiscal 1995 did borrowings under this facility exceed $0.6 million. The Company believes that it has the ability to meet the financing needs, if any, of its foreign subsidiaries for the foreseeable future.

  The short-term and long-term liquidity of the Company is contingent primarily on the Company's future operating results, shareholder approval of a proposed share exchange transaction (see Note 11 - Series A Cumulative Convertible Preferred Stock/Proposed Share Exchange Transaction) and certain other factors. The Company believes that its present funding sources are sufficient to sustain the Company's anticipated short-term and long-term liquidity needs (other than with respect to the initial $35 million redemption obligation plus the accrued and unpaid dividends on August 31, 1996 under the Series A Preferred Stock, which obligation will be eliminated if the proposed share exchange transaction is approved). These needs are based on a number of factors including the size of the business and related working capital needs, the extent of the international subsidiaries' funding requirements, the extent to which the Company seeks to acquire or license other footwear brands and the level of domestic operating costs. In the event that the Company's future operating results fall below management's expectations, additional sources of working capital funding may be necessary and difficult to obtain. The Company may also need additional financing for future acquisitions which may be difficult to secure.

NOTE 8.  FINANCIAL INSTRUMENTS
-------  ---------------------

  The Company enters into forward contracts, with terms of less than one year, to offset the effects of exchange rate changes on cash flow exposures denominated in foreign currencies.

  The Company's foreign currency forward contracts at November 30, 1995 are listed below. All of the contracts mature no later than September 30, 1996. The currencies listed are in relation to the U.S. dollar and are converted at year-end market exchange rates.

                       L.A. GEAR, INC. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements



FOREIGN CURRENCY CONTRACTS                SOLD      BOUGHT
-----------------------------------------------------------
(IN MILLIONS)

GERMAN MARK                              $   3.5   $   0.2
FRENCH FRANC                                 3.3        --
BRITISH POUND                                3.9        --
DUTCH GUILDER                                1.2        --
ITALIAN LIRA                                 4.7        --
                                         -------   -------
                                         $  16.6   $   0.2
                                         =======   =======

NOTE 9.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
------   ----------------------------------------

  Accounts payable and accrued liabilities consist of the following:


                                                          NOVEMBER 30,
                                                       -----------------
                                                        1995      1994
------------------------------------------------------------------------
(IN THOUSANDS)

ACCOUNTS  PAYABLE                                      $ 5,249   $ 7,146
OTHER ACCRUED LIABILITIES                               15,388    22,490
ACCRUED INVENTORY PURCHASES                              7,111    11,327
ACCRUED  RESTRUCTURING AND NON-RECURRING CHARGES         2,755     2,435
ACCRUED ADVERTISING                                      2,301     2,615
                                                       -------   -------
                                                       $32,804   $46,013
                                                       =======   =======

  Accounts payable include issued but uncleared checks of $3.0 million at November 30, 1994.

  In September 1995, the Company announced a corporate reorganization plan designed to reengineer key business processes, streamline the Company's organizational structure and substantially reduce operating expenses. The reorganization plan resulted in a restructuring charge of $5.1 million in 1995 primarily related to the elimination of approximately 160 full time jobs, the closure of the Company's retail outlet division and office space consolidation at the corporate headquarters. In addition, in 1995 the Company incurred non-recurring charges of $5.6 million in connection with (i) a $4.6 million increase in the reserve for unused barter credits and (ii) a $1.0 million write off of goodwill related to the acquisition of the Company's Mexican business. In 1994, the Company incurred non-recurring charges of $2.5 million for payments due under contractual obligations to certain individuals upon realignment of senior management.

NOTE 10.  CONVERTIBLE SUBORDINATED DEBENTURES
-------   -----------------------------------

  On December 24, 1992, the Company completed a private sale of $50 million aggregate principal amount of 7 3/4% Convertible subordinated debentures due 2002, ("the Debentures"). On June 18, 1993, the Debentures were registered under the Securities Act of 1933, as amended.

  The fair market value of the Debentures at November 30, 1995 was $17.5 million. The Debentures are convertible into shares of the Company's Common Stock (the "Common Stock") at a conversion rate of $12.30 per share, subject to certain anti-dilution adjustments, and are redeemable by the Company at any time initially at a specified premium to par, declining to par for redemptions on or after November 30, 2000. Interest is payable semi-annually on May 31 and November 30.

The Debentures were delisted from the NASDAQ Small Cap Market, effective November 21, 1995, as a result of the Company's failure to comply with NASDAQ's capital and surplus requirements. The Company's $100 million of Series A mandatorily redeemable preferred stock is not included in the NASDAQ calculation of capital and surplus. Upon completion of the proposed share exchange transaction (see Note 11 - Series A Cumulative

                       L.A. GEAR, INC. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements

Convertible Preferred Stock/Proposed Share Exchange Transaction), the Company will exceed NASDAQ's capital and surplus requirements and expects the Debentures to be reinstated on the Small Cap Market.

NOTE 11.   SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK/PROPOSED SHARE
-------    ---------------------------------------------------------------
EXCHANGE TRANSACTION
--------------------

  In September 1991, the Company consummated the sale of one million shares of Series A cumulative convertible preferred stock (the "Series A Preferred Stock") to Trefoil Capital Investors, L.P. ("Trefoil") for an aggregate purchase price of $100 million.

  As long as shares of Series A Preferred Stock remain outstanding, the holders of such shares are entitled to receive, when, as and if declared by the Board of Directors out of assets of the Company legally available therefor, cumulative cash dividends at an annual rate of 7.5% (if in arrears, compounded quarterly at a rate of 8.625% per annum with respect to dividends in arrears, through the date of payment of such arrearages), payable quarterly in arrears on the last business day of February, May, August and November.

  The Company determined it was in its best interest not to, and it did not, pay the $1.875 million dividend on the Series A Preferred Stock due to Trefoil on each of February 28, 1995, May 31, 1995, August 31, 1995 and November 30, 1995. As of November 30, 1995, such dividend arrearage amounted to a total of $7.746 million.

  Each share of Series A Preferred Stock is convertible at the option of the holder into ten shares of Common Stock at $10.00 per common share, subject to certain antidilution adjustments (the "Conversion Price").

  The Series A Preferred Stock may be redeemed by the Company any time after the second anniversary of the issuance date (in integral multiples having an aggregate stated value of at least $15 million) if (i) all quarterly dividends on the Series A Preferred Stock have been paid in full and (ii) the market price of the Common Stock is equal to at least 175% of the Conversion Price for thirty consecutive trading days preceding the notice of redemption. In any such event, the redemption price per share will be equal to $100, plus accrued and unpaid dividends to the redemption date.

  The Company is required to redeem 350,000 shares of the original issue of one million shares of Series A Preferred Stock on August 31, 1996, and 162,500 shares on each August 31 thereafter until all remaining shares of Series A Preferred Stock have been redeemed. If the Company fails to redeem shares of Series A Preferred Stock when required, the annual dividend rate on the outstanding shares of Series A Preferred Stock will be increased to 10.125% (compounded quarterly with respect to dividends in arrears at a rate of 11.644% per annum) of the stated value of such shares plus accrued and unpaid dividends from the date of failure to redeem through the date of redemption. The Company believes that it is unlikely that it will be able to satisfy the mandatory $35 million redemption obligation plus the accrued and unpaid dividends with respect to the Series A Preferred Stock on August 31, 1996 from its cash flow from operations and its existing bank facility.

  Accordingly, in December 1995, the Company entered into an agreement with Trefoil providing for the exchange of all $100 million of the Company's Series A Preferred Stock, together with all accrued and unpaid dividends, for a new issue of Series B Preferred Stock (the "Share Exchange Transaction"). The terms of the Series B Preferred Stock provide for, among other things, the elimination of the mandatory redemption feature of the Series A Preferred Stock and a reduction in the conversion price from $10.00 to $6.75 per common share. In addition, under the terms of the Series B Preferred Stock, the Company would be entitled, at its option, to pay dividends during the fiscal year ending November 30, 1996 in either additional shares of Series B Preferred Stock or in cash. The coupon rate of 7.5% per annum for dividends with respect to the Series B Preferred Stock remains unchanged from that of the Series A Preferred Stock.

  The proposed Share Exchange Transaction has been recommended by a Special Committee of independent members of the Board of Directors, and has been approved by the Board of Directors. The Share Exchange Transaction, which is subject to certain conditions including the receipt of shareholder approval, will be considered

                       L.A. GEAR, INC. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements

at a special meeting of shareholders to be held in April 1996. If the proposed Share Exchange Transaction is not approved by the shareholders, the Company will explore the availability of new capital to satisfy the initial $35 million mandatory redemption obligation plus accrued and unpaid dividends with respect to the Series A Preferred Stock due on August 31, 1996. The Company believes that it would be difficult to secure such funding on terms acceptable to the Company.

  The Series A Preferred Stock has the right, voting as a separate class, to elect three of the Company's ten directors. Trefoil also currently has the right to elect an additional four members of an expanded board of fourteen as a result of the Company's decision not to pay dividends on the Series A Preferred Stock for the past four quarters. The Company has not received any notification from Trefoil as to its intent to exercise such right. Upon completion of the Share Exchange Transaction, those voting rights will terminate and the Series B Preferred Stock will vote with the Common Stock in all matters submitted to the vote of the holders of Common Stock, including the election of directors.

NOTE 12.  STOCK OPTIONS AND EMPLOYEE BENEFIT PLANS
-------   ----------------------------------------

  In April 1992, an affiliate of Pentland Group, plc purchased 1,244,445 shares of the Company's Common Stock for $14 million in cash. At November 30, 1995, such affiliate held an option to purchase 400,000 shares of Common Stock (200,000 at $13.50 per share and 200,000 at $16.125 per share), all of which are currently exercisable and expire on April 28, 1996.


1986 STOCK OPTION PLAN
----------------------

  The Company has adopted a noncompensatory stock option plan (the "1986 Plan"), which was approved by the Company's shareholders, for eligible employees, directors and consultants of the Company. Incentive stock options and nonqualified stock options may be issued under this stock option plan to purchase up to 3,500,000 shares of Common Stock and may be exercisable for a period of up to ten years from the date of grant. Options granted to date have been granted at prices equal to the fair market value of the Common Stock at the grant date.

  A summary of stock option activities under the 1986 Plan is as follows:


                                          NUMBER OF
                                           SHARES        OPTION PRICES
------------------------------------------------------------------------
OUTSTANDING AT NOVEMBER 30, 1992          1,758,186      $3.13 TO $33.63

GRANTED                                     411,666      $9.25 TO $11.25
EXERCISED                                   (16,776)     $6.13 TO $11.25
CANCELED                                   (181,185)     $3.13 TO $28.88
------------------------------------------------------------------------

OUTSTANDING AT NOVEMBER 30, 1993          1,971,891      $6.13 TO $33.63

GRANTED                                     131,000      $5.63 TO $11.38
EXERCISED                                    (1,810)     $6.13
CANCELED                                   (361,983)     $6.13 TO $24.63
------------------------------------------------------------------------

OUTSTANDING AT NOVEMBER 30, 1994          1,739,098      $5.63 TO $33.63

GRANTED                                     293,500      $2.60 TO $ 5.38
EXERCISED                                        --                  --
CANCELED                                   (522,080)     $4.38 TO $23.38
------------------------------------------------------------------------

OUTSTANDING AT NOVEMBER 30, 1995          1,510,518      $2.60 TO $33.63
========================================================================

                       L.A. GEAR, INC. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements

  At November 30, 1995, 1,510,518 common shares were reserved for the exercise of outstanding options, 1,096,348 shares were exercisable and 591,910 shares were available for grant (1,264,158 shares were exercisable and 363,330 shares were available for grant at November 30, 1994).

1992 STOCK OPTION PLAN
----------------------

  In June 1992, the Company adopted, and the shareholders approved, a separate stock option plan for Eligible Non-Employee Directors (the "1992 Plan").

  The 1992 Plan provides that upon election or appointment to the Company's Board of Directors, each Eligible Non-Employee Director (as defined in the 1992
Plan) shall receive a one-time grant of an option to purchase 20,000 shares of Common Stock at a price equal to the Fair Market Value (as defined in the 1992
Plan) of the Common Stock on the date the option is granted. Up to 400,000 shares of Common Stock may be issued or transferred pursuant to the 1992 plan.

  A summary of stock option activities under the 1992 Plan is as follows:


                                       NUMBER OF
                                        SHARES          OPTION PRICES
---------------------------------------------------------------------

OUTSTANDING AT NOVEMBER 30, 1992         40,000             $14.00

GRANTED                                  40,000             $ 9.75
EXERCISED                                    --                 --
CANCELED                                     --                 --
---------------------------------------------------------------------

OUTSTANDING AT NOVEMBER 30, 1993         80,000    $9.75 TO $14.00

GRANTED                                      --                 --
EXERCISED                                    --                 --
CANCELED                                     --                 --
---------------------------------------------------------------------

OUTSTANDING AT NOVEMBER 30, 1994         80,000    $9.75 TO $14.00

GRANTED                                      --                 --
EXERCISED                                    --                 --
CANCELED                                     --                 --
---------------------------------------------------------------------

OUTSTANDING AT NOVEMBER 30, 1995         80,000    $9.75 TO $14.00
=====================================================================

  At November 30, 1995, 80,000 shares were reserved for the exercise of outstanding options, 70,000 shares were exercisable and 320,000 shares were available for grant (50,000 shares were exercisable and 320,000 shares were available for grant at November 30, 1994).

1993 STOCK INCENTIVE PLAN
-------------------------

  In April 1993, the Company adopted, and the shareholders approved, a stock incentive plan (the "1993 Plan") for eligible employees, directors, officers and consultants of the Company. Incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance units and performance shares may be granted under the 1993 Plan. Up to 2,500,000 shares of Common Stock may be issued or transferred pursuant to the 1993 Plan. Options granted under this plan may be exercisable for a period of up to ten years from the date of grant. Options granted to date under the 1993 Plan have been granted at an exercise price equal to the average closing price of the Common Stock on the New York Stock Exchange composite tape for each of the five consecutive trading days immediately preceding the grant date.

                       L.A. GEAR, INC. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements

  A summary of stock option activities under the 1993 Plan is as follows:

                                       NUMBER OF
                                        SHARES     OPTION PRICES
-------------------------------------------------------------------

OUTSTANDING AT NOVEMBER 30, 1992             --      --

GRANTED                                 750,000    $11.55
EXERCISED                                    --      --
CANCELED                                     --      --
-------------------------------------------------------------------

OUTSTANDING AT NOVEMBER 30, 1993        750,000    $11.55

GRANTED                               1,423,178    $ 5.75 TO $11.38
EXERCISED                                    --      --
CANCELED                               (144,403)   $ 6.00 TO $ 7.78
-------------------------------------------------------------------

OUTSTANDING AT NOVEMBER 30, 1994      2,028,775    $ 5.75 TO $11.55

GRANTED                                 367,387    $ 2.66 TO $ 5.83
EXERCISED                                    --      --
CANCELED                               (340,700)   $ 5.18 TO $11.38
-------------------------------------------------------------------

OUTSTANDING AT NOVEMBER 30, 1995      2,055,462    $ 2.66 TO $11.55
===================================================================

  At November 30, 1995, 2,055,462 shares were reserved for the exercise of outstanding options, 1,333,198 shares were exercisable and 444,538 shares were available for grant (587,499 shares were exercisable and 471,225 shares were available for grant at November 30, 1994).


EMPLOYEE STOCK SAVINGS PLAN
---------------------------

  The Company has a defined contribution employee stock savings plan covering substantially all employees who are at least 21 years of age and have completed at least thirty days of employment. The Company made matching contributions of $289,000, $397,000 and $402,000 for 1995, 1994 and 1993, respectively, in respect to employee contributions to such plan.

NOTE 13.  INCOME TAXES
-------   ------------

  Domestic and foreign components of loss before income taxes and minority interest are as follows:



                         YEAR ENDED NOVEMBER 30,
------------------------------------------------------
(IN THOUSANDS)         1995        1994        1993
                    ----------   ---------   ---------
DOMESTIC             $(43,466)   $(12,093)   $(24,555)
FOREIGN                (9,255)    (10,208)     (7,958)
                     --------    --------    --------
                     $(52,721)   $(22,301)   $(32,513)
                     ========    ========    ========

  No income tax benefit has been recorded in 1995, 1994, and 1993. The difference between the tax benefit computed based on applying the U.S. statutory income tax rate to the loss before income taxes and minority interest and the recorded benefit was primarily due to the nonrecognition of tax benefits for operating losses as evaluated under the provisions of SFAS No. 109.

  Temporary differences and carryforwards which give rise to deferred tax assets, net of valuation allowance, at November 30, 1995 and 1994 are as follows:

                       L.A. GEAR, INC. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements

                                                   NOVEMBER 30,
--------------------------------------------------------------------------
(IN THOUSANDS)                           1995                       1994
                                       --------                   --------

LOSS CARRYFORWARDS                     $ 46,011                   $ 27,986
TAX CREDIT CARRYFORWARDS                  3,226                      3,226
RESERVES AND ACCRUED EXPENSES             8,520                     10,542
DEPRECIATION AND AMORTIZATION             5,444                      4,004
OTHER                                       907                      1,147
                                       --------                   --------

TOTAL DEFERRED TAX ASSETS                64,108                     46,905
LESS VALUATION ALLOWANCE                (64,108)                   (46,905)
                                       --------                   --------

   NET DEFERRED TAX ASSETS             $     --                   $     --
                                       ========                   ========

  At November 30, 1995, the Company had a federal tax net operating loss ("NOL") carryforward of approximately $73.5 million which will, if unused, expire in varying amounts in fiscal years 2007 through 2010. The Company also has a federal alternative minimum tax credit carryforward of approximately $3.2 million (available to offset future regular tax liabilities) which may be carried forward indefinitely. California franchise tax NOL carryforwards of approximately $76.2 million will, if unused, expire primarily in fiscal year 1998. In addition, the Company has other state and foreign NOL carryforwards with varying limitations on future utilization.

NOTE 14.  LITIGATION
-------   ----------

SETTLEMENTS
-----------

  In 1995, the Company recorded net settlement income of $ 2.3 million, substantially all of which was in connection with the settlement of certain patent and trademark infringement actions. Results for 1994 include net settlement income of $1.3 million in connection with trademark and patent infringement lawsuits partially offset by expenses relating to the settlement of employee litigation and a dispute with a former distributor. Fiscal 1993 results include a credit of $2.7 million relating to the partial recovery of the fiscal 1992 charges for the settlement by the Company of three separate consolidated shareholder class action lawsuits and related actions.

PENDING LITIGATION
------------------

  The Company is a defendant in certain legal actions. In the opinion of management, the disposition of these actions is not expected to have a material adverse effect upon the Company's financial position or results of operations.

NOTE 15.  COMMITMENTS AND CONTINGENCIES
-------   -----------------------------

  The Company has entered into various agreements for the purpose of obtaining footwear technology and product sourcing. Such agreements provide for, among other things, fees and royalties to be paid. At November 30, 1995, the aggregate amount of future commitments under such contracts totaled $11.5 million and are to be paid as follows: $5.5 million in 1996, $5.5 million in 1997 and $0.5 million in 1998.

  The Company has entered into various endorsement and sponsorship agreements with professional athletes, Universal Studios and other parties. Such agreements provide for, among other things, fees and royalties to be paid. At November 30, 1995, the aggregate amount of future commitments under such contracts totaled $4.8 million and are to be paid as follows: $1.1 million in 1996, $1.3 million in 1997, $1.2 million in 1998 and $1.2 million in 1999.

  In September 1994, the Company entered into a new one year management and consulting agreement with Shamrock Capital Advisors, Inc. ("SCA"), a company which provides management and consulting services to Trefoil. Selling, general and administrative expenses included $0.4 million, $0.7 million and $0.6 million,

                       L.A. GEAR, INC. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements

respectively, in 1995, 1994 and 1993 for fees to SCA. The agreement was not renewed and expired according to its terms in September 1995.

  The Company occupies certain facilities, including corporate offices and distribution centers, and rents certain equipment under operating leases. The Company is in the process of trying to sublease approximately 23,000 square feet at its corporate facility. Rental expense for 1995, 1994 and 1993 amounted to approximately $8.7 million, $8.4 million and $8.1 million, respectively.

  At November 30, 1995, the minimum rental commitments under noncancelable operating leases with an initial or remaining term in excess of one year were as follows:

                        YEAR ENDING NOVEMBER 30
------------------------------------------------------------
(IN THOUSANDS)

                1996                            $ 4,921
                1997                              3,467
                1998                              3,055
                1999                              2,321
                2000                              1,578
                THEREAFTER                        2,903
                                                -------
                                                $18,245
                                                =======

NOTE 16.   SEGMENT REPORTING
-------    -----------------

  The Company's principal business is the design, development and marketing of quality athletic and lifestyle footwear. The Company is a multinational corporation with operations in 10 countries. Transfers between geographic areas primarily represent intercompany export sales from the United States and are accounted for based upon established sales prices between the related companies. In computing results from operations for foreign subsidiaries, no allocation of general corporate expenses, interest or income taxes has been made.


                                       1995        1994
-----------------------------------------------------------
(IN THOUSANDS)

NET SALES

 UNITED STATES
  DOMESTIC                            $192,493    $298,489
  EXPORT CUSTOMERS                      33,656      59,240
  SALES TO OVERSEAS SUBSIDIARIES        37,848      29,020
-----------------------------------------------------------
 TOTAL UNITED STATES                   263,997     386,749
 EUROPE                                 59,996      50,104
 OTHER                                  10,406       8,133
 ELIMINATIONS                          (37,848)    (29,020)
-----------------------------------------------------------

  TOTAL                               $296,551    $415,966
===========================================================

OPERATING PROFIT (LOSS)

 UNITED STATES                         (50,537)    (18,428)
 EUROPE                                  3,161        (726)
 OTHER                                  (2,990)     (1,174)
 ELIMINATIONS                             (165)      1,020
-----------------------------------------------------------
                                       (50,531)    (19,308)
 INTEREST  EXPENSE, NET                 (2,190)     (2,993)
-----------------------------------------------------------

  TOTAL                               $(52,721)   $(22,301)
===========================================================

IDENTIFIABLE ASSETS

 UNITED STATES                         111,656     176,321
 EUROPE                                 38,389      36,134
 OTHER                                  11,433      13,745
 ELIMINATIONS                           (1,903)     (1,737)
-----------------------------------------------------------

   TOTAL                              $159,575    $224,463
===========================================================

                       L.A. GEAR, INC. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements

  The Company's domestic customers consist primarily of department, shoe, sporting goods and athletic footwear stores and wholesale distributors. In 1995, sales to Wal-Mart accounted for 15.3% of the Company's net sales. In 1994 and 1993 none of the Company's customers individually accounted for 10% or more of the Company's net sales. The Company's five largest customers worldwide, in the aggregate, accounted for approximately 27.8%, 26.8% and 20.7% of the Company's net sales in 1995, 1994 and 1993, respectively.

NOTE 17.  MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER
-------   ----------------------------------------------------------------
MATTERS; SELECTED QUARTERLY     FINANCIAL DATA (UNAUDITED)
----------------------------    --------------------------

  The Company's Common Stock is listed on the New York Stock Exchange under the symbol "LA". The following table presents summarized unaudited quarterly results and the range of high and low closing sales prices on the New York Stock Exchange for the indicated fiscal quarters.

                                FIRST QUARTER           SECOND QUARTER            THIRD QUARTER              FOURTH QUARTER
                            --------------------    ----------------------     -------------------      -------------------------
                              1995        1994       1995(2)       1994(1)      1995       1994(2)       1995(1)       1994(1)(2)
---------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT
PER SHARE DATA)

NET SALES                   $ 69,392    $120,436     $79,014      $ 84,248     $94,354    $126,550      $ 53,791      $    84,732

GROSS PROFIT                $ 20,740    $ 34,909     $24,970      $ 23,657     $32,542    $ 42,180      $ 10,497      $    22,591

NET INCOME (LOSS)           $(11,642)   $ (2,027)    $(5,911)     $(11,765)    $   416    $  6,526      $(34,260)     $   (14,929)
INCOME (LOSS) PER
    COMMON SHARE:
      PRIMARY               $  (0.59)   $  (0.17)    $ (0.34)     $  (0.59)    $ (0.07)   $   0.20      $  (1.58)     $     (0.73)
                            ========    ========     =======      ========     =======    ========      ========      ===========
      FULLY DILUTED         $  (0.59)   $  (0.17)    $ (0.34)     $  (0.59)    $ (0.07)   $   0.20      $  (1.58)     $     (0.73)
                            ========    ========     =======      ========     =======    ========      ========      ===========

PRICE RANGE OF
    COMMON STOCK:
      HIGH                  $   5.87    $  11.38     $  4.37      $   7.50     $  4.12    $   7.00      $   3.12      $      8.25
      LOW                   $   3.87    $   7.00     $  3.00      $   5.63     $  2.25    $   5.63      $   1.62      $      5.37


(1) In the fourth quarter of 1995, a restructuring charge of $5.1 million and non-recurring charges of $5.6 million were recorded in selling, general and administrative expenses. The restructuring charge primarily related to the elimination of approximately 160 full time jobs, the closure of the Company's retail outlet stores and office space consolidation at the corporate headquarters. The non-recurring charges were in connection with a $4.6 million increase in the reserve for unused barter credits and a $1.0 million write-off of goodwill related to the acquisition of the Company's Mexican business in June 1994. In the second and fourth quarters of 1994, the Company incurred charges of $2.3 million and $0.2 million respectively for costs associated with the realignment of the senior management of the Company. See Note 9-Accounts Payable and Accrued Liabilities.

(2) In the second quarter of 1995, the Company recorded net litigation settlement income of $1.9 million as part of a settlement agreement in connection with patent infringement litigation. In the third quarter of 1994, the Company entered into various settlement agreements primarily in connection with trademark and patent infringement actions pursuant to which it recorded net litigation settlement income of $2.9 million. In the fourth quarter of 1994, the Company recorded $1.9 million of litigation settlement expense primarily related to the settlement of employment litigation and a dispute with a former distributor. See Note 14-Litigation.

  At January 22, 1996, the Company had approximately 12,601 holders of record of its Common Stock. To date, the Company has not paid cash dividends on its Common Stock. The terms of the Series A Preferred Stock place restrictions on the ability of the Company to pay dividends on the Common Stock. The Company does not anticipate paying any dividends on the Common Stock in the foreseeable future.

SELECTED FINANCIAL DATA

                                                    FOR THE FISCAL YEAR ENDED NOVEMBER 30,
                                                    --------------------------------------
                                            1995         1994      1993        1992          1991
---------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)

NET SALES                                 $296,551     $415,966   $398,358    $430,194     $619,175

LOSS FROM CONTINUING OPERTIONS             (51,397)     (22,195)   (32,513)    (71,901)     (44,996)

NET LOSS                                   (51,397)     (22,195)   (32,513)    (71,901)     (66,200)

LOSS APPLICABLE TO COMMON STOCK            (59,143)     (29,695)   (40,180)    (79,647)     (67,825)

PER COMMON SHARE:

 LOSS FROM CONTINUING OPERATIONS
   BEFORE PREFERRED DIVIDENDS             $  (2.24)    $  (0.97)  $  (1.42)   $  (3.39)    $  (2.31)

 LOSS FROM CONTINUING OPERATIONS             (2.58)       (1.29)     (1.75)      (3.76)       (2.40)

 LOSS APPLICABLE TO COMMON STOCK             (2.58)       (1.29)     (1.75)      (3.76)       (3.49)

                                                                AT NOVEMBER 30,
                                                                ---------------
                                            1995         1994      1993        1992          1991
---------------------------------------------------------------------------------------------------
(IN THOUSANDS)
CASH AND CASH EQUIVALENTS                 $ 35,956     $ 49,710   $ 27,790    $ 83,982(A)  $  1,422

INVENTORIES                                 51,677       57,597    109,797      61,923      141,115

WORKING CAPITAL                            103,999      147,848    161,948     168,049      203,215

TOTAL ASSETS                               159,575      224,463    254,613     250,144      327,751

CONVERTIBLE SUBORDINARTED DEBENTURES        50,000       50,000     50,000          --           --

MANDATORILY REDEEMABLE PREFERRED STOCK
 PLUS ACCRUED AND UNPAID DIVIDENDS         107,746      100,000    100,000     100,000      100,000

SHAREHOLDERS' (DEFICIT) EQUITY             (40,627)      18,149     46,797      87,451      131,715

(A) Cash and cash equivalents included $29.0 million of collateralized cash.

REPORT OF INDEPENDENT ACCOUNTANTS


TO THE BOARD OF DIRECTORS
AND SHAREHOLDERS OF L.A. GEAR, INC.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' (deficit) equity and cash flows present fairly, in all material respects, the financial position of L.A. Gear, Inc. and its subsidiaries at November 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
Los Angeles, California
January 22, 1996

                                  ACCOUNTANTS

     Representatives of the Company's independent accountants for the current fiscal year, Price Waterhouse LLP, are expected to be present at the Meeting, will have the opportunity, if they so desire, to make a statement and will be available to respond to appropriate questions.

                           PROPOSALS OF SHAREHOLDERS

     No other business than that for which a special meeting of shareholders has been called may be transacted at that meeting. Under certain circumstances, shareholders are entitled to present proposals at annual shareholder meetings. Any such proposal to be included in the Proxy Statement for the Company's 1996 Annual Meeting of Shareholders was required to have been submitted to the Company prior to November 1, 1995 in a form that complied with applicable regulations.

                                OTHER BUSINESS

     The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than as stated in the accompanying Notice of Special Meeting of Shareholders. If, however, other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying form of Proxy to vote the shares represented thereby on such matters in accordance with their best judgment and in their discretion, and authority to do so is included in the Proxy.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                         Thomas F. Larkins
                                         Secretary

          , 1996

                                                                      APPENDIX I

                           SHARE EXCHANGE AGREEMENT

     AGREEMENT, dated as of December 12, 1995 (the "Agreement"), by and between L.A. Gear, Inc., a California corporation (the "Company") and Trefoil Capital Investors, L.P., a Delaware limited partnership ("Trefoil"), the holder of all of the shares of Series A cumulative convertible preferred stock ("Series A Preferred Stock") of the Company.

     WHEREAS, the Company and Trefoil desire to exchange the Series A Preferred Stock for newly issued Series B cumulative convertible preferred stock ("Series
                                                                         ------
B Preferred Stock"), having the terms set forth in the Certificate of
-----------------
Determination (the "Certificate of Determination") attached hereto as Exhibit A.
                    ----------------------------

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                           ARTICLE I - THE EXCHANGE

     SECTION 1.01. The Exchange.

     Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 1.02 hereof),

     (a) Trefoil shall assign, transfer, and convey to the Company one million (1,000,000) shares of Series A Preferred Stock and all accrued and unpaid dividends thereon. Trefoil shall deliver at the Closing certificates representing such shares duly endorsed in blank or accompanied by stock powers duly endorsed in blank in exchange for and against delivery by the Company of certificates representing the number of shares of Series B Preferred Stock to which Trefoil is entitled pursuant to Section 1.01(b) hereof.

     (b) The Company shall issue and deliver to Trefoil (i) one million (1,000,000) shares of Series B Preferred Stock, plus (ii) an additional number of shares of Series B Preferred Stock (rounded up to the next whole number) equal to a certain amount of accrued and unpaid dividends in respect of the Series A Preferred Stock through the Closing (the "Arrearage Amount") divided by 100, in exchange for and against delivery by Trefoil of certificates evidencing one million (1,000,000) shares of Series A Preferred Stock, and in satisfaction of all accrued and unpaid dividends thereon. For purposes of determining the Arrearage Amount, the amount of accrued and unpaid dividends shall be equal to the sum of (i) dividends accrued and unpaid through November 30, 1995, plus (ii) additional dividends, accruing at a rate of 7.5% per annum during the period beginning December 1, 1995 and ending on the Closing Date (the "Interim Period"), on any dividends on the Series A Preferred Stock which were accrued and unpaid as of November 30, 1995, plus (iii) current dividends accruing and becoming payable on the Series A Preferred Stock during the Interim Period, which shall accrue at the rate of 7.5% per annum during the Interim Period. The Company shall deliver to Trefoil one or more certificates representing the aggregate number of shares of Series B Preferred Stock Trefoil is entitled to in accordance with this Section 1.01(b) (the transactions contemplated by this Section 1.01 being referred to herein as the "Exchange") and the Registration Rights Amendment (as defined in Section 5.02(d)).

     SECTION 1.02 Consummation of the Exchange.

     The Exchange will be consummated (the "Closing") at the offices of Fried, Frank, Harris, Shriver & Jacobson, 725 South Figueroa Street, Los Angeles, California at 10:00 a.m. on the third business day after satisfaction or waiver of all conditions in Article V (or such other time and place as the parties may mutually agree) (the "Closing Date"), unless this Agreement has been earlier terminated in accordance with its terms.

            ARTICLE II - REPRESENTATIONS AND WARRANTIES OF TREFOIL

     Trefoil hereby represents and warrants to the Company as follows:

     SECTION 2.01. Authority; Approval.

     Trefoil has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Trefoil and the consummation by Trefoil of the transactions contemplated hereby has been duly authorized by all necessary corporate or partnership action and no other proceedings on the part of Trefoil are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Trefoil and, assuming the due authorization, execution and delivery thereof by the Company, constitutes the legal, valid and binding obligations of Trefoil, enforceable against Trefoil in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally.

     SECTION 2.02. No Conflict.

     (a) The execution and delivery of this Agreement by Trefoil and consummation of the Exchange contemplated hereby does not, and the performance of this Agreement and the Exchange by Trefoil will not: (i) conflict with or violate the Certificate of Limited Partnership or Agreement of Limited Partnership, in each case as amended or restated, of Trefoil, (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance (as defined in Section 7.03) on any of the properties or assets of Trefoil pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Trefoil is a party or by which Trefoil is bound or affected.

     (b) The execution and delivery of this Agreement by Trefoil and consummation of the Exchange contemplated hereby does not, and the performance of this Agreement and the Exchange by Trefoil will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, either domestic or foreign ("Governmental Entities").

     SECTION 2.03. Absence of Litigation.

     There is no claim, action, suit, litigation, proceeding, legal administrative or arbitration or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief, collectively, "Litigation"), pending or threatened against, affecting or involving Trefoil which seek to challenge the record or beneficial ownership of the Series A Preferred Stock by Trefoil, or, as of the date hereof, which seek to prevent or challenge the transactions contemplated hereby.

     SECTION 2.04. Title.

     Trefoil is the record and beneficial owner of 1,000,000 shares of Series A Preferred Stock. Trefoil has good and marketable title to the Series A Preferred Stock proposed to be exchanged by Trefoil hereunder and full right, power and authority to assign, transfer and deliver such Series A Preferred Stock hereunder, free and clear of all voting trust arrangements, liens, encumbrances, equities, security interests, restrictions and claims whatsoever (other than those imposed by the Securities Act of 1933, as amended (the "Securities Act") and the state securities or "blue sky" laws of certain jurisdictions); and upon delivery of Series B Preferred Stock in exchange for such Series A Preferred Stock hereunder, the Company will acquire title to such Series A Preferred Stock, free and clear of all liens, encumbrances, equities, claims, restrictions, security interests, voting trusts or other defects of title whatsoever. Except as provided in this Agreement, Trefoil has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Series A Preferred Stock, nor has Trefoil granted or assigned any rights to receive any accrued and unpaid dividends on the Series A Preferred Stock.

     SECTION 2.05. Investment Purposes.

     Trefoil is acquiring the Series B Preferred Stock for its own account and not with a view to or for sale in connection with any distribution of the Series B Preferred Stock.

                       ARTICLE III - REPRESENTATIONS AND
                           WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Trefoil as follows:

     SECTION 3.01.  Organization and Qualification.

     The Company is a corporation duly organized, validly existing and in good standing under the laws of California ("California Law"), has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

     SECTION 3.02.  Articles of Incorporation and Bylaws.

     The Company has heretofore furnished to Trefoil complete and correct copies of the Articles of Incorporation and the Bylaws, in each case as amended or restated, of the Company, which are in full force and effect.

     SECTION 3.03.  Capitalization; Title to Shares and Notes.

     (a) The authorized capital stock of the Company consists of: (1) 80,000,000 shares of common stock, no par value (the "Common Stock"), of which, as of the date hereof 22,936,433 shares of Common Stock were issued and outstanding, and
(2) 10,000,000 shares of Preferred Stock, 1,000,000 of which shares are designated as the Series A Preferred Stock, par value $100 per share. 1,000,000 shares of the Series A Preferred Stock are issued and outstanding. None of the issued and outstanding shares of capital stock are subject to preemptive rights created by statute, the Company's Articles of Incorporation or Bylaws or any agreement to which the Company is a party or is bound. Each of the outstanding shares of capital stock of the Company is duly authorized, validly issued, fully paid and nonassessable.

     (b) Upon consummation of the Exchange, all shares of the Series B Preferred Stock (the "Series B Shares") will be duly authorized, validly issued, fully paid and nonassessable, will be convertible into Common Stock of the Company in accordance with the terms of the Certificate of Determination and will be entitled to all of the powers, preferences and rights set forth therein. The shares of Common Stock initially issuable upon conversion of the Series B Shares (the "Conversion Shares") have been duly authorized and on the Closing Date will be reserved for issuance upon such conversion, and when issued upon conversion will be validly issued, fully paid and nonassessable.

     SECTION 3.04.  Authority; Approval.

     The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Registration Rights Amendment by the Company, the approval of the Certificate of Determination by the Board of

Directors of the Company, and the consummation by the Company of the transactions contemplated in this Agreement have been duly authorized by all necessary action by the Board of Directors and no other corporate proceedings on the part of the Company other than approval by the Company's shareholders as contemplated herein are necessary to authorize this Agreement, the Registration Rights Amendment, or the Certificate of Determination, or to consummate the transactions contemplated by this Agreement. This Agreement has been, and the Registration Rights Amendment upon execution and delivery pursuant hereto will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Trefoil, constitutes, and the Registration Rights Amendment upon execution and delivery pursuant hereto will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally.

     SECTION 3.05.  No Conflict.

     (a) The execution and delivery of this Agreement by the Company and consummation of the Exchange contemplated hereby does not, and the performance of this Agreement and the Exchange by the Company will not: (i) conflict with or violate the Articles of Incorporation or Bylaws, in each case as amended or restated, of the Company, (ii) except for terms of the Credit Agreement as to which consents or waivers will be obtained prior to the Closing Date, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance (as defined in Section 7.03) on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Company is a party or by which the Company is bound or affected.

     (b) The execution and delivery of this Agreement by the Company and consummation of the Exchange contemplated hereby does not, and the performance of this Agreement and the Exchange by the Company will not (other than the required filing of the Certificate of Determination and filings required under the federal and the state securities or "blue sky" laws of certain jurisdictions, all of which filings will have been made on or prior to the Closing Date) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

     SECTION 3.06.  Absence of Litigation.

     As of the date hereof, there is no Litigation pending or threatened against, affecting or involving the Company or any of its subsidiaries or any properties or rights of the Company or any of its subsidiaries which seek to prevent or challenge the transactions contemplated hereby.

     SECTION 3.07.  Opinion of Financial Advisor.

     The Company and the Special Committee have received the written opinion (the "Fairness Opinion") of Sutro & Co. Incorporated, dated as of the date of this Agreement to the effect that the Exchange is fair, from a financial point of view, to the shareholders of the Company (other than Trefoil).

                      ARTICLE IV - ADDITIONAL AGREEMENTS

     SECTION 4.01.  Meeting of Shareholders.

     The Company, acting through its Board of Directors, shall take all action necessary in accordance with California Law and its Articles of Incorporation and Bylaws to convene a meeting of the Company's shareholders to act on this Agreement and the Exchange (the "Shareholders' Meeting") not later than April 10, 1996. The Company, acting through its Board of Directors, shall use its reasonable best efforts to solicit from shareholders of the Company proxies in favor of the approval of the Exchange and issuance of the Series B Preferred Stock by the Requisite Vote, as defined in Section 7.03 below, of the shareholders of the Company.

     SECTION 4.02.  Best Efforts; Consents; Filings.

     Subject to the terms and conditions of this Agreement, the Company and Trefoil shall each use their reasonable best efforts to (i) take promptly, or cause to be taken, all appropriate action, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable foreign, federal, state or local law, statute, treaty, ordinance, rule, regulation, order, writ, injunction, decree, judgment or decree (collectively, "Laws") or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Company or Trefoil or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Exchange; (iii) make any necessary filings and thereafter make any other required submissions, notifications and filings with respect to this Agreement and the Exchange required under (A) the Securities Act and the Securities Exchange Act of 1934 ("Exchange Act") and the rules and regulations thereunder, and any other applicable Law, including, without limitation, any other federal or state securities laws and (B) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, provided, however, that Trefoil and the Company shall cooperate with each other in connection with the making of all such filings, including, without limitation, providing copies of all such documents to the non-filing party and its advisors prior to any filing and, if requested, to accept all reasonable additions, deletions or changes suggested by the non-filing party in connection therewith; and (iv) remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto all benefits contemplated by this Agreement. The Company and Trefoil shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. Prior to the Closing, the Company shall file the Certificate of Determination with the Secretary of State of California.

     SECTION 4.03.  NYSE Listing.

     The Company shall use its reasonable best efforts to cause the Conversion Shares to be approved for listing on the New York Stock Exchange, Inc. ("NYSE") as of the Closing Date.

     SECTION 4.04.  Voting Agreement.

     Trefoil hereby agrees, during the time this Agreement is in effect, at any meeting of the shareholders of the Company (including, without limitation, the Shareholders' Meeting) and in any action by written consent of the shareholders of the Company or the Series A Preferred Stockholders as a class, if and as requested to do so by the Company, to: (a) appear at any annual or special meeting of shareholders of the Company (including, without limitation, the Shareholders' Meeting) for the purpose of obtaining a quorum; (b) vote in person or by proxy, all of the shares of Common Stock now owned or with respect to which Trefoil has or shares voting power and all shares of Series A Preferred Stock (collectively, the "Shares") in favor of this Agreement and the Exchange;
(c) vote the Shares against any action, proposal or agreement that could reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under this Agreement, or which could reasonably be expected to result in any of the conditions to the Company's obligations under this Agreement not being fulfilled; and/or (d) waive its rights to vote in any manner (whether separately as a class or together with the Common Stock) with respect to this Agreement and the Exchange.

     SECTION 4.05.  Sale of Series A Preferred Stock.

     Trefoil hereby agrees that, other than the transfer contemplated by this Agreement, Trefoil shall not, until termination of this Agreement, directly or indirectly sell, transfer, assign or otherwise dispose of, or pledge, grant any option or security interest with respect to, or otherwise encumber shares of Series A Preferred Stock; provided, however, that Trefoil may sell or enter into an agreement to sell its shares of Series A Preferred Stock at any time prior to the twentieth day prior to the date scheduled for the Shareholders' Meeting and in connection therewith assign rights hereunder with respect thereto (a "Transfer") if: (i) the person so acquiring shares of Series A Preferred Stock (the "Transferee") agrees in writing to be bound by the terms of this Agreement,
(ii) the Transfer will not impede or delay in any material respect consummation of the transactions contemplated under this Agreement (it being understood and agreed that compliance by the Company with any requirement that any proxy or other solicitating material for use in connection with the Shareholders' Meeting be supplemented, modified, recirculated, and/or redistributed, or filed, cleared or declared effective with or by any governmental entity or the NYSE, on account of a Transfer shall not be deemed to impede or delay in any material respect consummation of the transactions contemplated under this

Agreement within the meaning of this clause (ii) provided that Trefoil and the Transferee cooperate with the Company in connection therewith), and (iii) Trefoil agrees in writing to remain liable hereunder for any breach of its obligations or the obligations of the Transferee under this Agreement. Notwithstanding anything to the contrary herein, if Trefoil Transfers any Series A Preferred Stock, Trefoil shall reimburse the Company for all additional out of pocket expenses incurred by the Company in complying with its obligations under this Agreement directly or indirectly as a result of a Transfer up to an aggregate amount of $50,000.

     SECTION 4.06.  Election of Directors.

     Trefoil hereby agrees that, until termination of this Agreement, it shall not exercise the right, as set forth in Article III, Section 3.d.(i) of the Articles of Incorporation and triggered by the non-payment of dividends payable in an amount equal to three full quarterly dividends, to elect four directors in addition to the three directors to which the Series A Preferred Stockholders are currently entitled.

     SECTION 4.07  Certain Anti-Dilution Adjustments.

     If, at any time during the period between the date hereof and the Closing Date (the "Adjustment Period"), the Company shall issue any shares of Common Stock (or rights, warrants or other securities convertible into Common Stock) or make any distributions to holders of Common Stock under circumstances which would have required an adjustment to the Conversion Price and the Conversion Ratio (as such terms are defined in the Certificate of Determination) pursuant to Section 8.g.(2) of the Certificate of Determination if the Series B Preferred Stock had been issued at the beginning of the Adjustment Period, then the Conversion Price and the Conversion Ratio in the Certificate of Determination as filed with the Secretary of State of the State of California shall be adjusted, prior to the Closing Date, in respect of such issuance as if the Series B Preferred Stock had been outstanding at the beginning of the Adjustment Period.


                        ARTICLE V - CLOSING CONDITIONS

     SECTION 5.01. Conditions to Obligations of Each Party Under This Agreement.

     The respective obligations of each party to effect the Exchange shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

     (a) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which restricts, prevents or prohibits consummation of the Exchange.

     (b) Government Consents. All consents, waivers, approvals and authorizations required to be obtained, and all filings or notices required to be made, by the Company and Trefoil prior to consummation of the transactions contemplated in this Agreement shall have been obtained from and made with all required Governmental Entities, and all requirements of any Law.

     (c) Shareholder Vote. This Agreement and the Exchange shall have been approved and adopted by the Requisite Vote of the shareholders of the Company.

     (d) Fairness Opinion. The Fairness Opinion described in Section 3.07 shall not have been modified, rescinded or otherwise withdrawn.

     SECTION 5.02.  Additional Conditions to Obligations of Trefoil.

     The obligations of Trefoil to effect the Exchange shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

     (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) when made and as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. Trefoil shall have received a certificate of an executive officer of the Company, as of the Closing Date, to such effect.

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Trefoil shall have received a certificate of an executive officer of the Company, as of the Closing Date, to that effect.

     (c) Legal Opinion. Trefoil shall have received the written legal opinion, dated the Closing Date, of Fried, Frank, Harris, Shriver & Jacobson substantially in the form of Exhibit B.

     (d) Registration Rights Amendment. The amendment to the Registration Rights Agreement, dated as of May 27, 1991, between the Company and Trefoil (the "Registration Rights Amendment") shall have been executed and delivered by the Company at or prior to the Closing Date, substantially in the form attached hereto as Exhibit C.

     (e) NYSE Listing. The shares of the Common Stock issuable upon conversion of the Series B Preferred Stock shall have been approved for listing on the NYSE as of the Closing Date.

     SECTION 5.03.  Additional Conditions to Obligations of the Company.

     The obligations of the Company to effect the Exchange shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

     (a) Representations and Warranties. Each of the representations and warranties of Trefoil contained in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) when made and as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. The Company shall have received a certificate of an executive officer of the general partner of Trefoil, as of the Closing Date, to such effect.

     (b) Agreements and Covenants. Trefoil shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have received a certificate of an executive officer of the general partner of Trefoil, as of the Closing Date, to that effect.

     (c) Consent. The Company shall have obtained the consent of the Bank (as defined in Section 7.03 below) pursuant to the Credit Agreement to the transactions contemplated herein, including but not limited to the Exchange, and the waiver of any provisions of the Credit Agreement which may be deemed to prohibit such transactions.

                ARTICLE VI - TERMINATION, AMENDMENT AND WAIVER

     SECTION 6.01.  Termination.

     This Agreement may be terminated at any time prior to the Closing Date:

     (a) by mutual consent of the Company and Trefoil;

     (b) by Trefoil, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue in any material respect;

     (c) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Trefoil set forth in this Agreement, or if any representation or warranty of the Trefoil shall have become untrue in any material respect;

     (d) by either Trefoil or the Company, if there shall be any final, non-appealable order or injunction imposed by a court of competent jurisdiction preventing the consummation of the Exchange;

     (e) by either Trefoil or the Company, if the Exchange shall not have been consummated on or before April 15, 1996; provided, however, Trefoil shall have no right to terminate this Agreement pursuant to this clause (e) prior to May 15, 1996 if the Exchange shall not have been consummated prior to April 15, 1996 as a direct or indirect result of a Transfer; and

     (f) by Trefoil at any time prior to the Mailing Date if Trefoil shall have theretofore received a bona fide offer to acquire from Trefoil, or Trefoil shall have entered into an agreement or agreements to sell, or sold, not less than a majority of the outstanding shares of Series A Preferred Stock.

     SECTION 6.02.  Amendment.

     This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 6.03.  Early Termination.

     If Trefoil terminates this Agreement pursuant to clause (f) of Section 6.01, Trefoil and the Transferee shall (i) irrevocably consent and agree to extend each mandatory redemption date contained in Section 5(b) of Article 3 of the Company's Restated Articles of Incorporation for a period of an additional 16 months from the date so specified, (ii) if and as requested by the Company take all the actions specified in Section 4.04 hereof with respect to all shares of Common Stock and the Series A Preferred Stock held by Trefoil or such Transferee in connection with the adoption or approval of an amendment of such
Section 5(b) effecting the extension described in clause (i) of this Section
6.03 and (iii) if and as requested by the Company take all other actions reasonably necessary to effect such extension. This Section 6.03 shall survive termination of the Agreement pursuant to Section 6.01(f).

                       ARTICLE VII - GENERAL PROVISIONS

     SECTION 7.01.  Company Approval.

     Any waiver, consent or amendment of this Agreement by the Company shall not be effective unless approved by the Special Committee, as defined in Section
7.03 below, of the Company's Board of Directors, and by the holders of a majority of the Series A Preferred Stock.

     SECTION 7.02.  Notices.

     All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission (provided that a confirmation copy is sent by another approved means) to the telecopier number specified below:

     (a)  If to the Company:

          L.A. Gear, Inc.
          2850 Ocean Park Boulevard
          Santa Monica, California 90405
          Attention:  Thomas F. Larkins, Esq.
          Telecopier No.: (310) 581-7737

          Stephen A. Koffler, Chairman of the Special Committee
          c/o Smith Barney Inc.
          10877 Wilshire Boulevard, Suite 1500
          Los Angeles, California 90024
          Telecopier No.: (310) 443-8266

          with a copy to each of:

          Fried, Frank, Harris, Shriver & Jacobson
          725 South Figueroa Street, Suite 3890
          Los Angeles, California 90017-5438
          Attention: David Robbins, Esq.
          Telecopier No.: (213) 689-1646

          Gibson, Dunn & Crutcher
          333 South Grand Avenue, 49th Floor
          Los Angeles, California 90071
          Attention: Jonathan K. Layne, Esq.
          Telecopier No.: (213) 229-7012

     (b)  If to Trefoil Capital Investors, L.P.:

          Trefoil Capital Investors, L.P.:
          4444 Lakeside Drive, 2nd Floor
          Burbank, California 91505-4054
          Attention: Robert G. Moskowitz
          Telecopier No.: (818) 842-3142

          with a copy to:

          Sanders, Barnet, Goldman, Simons & Mosk
          1901 Avenue of the Stars, Suite 850
          Los Angeles, California 90067
          Attention: Irwin G. Barnet, Esq.
          Telecopier No.: (310) 553-2435

     SECTION 7.03.  Certain Definitions.

     For purposes of this Agreement, the term:

          "Affiliate" means, with respect to any Person, a Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person; the term "control," as used in this definition, means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Person.

          "business day" means any day other than a day on which banks in the State of California are authorized or obligated to be closed.

          "Bank" means BankAmerica Business Credit, Inc.

          "Credit Agreement" means the Loan and Security Agreement between L.A. Gear California, Inc. and the Bank, dated as of November 22, 1993, as amended to date.

          "Encumbrance" means, with respect to any real or personal, tangible or intangible property, any lien, charge, reservation, right of entry, possibility of reverter, encroachment, easement, right of way, restrictive covenant, lease, security interest (whether based on common law, statute or contract and, including without limitation, any interest arising from any capitalized lease, conditional sale, trust receipt or deposit interest), option, right of first refusal, right of first offer or any other imperfection of title or right by any person to assert a claim with respect to such property.

          "Interested Director" shall mean a director of the Company within the meaning given to the term "Interested Director" used in or construed under
     Section 310 of the California Corporations Code.

          "Mailing Date" means the date on which the Company first mails or distributes to its shareholders a proxy statement with respect to the Shareholders' Meeting.

          "Person" means an individual, partnership, joint venture, corporation, trust, unincorporated association or other entity or association.

          "Requisite Vote" means the affirmative vote of a majority of the shares of Common Stock present and voting (excluding any rights of Series A Preferred Stock to vote together with the Common Stock, and excluding any shares of Common Stock owned by Trefoil or any Interested Director) at a meeting duly held for approval of the Exchange, at which a quorum is present (excluding any rights of Series A Preferred Stock to vote together with the Common Stock, and excluding any shares of Common Stock owned by Trefoil or any Interested Director).

          "Special Committee" means the committee established by the Company's Board of Directors in connection with the transactions contemplated herein, whose members, as of the date hereof, are Messrs. Dalshaug, Davis, Koffler and Ms. Meyers.

     SECTION 7.04.  Legend.

     On the date hereof, certificates representing all shares of the Series A Preferred Stock have been delivered to the Company and shall promptly hereafter be returned to Trefoil bearing the following legend:

     THE SHARES OR INTERESTS REPRESENTED BY THIS CERTIFICATE AND THE TRANSFER OF SUCH SHARES OR INTERESTS ARE RESTRICTED BY THE TERMS AND CONDITIONS OF A SHARE EXCHANGE AGREEMENT DATED AS OF DECEMBER 12, 1995 AMONG TREFOIL CAPITAL INVESTORS, L.P. AND L.A. GEAR, INC., A COPY OF WHICH IS AVAILABLE UPON REQUEST AT THE OFFICES OF THE COMPANY.

     SECTION 7.05.  Headings.

     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 7.06.  Severability.

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 7.07.  Entire Agreement.

     This Agreement, together with the Exhibits hereto, constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     SECTION 7.08.  Assignment.

     Except as expressly permitted hereunder, this Agreement shall not be assigned by any party hereto.

     SECTION 7.09.  Parties in Interest.

     This Agreement shall be binding upon and inure solely to the benefit of each party hereto, its successors and permitted assignees and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 7.10.  Failure or Indulgence Not Waiver; Remedies Cumulative.

     No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 7.11.  Governing Law.

     This Agreement shall be governed by, and construed in accordance with, California Law without regard to rules respecting conflicts of law.

     SECTION 7.12.  Counterparts.

     This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 7.13.  Construction.

     All section and article references are to this Agreement, unless otherwise expressly provided. As used in this Agreement, (a) "hereof", "hereunder", "herein" and words of like import shall be deemed to refer to this Agreement in its entirety and not just a particular section of this Agreement and (b) unless the context otherwise requires, words in the singular number or in the plural number shall each include the singular number or the plural number, words of the masculine gender shall include the feminine and neuter, and, when the sense so indicates, words of the neuter gender shall refer to any gender.

     SECTION 7.14.  Expenses.

     Except as otherwise provided in Section 4.05 hereof, each party hereto shall bear its own expenses in connection with the Exchange contemplated by this Agreement; provided, however, that unless this Agreement is terminated pursuant to Section 6.01(f) hereof, the Company shall pay the reasonable out of pocket expenses incurred by Trefoil in connection with the Exchange contemplated by this Agreement, up to an aggregate amount of $17,500.

     SECTION 7.15.  Specific Enforcement.

     The Company and Trefoil acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any court of the State of California located in Los Angeles, California, having jurisdiction, this being in addition to any other remedy to which they may be entitled by law or equity.

     IN WITNESS WHEREOF, the Company and Trefoil have caused this Agreement to be executed as of the date first written above by their respective officers and representatives thereunto duly authorized.

                                              L.A. GEAR, INC.

                                              By: /s/ WILLIAM L. BENFORD
                                                  -----------------------------
                                                  Name:  William L. Benford
                                                  Title: President

                                              TREFOIL CAPITAL INVESTORS, L.P.
                                              By:  TREFOIL INVESTORS, INC., its
                                                   general partner

                                              By: /s/ ROBERT G. MOSKOWITZ
                                                  -----------------------------
                                                  Name:  Robert G. Moskowitz
                                                  Title: Managing Director

                                                                     APPENDIX II

                                L.A. GEAR, INC.

    CERTIFICATE OF DETERMINATION OF SERIES B CONVERTIBLE PREFERRED STOCK
     SETTING FORTH THE RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS
                       OF SUCH SERIES OF PREFERRED STOCK

     The undersigned, William L. Benford and Thomas F. Larkins, President and Secretary, respectively, of L.A. Gear, Inc., a California corporation, do hereby certify:

     FIRST: The Restated Articles of Incorporation of the corporation authorize the issuance of Ten Million (10,000,000) shares of stock designated "Preferred Stock," of which Nine Million (9,000,000) are issuable from time to time in one or more series, and authorized the Board of Directors to determine or alter the rights, preferences, privileges and restrictions granted to or imposed on any wholly unissued series of such Preferred Stock, and the number of shares constituting any such series and the designation thereof, of any or all of them.

     SECOND: The Board of Directors of the corporation, pursuant to the authority of Section 401 of the California General Corporation Law, did duly adopt the resolution attached hereto as Exhibit A and incorporated herein by this reference, authorizing and providing for the creation of a series of Preferred Stock to be known as "Series B Preferred Stock," consisting of One Million _________ (________) shares, none of the shares of such series having been issued.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate this _____ day of ___________________________, 1996.


                                           -------------------------------------
                                           Name:   William L. Benford
                                           Title:  President


                                           -------------------------------------
                                           Name:   Thomas F. Larkins
                                           Title:  Secretary

                                   EXHIBIT A

RESOLUTION OF THE BOARD OF DIRECTORS OF L.A. GEAR, INC. ESTABLISHING A SERIES
          OF PREFERRED STOCK TO BE KNOWN AS SERIES B PREFERRED STOCK

     NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority conferred upon the Board of Directors by Article Four of the Restated Articles of Incorporation of this corporation, there is hereby established a series of the authorized Preferred Stock of the corporation, which series shall be designated as "Series B Preferred Stock" and which series shall consist of One Million __________ (________) shares and shall have the following rights, preferences, privileges and restrictions:

     Section 1.   Stated Value.

     The Series B Preferred Stock shall have a stated value of $100 per share (the "Stated Value").

     Section 2.   Dividends and Distributions.

     a. The holders of shares of Series B Preferred Stock, in preference to the holders of shares of Junior Dividend Stock (as defined in Section 11 hereof), shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the corporation legally available therefor, cumulative dividends at an annual rate of 7.50% (arrearages of dividends shall bear additional dividends compounded quarterly at a rate of 8.625% per annum, through the date of payment of such arrearages) from and after the Issue Date (as defined in Section 11 hereof) as long as the shares of Series B Preferred Stock remain outstanding, and subject to paragraph (b) of this Section 2, no more. Dividends shall be payable in cash or additional shares of Series B Preferred Stock, as provided in paragraph (c) of this Section 2. Dividends shall be computed on the basis of the Stated Value, and shall accrue and be payable quarterly, in arrears, on the last Business Day (as defined in Section
11) of February, May, August and November in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the Issue Date.

     b. Dividends payable pursuant to paragraph (a) of this Section 2 shall begin to accrue and be cumulative from the Issue Date, whether or not earned or declared. The amount of dividends so payable shall be determined on the basis of twelve 30-day months and a 360-day year. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than sixty days prior to the date fixed for the payment thereof.

     c. With respect to dividends paid on or prior to November 30, 1996, dividends on the Series B Preferred Stock shall be payable, at the option of the Company, in whole shares of Series B Preferred Stock valued at $100 per share or in cash; thereafter, dividends on the Series B Preferred Stock shall be payable in cash.

     d. The holders of shares of Series B Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

     Section 3. Voting Rights. In addition to any voting rights provided by law, the holders of shares of Series B Preferred Stock shall have the following voting rights:

     a. In addition to voting rights provided elsewhere in this Section 3, and as long as any of the Series B Preferred Stock is outstanding, each share of Series B Preferred Stock shall entitle the holder thereof to vote on all matters, including with respect to the election of directors, voted on by holders of the Company's Common Stock, no par value (the "Common Stock") voting together as a single class with other shares entitled to vote at all meetings of the shareholders of the corporation. With respect to any such vote, each share of Series B Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the shares of capital stock of the corporation into which such share of Series B Preferred Stock is convertible on the record date for such vote; provided, however, that if more than one share of Series B Preferred Stock shall be held by any holder of shares of Series B Preferred Stock, the total number of votes which such holder shall be entitled to cast pursuant to this Section 3(a) shall be computed on the basis of conversion of the total number of shares of Series B Preferred Stock held by such holder, with any then remaining fractional share disregarded for the purposes of this Section 3(a).

     b. In addition to the voting rights provided elsewhere in this Section 3, the affirmative vote of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting separately as a single series, in person or by proxy, at a special or annual meeting of shareholders called for the purpose, shall be necessary to (A) authorize, increase the authorized number of shares of, or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification), any shares of any class or classes, or any series of any class or classes, of the corporation's capital stock ranking pari passu with or prior to (either as to dividends or upon voluntary or involuntary liquidation, dissolution or winding up) the Series B Preferred Stock, (B) except as contemplated pursuant to Section 2(c), increase the authorized number of shares of, or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of, Series B Preferred Stock or (C) alter, amend or repeal any of the provisions of the Restated Articles of Incorporation (as defined in Section 11 hereof) of the corporation which in any manner would alter, change or otherwise adversely affect in any way the powers, preferences or rights of the Series B Preferred Stock.

     c. (1) The rights of holders of shares of Series B Preferred Stock to take any actions as provided in this Section 3 may be exercised, subject to the CGCL (as defined in Section 11 hereof), at any annual meeting of shareholders or at a special meeting of shareholders held for such purpose as hereinafter provided or at any adjournment or postponement thereof, or by the written consent, delivered to the Secretary of the corporation, of the holders of the minimum number of shares required to take such action.

     As long as such right to vote continues (and unless such right has been exercised by written consent of the minimum number of shares required to take such action), the Chairman of the Board of the corporation may call, and upon the written request of holders of record of 20% of the outstanding shares of Series B Preferred Stock, addressed to the Secretary of the corporation at the principal office of the corporation, shall call, a special meeting of the holders of shares entitled to vote as provided herein. The corporation shall use its best efforts to hold such meeting within thirty-five, but in any event not later than sixty, days after delivery of such request to the Secretary of the corporation, at the place and upon the notice provided by law and in the By-laws of the corporation for the holding of meetings of shareholders.

     (2) At each meeting of shareholders at which the holders of shares of Series B Preferred Stock shall have the right, voting separately as a single series, to take any action, the presence in person or by proxy of the holders of record of a majority of the total number of shares of Series B Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment or postponement thereof, in the absence of a quorum of the holders of shares of Series B Preferred Stock, holders of a majority of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series B Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

     For the taking of any action as provided in paragraph (b) of this Section 3 by the holders of shares of Series B Preferred Stock, each such holder shall have one vote for each share of Series B Preferred Stock standing in his name on the transfer books of the corporation as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the Business Day next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held.

     Section 4.   Certain Restrictions.

     a. Whenever quarterly dividends payable on shares of Series B Preferred Stock as provided in Section 2 hereof are not paid in full, thereafter and until all unpaid dividends payable, whether or not declared, on the outstanding shares of Series B Preferred Stock shall have been paid in full, or prior to June 1, 1997 without the affirmative vote of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting separately as a single series, in person or by proxy, at a special or annual meeting of shareholders, the corporation shall not: (A) declare or pay dividends, or make any other distributions, on any shares of Junior Dividend Stock other than dividends or distributions payable in Junior Dividend Stock; or (B) declare or pay dividends, or make any other distributions, on any shares of Parity Dividend Stock (as defined in Section 11 hereof), except (1) dividends or distributions payable in Junior Dividend Stock and (2) dividends or distributions paid ratably on the Series B Preferred

Stock and all Parity Dividend Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all shares of the Series B Preferred Stock and such Parity Dividend Stock are then entitled.

     b. Whenever quarterly dividends payable on shares of Series B Preferred Stock as provided in Section 2 hereof are not paid in full, thereafter and until all unpaid dividends payable, whether or not declared, on the outstanding shares of Series B Preferred Stock shall have been paid in full, or prior to June 1, 1997 without the affirmative vote of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting separately as a single series, in person or by proxy, at a special or annual meeting of shareholders, the corporation shall not: (A) redeem, purchase or otherwise acquire for consideration any shares of Junior Dividend Stock or Junior Liquidation Stock (as defined in Section 11 hereof) or Parity Dividend Stock or Parity Liquidation Stock (as defined in Section 11 hereof); provided, however, that (1) the corporation may at any time redeem, purchase or otherwise acquire shares of Junior Liquidation Stock or Parity Liquidation Stock in exchange for any shares of capital stock of the corporation that rank junior to the Series B Preferred Stock as to dividends and upon liquidation, dissolution and winding up; (2) the corporation may accept shares of any Parity Liquidation Stock for conversion into shares of capital stock of the corporation that rank junior to the Series B Preferred Stock as to dividends and upon liquidation, dissolution and winding up; and (3) the corporation may at any time redeem, purchase or otherwise acquire shares as may be required pursuant to the corporation's 1986 Stock Option Plan, 1992 Stock Option Plan For Eligible Non Employee Directors, 1993 Stock Incentive Plan or Employee Stock Savings Plan, as they may be amended from time to time, or similar employee stock plans hereafter adopted; or (B) redeem or purchase or otherwise acquire for consideration any shares of Series B Preferred Stock; provided, however, that the corporation (1) may accept shares of Series B Preferred Stock surrendered for conversion into shares of capital stock of the corporation pursuant to Section 8 hereof, and (2) may elect to redeem all outstanding shares of Series B Preferred Stock pursuant to Section 5(a) hereof.

     c. The corporation shall not permit any Subsidiary (as defined in Section 11 hereof) of the corporation to purchase or otherwise acquire for consideration any shares of capital stock of the corporation unless the corporation could, pursuant to paragraph (b) of this Section 4, purchase such shares at such time and in such manner.

     Section 5.   Redemption.

     a. The corporation shall have the right, at its sole option and election made in accordance with paragraph (d) of this Section 5, to redeem, out of funds legally available therefor, shares of Series B Preferred Stock, in whole or in part, in integral multiples having an aggregate Stated Value of at least $5,000,000, at any time and from time to time, at a redemption price equal to the Stated Value, plus an amount per share equal to all accrued and unpaid dividends, whether or not declared, to the date of redemption (the "Redemption Price"); provided, however, that the corporation shall not have any such right unless (A) all quarterly dividends payable on shares of Series B Preferred Stock pursuant to Section 2 hereof shall have been paid in full and (B) the Current Market Price (as defined in Section 11 hereof) of the

Common Stock is equal to at least 150% of the Conversion Price (as defined in Section 11 hereof) for thirty consecutive Trading Days (as defined in Section 11 hereof).

     b. If less than all shares of Series B Preferred Stock at the time outstanding are to be redeemed, the shares to be redeemed shall be selected pro rata.

     c. Notice of any redemption of shares of Series B Preferred Stock pursuant to this Section 5 shall be mailed at least forty-five, but not more than seventy-five, days prior to the date fixed for redemption to each holder of shares of Series B Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the corporation. In order to facilitate the redemption of shares of Series B Preferred Stock, the Board of Directors may fix a record date for the determination of Series B Preferred Stock to be redeemed, or may cause the transfer books of the corporation for the Series B Preferred Stock to be closed, not more than sixty days or less than thirty days prior to the date fixed for such redemption.

     d. On the date of any redemption being made pursuant to this Section 5 which is specified in a notice given pursuant to paragraph (c) of this Section 5, the corporation shall, and at any time after such notice shall have been mailed and before the date of redemption the corporation may, deposit for the benefit of the holders of shares of Series B Preferred Stock to be redeemed the funds necessary for such redemption, including the amount necessary to pay all accrued and unpaid dividends to the date of redemption, with a bank or trust company in the City of Los Angeles having a capital and surplus of at least $1,000,000,000. Any moneys so deposited by the corporation and unclaimed at the end of one year from the date designated for such redemption shall revert to the general funds of the corporation. After such reversion, any such bank or trust company shall, upon demand, pay over to the corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof and any holder of shares of Series B Preferred Stock to be redeemed shall look only to the corporation for the payment of the Redemption Price. In the event that moneys are deposited pursuant to this paragraph (d) in respect of shares of Series B Preferred Stock that are converted in accordance with the provisions of Section 8, such moneys shall, upon such conversion, revert to the general funds of the corporation and, upon demand, such bank or trust company shall pay over to the corporation such moneys and shall be relieved of all responsibility to the holders of such converted shares in respect thereof. Any interest accrued on funds deposited pursuant to this paragraph (d) shall be paid from time to time to the corporation for its own account.

     e. Notice of redemption having been given as aforesaid, upon the deposit of funds pursuant to paragraph (d) in respect of shares of Series B Preferred Stock to be redeemed pursuant to this Section 5, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, from and after the date of redemption designated in the notice of redemption (i) the shares represented thereby shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue, and (iii) all rights of the holders of shares of Series B Preferred Stock to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price therefor, and the right to convert such shares into shares of

Common Stock until the close of business on the Business Day next preceding the date of redemption, in accordance with Section 8 hereof.

     Section 6. Reacquired Shares. Any shares of Series B Preferred Stock converted, redeemed, purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares of Series B Preferred Stock shall upon their cancellation, in accordance with the CGCL, become authorized but unissued shares of Preferred Stock of the corporation and may be reissued as part of another series of Preferred Stock of the corporation, subject to the conditions or restrictions on issuance set forth herein.

     Section 7.   Liquidation, Dissolution or Winding Up.

     a. If the corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of ninety consecutive days and on account of any such event the corporation shall liquidate, dissolve or wind up, or if the corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made (i) to the holders of shares of Junior Liquidation Stock unless, prior thereto, the holders of shares of Series B Preferred Stock, subject to Section 8, shall have received the Liquidation Preference (as defined in Section 11 hereof) with respect to each share, or (ii) to the holders of shares of Parity Liquidation Stock, except distributions made ratably to the holders of the Series B Preferred Stock and the Parity Liquidation Stock in proportion to the total amounts to which the holders of all such shares of Series B Preferred Stock and Parity Liquidation Stock would be entitled upon such liquidation, dissolution or winding up. Upon any such liquidation, dissolution or winding up, the holders of shares of Series B Preferred Stock shall be entitled to receive the Liquidation Preference with respect to each such share and no more.

     b. Neither the merger or other business combination of the corporation with or into any other Person (as defined in Section 11 hereof) or Persons nor the sale of all or substantially all the assets of the corporation shall be deemed to be a liquidation, dissolution or winding up of the corporation for purposes of this Section 7.

     Section 8.   Conversion.

     a. Subject to the provisions for adjustment hereinafter set forth, each share of Series B Preferred Stock shall be convertible at the option of the holder thereof into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock deliverable upon conversion of a share of Series B Preferred Stock, adjusted as hereinafter provided, is referred to herein as the "Conversion Ratio." The Conversion Ratio shall initially be 14.815 and the Conversion Price shall initially be $6.75. The Conversion Ratio and the Conversion Price are subject to adjustment from time to time pursuant to paragraph (g) of this Section 8.

     b. Conversion of the Series B Preferred Stock may be effected by any such holder upon the surrender to the corporation at the principal office of the corporation in the State of California (the "Transfer Agent") or at the office of any agent or agents of the corporation, as may be designated by the Board of Directors of the corporation, of the certificate for such Series B Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 8 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto. As promptly as practicable, and in any event within five Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the corporation that such taxes have been paid), the corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series B Preferred Stock being converted shall be entitled and (ii) if less than the full number of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. Such conversion shall be deemed to have been made at the close of business on the date of giving such notice and of such surrender of the certificate or certificates representing the shares of Series B Preferred Stock to be converted (the "Conversion Date") so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time. The corporation shall not be required to convert, and no surrender of shares of Series B Preferred Stock shall be effective for that purpose, while the transfer books of the corporation for the Common Stock are closed for any purpose (but not for any period in excess of five days); but the surrender of shares of Series B Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such shares of Series B Preferred Stock were surrendered, and at the Conversion Ratio in effect at the date of such surrender.

     c. In case any shares of Series B Preferred Stock are to be redeemed pursuant to Section 5, such right of conversion shall cease and terminate as to the shares of Series B Preferred Stock to be redeemed at the close of business on the Business Day next preceding the date fixed for redemption unless the corporation shall default in the payment of the Redemption Price.

     d. The Conversion Ratio shall be subject to adjustment from time to time in certain instances as hereinafter provided. Upon conversion, the holder of shares of Series B Preferred Stock shall be entitled to receive any accrued and unpaid dividends on the shares of Series B Preferred Stock surrendered for conversion to the Conversion Date. Such accrued and unpaid dividends shall be payable by the corporation if the Conversion Date is (i) on or prior to November 30, 1996, then, at the option of the Corporation, in cash or in shares of Common Stock valued at the Conversion Price; or (ii) after November 30, 1996, in cash (to the extent funds are legally available therefor); provided, however, that if any such required cash payment in respect of accrued and unpaid dividends is not paid on the Conversion Date, the holder shall thereafter have the option to (i) convert such unpaid dividends into shares of Common Stock at a per share price equal to the Conversion Price in effect on the Conversion Date (adjusted for any changes in the Conversion Ratio after the Conversion Date pursuant to Section 8(g)(1)) of the shares of Series B Preferred Stock in respect of which such dividends accrued or (ii) permit such unpaid funds to continue to be treated as accrued and unpaid dividends for all purposes hereunder (including the accrual of additional dividends thereon in accordance with Section 2(a) hereof and the restrictions of Section 4 hereof) until paid by the Corporation or converted in accordance herewith.

     e. In connection with the conversion of any shares of Series B Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price per share of Common Stock on the Trading Day on which such shares of Series B Preferred Stock are deemed to have been converted. If more than one share of Series B Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion thereof shall be computed on the basis of the total number of shares of Series B Preferred Stock so surrendered.

     f. The corporation shall at all times reserve and keep available for issuance upon the conversion of the Series B Preferred Stock, free from any preemptive rights, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series B Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series B Preferred Stock.

     g. The Conversion Ratio will be subject to adjustment from time to time as follows:

     (1) In case the corporation shall at any time or from time to time after the Issue Date (A) pay a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock, (C) combine the outstanding shares of Common Stock into a smaller number of shares or (D) issue by reclassification of the shares of Common Stock any shares of capital stock of the corporation, then, and in each such case, the Conversion Ratio in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted so that the holder of any shares of Series B Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Series B Preferred Stock been surrendered for conversion immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this clause (i) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective. No adjustment shall be made pursuant to this clause
(i) in connection with any transaction to which paragraph (h) applies.

     (2) In case the corporation shall issue shares of Common Stock (or rights, warrants or other securities convertible into or exchangeable for shares of Common Stock) after the Issue Date at a price per share (or having a conversion price per share) less than the Current Market Price as of the date of issuance of such shares or of such convertible securities, then, and in each such case, the Conversion Ratio shall be adjusted so that the holder of each share of Series B Preferred Stock shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (A) the applicable Conversion Ratio on the day immediately prior to such date by (B) a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding on such date and (2) the number of additional shares of Common Stock issued (or into which the convertible securities may convert), and the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding on such date and (y) the number of shares of Common Stock which the aggregate consideration receivable by the corporation for the total number of shares of Common Stock so issued (or into which the rights, warrants or other convertible securities may convert) would purchase at the Current Market Price on such date. An adjustment made pursuant to this clause (2) shall be made on the next Business Day following the date on which any such issuance is made and shall be effective retroactively immediately after the close of business on such date. For purposes of this clause (2), the aggregate consideration receivable by the corporation in connection with the issuance of shares of Common Stock or of rights, warrants or other securities convertible into shares of Common Stock shall be deemed to be equal to the sum of the aggregate offering price (before deduction of underwriting discounts or commissions and expenses payable to third parties) of all such Common Stock, rights, warrants and convertible securities plus the minimum aggregate amount, if any, payable upon exercise or conversion of any such, rights, warrants and convertible securities into shares of Common Stock. The issuance of any shares of Common Stock pursuant to (a) a dividend or distribution on, or subdivision, combination or reclassification of, the outstanding shares of Common Stock requiring an adjustment in the Conversion Ratio pursuant to clause
(1) of this paragraph (g), or (b) any employee benefit or stock option plan or program of the corporation, or (c) any employment or option agreement with an officer of the corporation (or any of its Subsidiaries) hired after the Issue Date and approved by the Board of Directors or (d) any option, warrant, right, or convertible security outstanding as of the date hereof, or (e) the terms of a joint venture agreement approved by the Board of Directors, if immediately after such issuance, the aggregate number of shares of Common Stock issued pursuant to this subclause (e) does not exceed 600,000 shares, shall not be deemed to constitute an issuance of Common Stock or convertible securities by the corporation to which this clause (2) applies. In addition, (A) Common Stock or convertible securities issued to acquire, or in the acquisition of, all or any portion of a business as a going concern, in an arm's length transaction between the Company and a third party which is not an Affiliate of the Company, whether such acquisition shall be effected by purchase of assets, exchange of securities, merger, consolidation or otherwise, or (B) Common Stock or convertible securities issued in a bona fide public offering pursuant to a firm commitment underwriting, shall not be deemed to constitute an issuance of Common Stock or convertible securities by the corporation to which this clause (2) applies. Upon the expiration unexercised of any options, warrants or rights to convert any convertible securities for which an adjustment has been made pursuant to this clause (2), the adjustments shall forthwith be reversed to effect such rate of conversion as would have been in effect at the time of such expiration or termination had such options, warrants or rights or convertible securities, to the extent outstanding immediately prior to such expiration or termination, never been issued. No adjustment shall be made pursuant to this clause (2) in connection with any transaction to which paragraph (h) applies.

     (3) In case the corporation shall at any time or from time to time after the Issue Date declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the corporation or any of its Subsidiaries by way of dividend or spinoff), on its Common Stock, other than dividends or distributions of shares of Common Stock which are referred to in clause (1) of this paragraph (g) or cash dividends declared pursuant to a regular dividend policy adopted by the Board of Directors of the Company and paid out of Current Retained Earnings, as defined in Section 11 hereof, then the Conversion Ratio shall be adjusted so that the holder of each share of Series B Preferred Stock shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (1) the applicable Conversion Ratio on the day immediately prior to the record date fixed for the determination of shareholders entitled to receive such dividend or distribution by (2) a fraction, the numerator of which shall be the Current Market Price per share of Common Stock for the period of twenty Trading Days preceding such record date, and the denominator of which shall be such Current Market Price per share of Common Stock less the Fair Market Value (as defined in Section 11 hereof) per share of Common Stock (as determined in good faith by the Board of Directors of the corporation, a certified resolution with respect to which shall be mailed to each holder of shares of Series B Preferred Stock) of such dividend or distribution; provided, however, that in the event of a distribution of capital stock of a Subsidiary of the corporation (a "Spin-Off") made to holders of shares of Common Stock, the numerator of such fraction shall be the sum of the Current Market Price per share of Common Stock for the period of twenty Trading Days preceding the thirty-fifth Trading Day after the effective date of such Spin-Off and the Current Market Price of the number of shares (or the fraction of a share) of capital stock of the Subsidiary which is distributed in such Spin-Off in respect of one share of Common Stock for the period of twenty Trading Days preceding such thirty-fifth Trading Day and the denominator of which shall be the Current Market Price per share of Common Stock for the period of twenty Trading Days preceding such thirty-fifth Trading Day. An adjustment made pursuant to this clause (3) shall be made upon the opening of business on the next Business Day following the date on which any such dividend or distribution is made and shall be effective retroactively immediately after the close of business on the record date fixed for the determination of shareholders entitled to receive such dividend or distribution; provided, however, that if the proviso to the preceding sentence applies, then such adjustment shall be made and be effective as of such thirty-fifth Trading Day after the effective date of such Spin-Off. No adjustment shall be made pursuant to this clause (3) in connection with any transaction to which paragraph (h) applies.

     (4) For purposes of this paragraph (g), the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the corporation.

     (5) The term "dividend," as used in this paragraph (g) shall mean a dividend or other distribution upon Common Stock of the corporation.

     (6) Anything in this paragraph (g) to the contrary notwithstanding, the corporation shall not be required to give effect to any adjustment in the Conversion Ratio unless and until the net effect of one or more adjustments (each of which shall be carried forward), determined as above provided, shall have resulted in a change of the Conversion Ratio by at least one one-hundredth of one share of Common Stock, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Ratio by a least one one-hundredth of one share of Common Stock, such change in Conversion Ratio shall thereupon be given effect.

     (7) The certificate of any firm of independent public accountants of recognized standing selected by the Board of Directors of the corporation (which may be the firm of independent public accountants regularly employed by the corporation) shall be presumptively correct for any computation made under this paragraph (g).

     (8) If the corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares of Common Stock issuable upon exercise of the right of conversion granted by this paragraph (g) or in the Conversion Ratio then in effect shall be required by reason of the taking of such record.

     (9) There shall be no adjustment of the Conversion Ratio in case of the issuance of any stock of the corporation in a merger, reorganization, acquisition or other similar transaction except as set forth in paragraphs
(g)(1), (g)(2) and (h) of this Section 8.

     h. In case of any capital reorganization or reclassification of outstanding shares of Common Stock (other than a reclassification covered by paragraph
(g)(1) of this Section 8), or in case of any merger of the corporation with or into another corporation, or in case of any sale or conveyance to another corporation of all or substantially all of the assets or property of the corporation (each of the foregoing being referred to as a "Transaction"), at the option of the holder of any shares of Series B Preferred Stock (i) each share of Series B Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash or securities of the Surviving Person (as defined in Section 11 hereof)) upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series B Preferred Stock was convertible immediately prior to such Transaction (including, on a pro rata basis, the cash, securities or property received by holders of Common Stock in any tender or exchange offer that is a step in such Transaction), or (ii) each share of Series B Preferred Stock shall entitle the holder thereof to receive, upon presentation of the certificate therefor to the Surviving Person (as defined in Section 11 hereof) at any time subsequent to the consummation of such Transaction (1) if the Surviving Person is a Qualified Person (as defined in Section 11 hereof), that number of shares of Survivor Common Stock (as defined in Section 11 hereof) of the Surviving Person determined by multiplying the number of shares of Common Stock into which such share of Series B Preferred Stock was convertible immediately prior to the consummation of such Transaction by a fraction, the numerator of which is the Current Market Price of the Common Stock immediately prior to the consummation of such Transaction and the denominator of which is the Current Market Price of the Survivor Common Stock of the Surviving Person for the twenty Trading Days preceding the consummation of the Transaction giving rise to the adjustment in this paragraph (h) or (2) if the Surviving Person is not a Qualified Person, cash equal to the Fair Market Value, as of the consummation of such Transaction (computed with interest), of the securities or other property to which it would have been entitled under clause (i) above, as determined by an independent investment banking firm (with an established national reputation as a valuer of equity securities); provided, however, that in the event that the per share consideration receivable by the holders of Common Stock upon the consummation of such Transaction is equal to at least 125% of the Conversion Price, each share of Series B Preferred Stock then outstanding shall be convertible in accordance with clause (i) of this Section 8(h), whether or not the Surviving Person is a Qualified Person. In any such case, if necessary, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions set forth in this Section 8 with respect to rights and interests thereafter of the holders of shares of Series B Preferred Stock to the end that the provisions set forth herein for the protection of the conversion rights of the Series B Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the shares of Series B Preferred Stock remaining outstanding (with such adjustments in the conversion price and number of shares issuable upon conversion and such other adjustments in the provisions hereof as the Board of Directors shall determine to be appropriate). In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 8 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

     Notwithstanding anything contained herein to the contrary, the corporation will not effect any Transaction unless, prior to the consummation thereof, the Surviving Person thereof shall assume, by written instrument mailed to each holder of shares of Series B Preferred Stock, the obligation to deliver to such holder such cash, property or securities to which, in accordance with the foregoing provisions, such holder is entitled.

     i. In case at any time or from time to time the corporation shall pay any dividend or make any other distribution to the holders of its Common Stock, or shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other right, or there shall by any capital reorganization or reclassification of the Common Stock of the corporation or merger of the corporation with or into another corporation, or any sale or conveyance to another corporation of the property of the corporation as an entirety or substantially as an entirety, or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the corporation, then, in any one or more of said cases the corporation shall give at least twenty days prior written notice (the time of mailing of such notice shall be deemed to be the time of giving thereof) to the registered holders of the Series B Preferred Stock at the addresses of each as shown on the books of the corporation maintained by the transfer agent thereof as of the date on which (i) the books of the corporation shall close or a record shall be taken for such stock dividend, distribution or subscription rights or (ii) such reorganization, reclassification, merger, sale or conveyance, dissolution, liquidation or winding up shall take place, as the case may be, provided that in the case of any Transaction to which paragraph (h) applies the corporation shall give at least thirty days prior written notice as aforesaid. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, merger, sale or conveyance or participate in such dissolution, liquidation or winding up, as the case may be. Failure to give such notice shall not invalidate any action so taken.

     Section 9. Reports as to Adjustments. Upon any adjustment of the Conversion Ratio then in effect and any increase or decrease in the number of shares of Common Stock issuable upon the operation of the conversion set forth in Section 8 hereof, then, and in each such case, the corporation shall promptly deliver to the transfer agent of the Series B Preferred Stock and Common Stock, a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the corporation setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Conversion Ratio then in effect following such adjustment and the increased or decreased number of shares issuable upon the conversion set forth in Section 8 hereof. The corporation shall also promptly after the making of such adjustment give written notice to the registered holders of the Series B Preferred Stock at the address of each holder as shown on the books of the corporation maintained by the Transfer Agent thereof, which notice shall state the Conversion Ratio then in effect, as adjusted, and the increased or decreased number of shares issuable upon the exercise of the right of conversion granted by Section 8 hereof, and shall set forth in reasonable detail the method of calculation of each and a brief statement of the facts requiring such adjustment. Where appropriate, such notice to holders of the Series B Preferred Stock may be given in advance and included as part of the notice required under the provisions of Section 8(i) hereof.

     Section 10. Certain Covenants. Any registered holder of Series B Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Article Three, or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

     Section 11. Definitions. The following terms shall have the meanings indicated:

     "Adjustment Period" shall mean the period of five consecutive Trading Days preceding the date as of which the Fair Market Value of a security is to be determined.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by agreement or otherwise.

     "Business Day" shall mean any day other than Saturday, Sunday or a day on which banking institutions in the State of California are authorized or obligated by law or executive order to close.

     "CGCL" shall mean the California General Corporation Law, as amended.

     "Conversion Price" shall mean an amount equal to the Stated Value divided by the Conversion Ratio (as adjusted pursuant to paragraph (g) of Section 8 hereof).

     "Current Market Price," when used with reference to shares of Common Stock or other securities on any date, shall mean the closing price per share of Common Stock or such other securities on such date and, when used with reference to shares of Common Stock or other securities for any period shall mean the average of the daily closing prices per share of Common Stock or such other securities for such period. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock or such other securities are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock or such other securities are listed or admitted to trading. If the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or, if on any such date the Common Stock or such other securities are not quoted by any such organization, the average of the closing bid and asked prices are furnished by a professional market maker making a market in the Common Stock or such other securities selected by the Board of Directors of the corporation. If the Common Stock or such other securities are not publicly held or so listed or publicly traded, "Current Market Price" shall mean the Fair Market Value per share of Common Stock or of such other securities as determined in good faith by the Board of Directors of the corporation based on an opinion of an independent investment banking firm with an established national reputation as a valuer of securities, which opinion may be based on such assumptions as such firm shall deem to be necessary and appropriate.

     "Current Retained Earnings" means cumulative retained earnings earned in the four fiscal quarters immediately preceding the quarter in which the dividend is paid to the extent such earnings have not previously been paid as dividends.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Exchange Act shall include reference to the comparable section, if any, of any such similar Federal statute.

     "Fair Market Value" shall mean, as to shares of Common Stock or any other class of capital stock or securities of the corporation or any other issue which are publicly traded, the average of the Current Market Prices of such shares or securities for each day of the Adjustment Period. The "Fair Market Value" of any security which is not publicly traded or of any other property shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors of the corporation or a committee thereof, or, if no such investment banking or appraisal firm is in the good faith judgment of the Board of Directors or such committee available to make such determination, as determined in good faith by the Board of Directors of the corporation or such committee.

     "Issue Date" shall mean the first date on which shares of Series B Preferred Stock are issued.

     "Junior Dividend Stock" shall mean (i) the Common Stock and (ii) any other capital stock of the corporation which ranks junior as to dividends to the Series B Preferred Stock.

     "Junior Liquidation Stock" shall mean (i) the Common Stock and (ii) any other capital stock of the corporation which ranks junior upon liquidation, dissolution or winding up to the Series B Preferred Stock.

     "Liquidation Preference" with respect to a share of Series B Preferred Stock shall mean the Stated Value per share, plus an amount equal to all accrued but unpaid dividends.

     "Parity Dividend Stock" shall mean any capital stock of the corporation ranking on a parity as to dividends with the Series B Preferred Stock.

     "Parity Liquidation Stock" shall mean any capital stock of the corporation ranking on a parity upon liquidation, dissolution or winding up with the Series B Preferred Stock.

     "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

     "Qualified Person" shall mean any Person that, immediately after giving effect to the applicable Transaction, (i) is a solvent corporation or other entity organized under the laws of any State of the United States of America having its common stock or, in the case of an entity other than a corporation, equivalent equity securities, listed on the New York Stock Exchange or the American Stock Exchange or quoted by the NASDAQ National Market System or any successor thereto or comparable system, and such common stock or equivalent equity security continues to meet the requirements for such listing or quotation and (ii) is required to file, and in each of its three fiscal years immediately preceding the consummation of the applicable Transaction (or since its inception) has filed, reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act.

     "Restated Articles of Incorporation" shall mean the Restated Articles of Incorporation of the corporation, as amended from time to time.

     "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

     "Surviving Person" shall mean the continuing or surviving Person of a merger or other business combination, the Person receiving a transfer of all or a substantial part of the properties and assets of the corporation, or the Person merging into the corporation in a merger or other business combination in which the corporation is the continuing or surviving Person, but in connection with which the Series B Preferred Stock or Common Stock of the corporation is exchanged or converted into the securities of any other Person or cash or any other property; provided, however, if such surviving Person is a direct or indirect Subsidiary of a Qualified Person, the parent entity that is a Qualified Person shall be the Surviving Person.

     "Survivor Common Stock" with respect to any Surviving Person shall mean any shares of such Surviving Person of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Surviving Person and which is not subject to redemption by such Surviving Person; provided, however, that if at any time there shall be more than one such class or series, the shares of each such class and series issuable upon conversion of the Series B Preferred Stock then being converted shall be substantially in the proportion to the total number of shares of each such class and series.

     "Trading Day" means a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, a Business Day.

                                                                   APPENDIX III


                  AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

     THIS AMENDMENT TO REGISTRATION RIGHTS AGREEMENT ("Amendment") is entered into as of _________________, 1996, by and between L.A. Gear, Inc., a California corporation (the "Company"), and Trefoil Capital Investors, L.P., a Delaware limited partnership (the "Investor").

     WHEREAS, the Company and the Investor entered into a certain Registration Rights Agreement, dated as of May 27, 1991 (the "Agreement").

     WHEREAS, the Company and the Investor mutually desire to amend the Agreement to facilitate the exchange of all of the Investor's shares of Series A cumulative convertible preferred stock ("Series A Preferred Stock") and any accrued and unpaid dividends thereon, for shares of Series B cumulative convertible preferred stock ("Series B Preferred Stock") in accordance with the Share Exchange Agreement, dated as of December 12, 1995, between the Company and the Investor (the "Exchange Agreement").

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Exchange Agreement and intending to be legally bound, the parties agree as follows:

     SECTION ONE - BACKGROUND

     1.1 The Background Section is hereby amended in its entirety to read as follows:

          Background. Pursuant to a Stock Purchase Agreement dated as of May 27, 1991, as amended (the "Purchase Agreement"), between the Company and the Investor, the Investor, subject to the terms and conditions contained therein, purchased from the Company 1,000,000 shares of the Company's Series A Cumulative Convertible Preferred Stock, no par value. Pursuant to a Share Exchange Agreement, dated as of December 12, 1995, between the Company and the Investor, the Investor has, subject to the terms and conditions contained therein, agreed to exchange its shares of the Series A Preferred Stock for one million __________ (________) shares of Series B Cumulative Convertible Preferred Stock (the "Preferred Stock"). The Preferred Stock is convertible into shares of the Company's common stock, no par value (the "Common Stock").

     SECTION TWO - DEFINITIONS

     2.1 The definition of "Certificate of Determination" in Section Two is hereby amended in its entirety to read as follows:

          "Certificate of Determination" means the Certificate of Determination of Rights and Preferences of Series B Cumulative Convertible Preferred Stock of the Company.

     2.2 The definition of "Conversion Shares" in Section Two is hereby amended in its entirety to read as follows:

          "Conversion Shares" means the shares of Common Stock issued or issuable upon conversion of the Preferred Stock or upon conversion of accrued dividends on Preferred Stock.

     2.3 The definition of "Registrable Securities" in Section Two is hereby amended in its entirety to read as follows:

          "Registrable Securities" means (i) any Conversion Shares, (ii) shares of Common Stock acquired by the Investor after the Closing Date (as defined in the Purchase Agreement) and (iii) any shares of the Preferred Stock. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (a) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act (as defined below) and such securities shall have been disposed of in accordance with such registration statement, (b) they shall have been sold as permitted by, and in compliance with, the Securities Act,
     (c) they shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration of them under the Securities Act, or (d) they shall have ceased to be outstanding.

     2.4 Section Two of the Agreement is hereby amended by the addition of the following definition:

          "Preferred Stock" means the Series B Cumulative Convertible Preferred Stock.

     SECTION THREE - REGISTRATION UNDER SECURITIES ACT, ETC.

     3.1 Section 3.2(c) is hereby amended in its entirety to read as follows:

          Special Meaning of "Registrable Security". For purposes of this
     Section 3.2, the term "Registrable Security" shall mean all Conversion Shares and any other shares of Common Stock acquired by the Investor prior to the third anniversary of the Closing Date (as defined in the Purchase Agreement).

     SECTION EIGHT-ASSIGNMENT; CALCULATION OF PERCENTAGE INTERESTS IN REGISTRABLE SECURITIES

     4.1 Section 8(a) is hereby amended in its entirety to read as follows:

          (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and, with respect to the Company, its respective successors and assigns and, with respect to the Investor, its respective successors and assigns, and any holder of any Registrable Securities, subject to the provisions respecting the minimum numbers of percentages of shares of Registrable Securities required in order to be entitled to certain rights, or take certain actions, contained herein. The Investor named in the first paragraph of this Agreement (and not any other holder of Registrable Securities or any other Person) shall be permitted, in connection with a transfer or disposition of Registrable Securities, to impose conditions or constraints on the ability of the transferee, as a holder of Registrable Securities, to request a registration pursuant to
     Section 3.1 and shall provide the Company with copies of such conditions or constraints and the identity of such transferees.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

                                           L.A. GEAR, INC.

                                           By:
                                              ----------------------------------
                                              Name:
                                              Title:

                                           TREFOIL CAPITAL INVESTORS, L.P.
                                           By:   TREFOIL INVESTORS, INC., its
                                                 general partner

                                           By:
                                              ----------------------------------
                                              Name:
                                              Title:

                                                                     APPENDIX IV

                   [Letterhead of Sutro & Co. Incorporated]

December 12, 1995

The Special Committee of the Board of Directors and the Board of Directors of L.A. Gear, Inc.
2850 Ocean Park Boulevard
Santa Monica, California 90405

Gentlemen and Madam:

You, the Special Committee of the Board of Directors of L.A. Gear, Inc. (the "Company"), have requested our opinion (the "Opinion") as to the fairness to the common shareholders (other than Trefoil Capital Investors, L.P. ("Trefoil")), from a financial point of view, of the consideration in a proposed exchange of the 1,000,000 shares of Series A Cumulative Convertible Preferred Stock owned by Trefoil for Series B Convertible Preferred Stock (the "Transaction") pursuant to a draft of the Share Exchange Agreement circulated December 5, 1995 by and between the Company and Trefoil (the "Exchange Agreement").

We understand that the Transaction, as more specifically set forth in the Exchange Agreement, provides for the exchange of $100,000,000, plus 100% of accrued but unpaid dividends on the Series A Cumulative Convertible Preferred Stock existing as of the closing date of the Transaction; provided, however, subsequent to November 30, 1995 dividends on the Series A Cumulative Convertible Preferred Stock shall accrue at a rate of 7.5% per annum ("Arrearage Amount") for 1,000,000 shares of Series B Convertible Preferred Stock ("Preferred Stock") plus a number of shares of Preferred Stock equal to the Arrearage Amount divided
by 100.   The Coupon Rate for the Preferred Stock will be 7.5% per annum (the
"Coupon Rate").

We understand that the Preferred Stock shall be entitled to cumulative quarterly dividends. Dividends payable through November 30, 1996 may be paid, at the option of the Company, in cash or by payment-in-kind (additional Preferred Stock)(the "PIK Amount"). Thereafter, dividends shall be payable in cash. Default provisions for dividends in arrears entitle the holders of the Preferred Stock to additional dividends on accumulation of accrued but unpaid dividends at a rate equal to 115% of the Coupon Rate. The Preferred Stock shall rank senior to the Common Stock and, except for the creation of a senior or pari passu class of preferred stock with the consent of the holders of at least a majority of holders of Preferred Stock, senior to any other series or class of preferred stock which may be issued by the Company. In the event of any liquidation of the Company, the Preferred Stock will be entitled to receive in preference to Common Stock an aggregate amount equal to $100 million plus the Arrearage Amount, plus the PIK Amount plus accrued but unpaid dividends.

We understand that each share of the Preferred Stock will be convertible into an appropriate number of common shares at a conversion price of $6.75 per common share ("Conversion Price") at any time, at the option of the holder. At the time of conversion, accumulations of accrued but unpaid dividends shall be payable by, and at the option of, the Company in shares of common stock (at the Preferred Stock Conversion Price) or in cash through November 30, 1996 and thereafter, in cash (and if such cash payment is not timely paid, the holder shall have the option to convert such unpaid dividends into shares of common stock (at the Preferred Stock Conversion Price) or allow such unpaid dividends to stay in arrears). The Preferred Stock shall not have a mandatory redemption provision. The Preferred Stock may be called for redemption at $100 per share (in whole at any time or in part from time to time) (minimum $5 million) if dividends on the Preferred Stock are current and the closing price of the Common Stock is equal to at least 150% of the conversion price for thirty consecutive trading days.

We understand that the Preferred Stock will contain antidilution protection provisions in which the conversion price will be subject to proportional adjustments for capital reorganization, stock dividends, reclassifications or other changes. The conversion price will be automatically reduced to reflect share issuance of Common Stock or convertible securities at less than then current market values with exceptions for option plans, issuances in acquisition transactions, public offerings and issuance for employees.

We understand that holders of Preferred Stock will, on all matters, including with respect to the election of Directors, have the right to the number of votes equal to the number of shares of Common Stock issuable upon conversion of the Preferred Stock and shall be entitled to vote with the Common Stock on all such matters. Other protective provisions include requiring the consent of at least a majority vote of the holders of Preferred Stock for the creation of a senior or pari passu class of preferred stock, an increase in the authorized number of Preferred Stock, any other action that adversely affects the rights, preferences and privileges of the Preferred Stock and the payment of cash dividends on, or the repurchase of, Common Stock prior to June 1, 1997.

We understand that the Preferred Stockholders' right to receive stock of an acquiror in lieu of cash is inapplicable if the holders of Common Stock receive a price per share in an acquisition of at least 125% (down from 175% in the Series A Cumulative Convertible Stock) of the Conversion Price.

We understand that pursuant to an amendment to the Registration Rights Agreement dated May 27, 1991 between the Company and Trefoil, Trefoil will maintain the same registration rights except that Trefoil may also request registration of the Preferred Stock with each such request counting against total permissible registrations. The Transaction must be approved by shareholders with the shares of the Company's securities owned by Trefoil not being entitled to vote. We also understand the outside closing date of the Transaction is April 15, 1996.

Sutro & Co. Incorporated ("Sutro"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations. We have acted as financial advisors to the Special Committee of the Board of Directors of the Company in connection with the transaction described above and we will receive a fee for rendering this Opinion.

In arriving at our Opinion, we have: (i) reviewed and analyzed certain audited financial statements and other financial and other information relating to the Company; (ii) reviewed and analyzed certain internal financial statements and other financial and operating data concerning the Company prepared by management; (iii) reviewed and analyzed certain financial forecasts and projections prepared by management; (iv) discussed the past and current operations and financial condition and the prospects of the Company with management; (v) compared certain financial data of the Company with that of various other comparable companies whose securities are publicly traded; (vi) reviewed the financial terms, to the extent publicly available, of certain similar transactions; (vii) considered potential alternatives to the proposed Transaction; (viii) had discussions with legal counsel for the Company and the Special Committee to the Board of Directors; and
(ix) performed and/or considered such other studies and analyses as we deemed appropriate for purposes of this Opinion.

In rendering this Opinion, we have relied upon and assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information available to us from public sources, that was provided to us by the Company, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have not made an independent evaluation or appraisal of L.A. Gear, Inc.'s assets nor did we verify any of the information reviewed by us.

Our Opinion is necessarily based on economic, market, financial, precedent transactions and other conditions as they exist and can be evaluated as of the date of this letter and change in such conditions would require a re-evaluation of this Opinion. We disclaim any obligation to update, revise or reaffirm this Opinion.

It is understood that this letter may be included in any communication by the Company to its shareholders, provided that Sutro has a prior opportunity to review and approve any disclosure relating to Sutro and our Opinion. In addition, Sutro may not be otherwise publicly referred to in connection with the Proposed Transaction or the Opinion without Sutro's prior written approval.

Based upon and subject to the foregoing and such other factors as we deemed relevant, it is our opinion that the consideration to be provided by the Company pursuant to the terms of the proposed Transaction is, from a financial point of view, fair to the common shareholders of L.A. Gear, Inc. (other than Trefoil).

Sincerely,

SUTRO & CO. INCORPORATED

                                                                      APPENDIX V

                                   RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                                L.A. GEAR, INC.
                           a California corporation

                                      ONE

     The name of this corporation is L.A. Gear, Inc.

                                      TWO

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                     THREE

     This corporation is authorized to issue two classes of shares designated, respectively, "Common Stock" and "Preferred Stock." The number of shares of Common Stock authorized to be issued is 80,000,000 and the number of shares of Preferred Stock authorized to be issued is 10,000,000, all of which shall be without par value. Subject to Section 6 of this Article Three, the Preferred Stock shall be divided initially into (a) 1,000,000 shares of Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") with the voting rights, preferences and relative, participating, optional and other special rights of the shares of such series, and the restrictions thereof, set forth below in this Article Three and (b) 9,000,000 shares of Preferred Stock with the rights, preferences, privileges and restrictions thereof, as set forth in Article Four.

     Section 1.   Stated Value.

     The Series A Preferred Stock shall have a stated value of $100 per share (the "Stated Value").

     Section 2.   Dividends and Distributions.

     a. The holders of shares of Series A Preferred Stock, in preference to the holders of shares of Junior Dividend Stock (as defined in Section 11 hereof), shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the corporation legally available therefor, cumulative cash dividends at an annual rate of 7.50% (if in arrears, compounded quarterly at a rate of 8.625% per annum, through the date of payment of such arrearages) from and after the Issue Date (as defined in Section 11 hereof) as long as the shares of Series A Preferred Stock remain outstanding, and subject to paragraph (c) of this Section 2, no more. Dividends shall be computed on the basis of the Stated Value, and shall accrue and be payable quarterly, in arrears, on the last business day of February, May, August and November in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the Issue Date.

     b. Dividends payable pursuant to paragraph (a) of this Section 2 shall begin to accrue and be cumulative from the Issue Date, whether or not earned or declared. The amount of dividends so payable shall be determined on the basis of twelve 30-day months and a 360-day year. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than sixty days prior to the date fixed for the payment thereof.

     c. In the event that the corporation shall have failed to redeem shares of Series A Preferred Stock pursuant to Section 5(b) hereof, whether or not by reason of the absence of legally available funds, the dividend rate shall be 10.125% per annum (compounded quarterly, with respect to dividends in arrears on and after the date of failure to redeem through the date of redemption, at a rate of 11.644% per annum) from the date of failure to redeem through the date of redemption.

     d. The holders of shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

     Section 3. Voting Rights. In addition to any voting rights provided by law, the holders of shares of Series A Preferred Stock shall have the following voting rights:

     a. Except as otherwise provided in paragraphs (c) and (d) of this Section 3, and in addition to voting rights provided elsewhere in this Section 3, and so long as any of the Series A Preferred Stock is outstanding, each share of Series A Preferred Stock shall entitle the holder thereof to vote on all matters voted on by holders of Common Stock voting together as a single class with other shares entitled to vote at all meetings of the shareholders of the corporation. With respect to any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the shares of capital stock of the corporation into which such share of Series A Preferred Stock is convertible on the record date for such vote; provided, however, that if more than one share of Series A Preferred Stock shall be held by any holder of shares of Series A Preferred Stock, the total number of votes which such holder shall be entitled to cast pursuant to this Section 3(a) shall be computed on the basis of conversion of the total number of shares of Series A Preferred Stock held by such holder, with any then remaining fractional share disregarded for the purposes of this Section 3(a).

     b.  In addition to the voting rights provided elsewhere in this Section 3:

     (i) The affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single series, in person or by proxy, at a special or annual meeting of shareholders called for the purpose, shall be necessary to (A) authorize, increase the authorized number of shares of, or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification), any shares of any class or classes, or any series of any class or classes, of the corporation's capital stock ranking pari passu with or prior to (either as to dividends or upon voluntary or involuntary liquidation, dissolution or winding
up) the Series A Preferred Stock, (B) increase the authorized number of shares of, or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of, Series A Preferred Stock, or (C) alter, amend or repeal any of the provisions of the Restated Articles of Incorporation of the corporation or take any other corporate action, which in any manner would alter, change or otherwise adversely affect in any way the powers, preferences or rights of the Series A Preferred Stock.

     (ii) In addition to the voting rights provided in clause (i) above, so long as shares of Series A Preferred Stock having an aggregate Stated Value of at least $25,000,000 are issued and outstanding, subject to the provisions of
Section 3(g) hereof, the affirmative vote of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single series, in person or by proxy, at a special or annual meeting of shareholders called for the purpose, shall be necessary to (A) authorize, adopt or approve any alteration, amendment or repeal of any provision of the Restated Articles of Incorporation of the corporation or the Bylaws of the corporation (other than Article I, Sections 2.1 and 2.2 of Article II, and Article IV of the Bylaws, provided that any alterations or amendments of such enumerated Bylaw provisions pertain solely to the specific subject matter contained therein as of the date hereof), including any such alteration, amendment or repeal effected by any merger or other business combination in which the corporation is the surviving or resulting corporation, (B) sell, assign, lease, convey or otherwise dispose of a material portion of the assets, business or property of the corporation in one transaction or a series of related transactions, or (C) engage in or consummate any extraordinary transaction (other than any redemption of shares of Series A Preferred Stock pursuant to Section 5 hereof), including, without limitation, any reorganization, recapitalization, liquidation, dissolution or winding up of the corporation or any merger of the corporation with or into any other corporation; provided, however, that, solely for purposes of this subclause (C), no separate vote of the holders of the outstanding shares of Series A Preferred Stock as a single series under this subclause (C) shall be required in the case of a reorganization, recapitalization or merger if (x) the resulting or surviving corporation will have after such reorganization, recapitalization or merger no stock either authorized or outstanding ranking prior to, or on a parity with, the

Series A Preferred Stock or the stock of the resulting or surviving corporation issued in exchange therefor (other than stock of this corporation issued and outstanding immediately prior to the effectiveness of such reorganization, recapitalization or merger ranking prior to, or on a parity with, the Series A Preferred Stock; provided, however that the terms of such stock of this corporation are not changed, altered or amended in any respect in such reorganization, recapitalization or merger), (y) the terms of such reorganization, recapitalization or merger do not alter, change or otherwise adversely affect in any way the powers, preferences or rights of the Series A Preferred Stock, and (z) the resulting or surviving corporation will have immediately after such reorganization, recapitalization or merger (1) a Consolidated Tangible Net Worth (as defined in Section 11 hereof) not less than the greater of the Consolidated Tangible Net Worth of the corporation immediately prior to the consummation of such reorganization, recapitalization or merger and $240,000,000 and (2) a Leverage Ratio (as defined in Section 11 hereof) not exceeding the lesser of the Leverage Ratio of the corporation immediately prior to the consummation of such reorganization, recapitalization or merger and 1:1.

     c. So long as shares of Series A Preferred Stock having an aggregate Stated Value of at least $25,000,000 are issued and outstanding, and subject to the provisions of Section 3(g) hereof, the holders of the outstanding shares of Series A Preferred Stock, voting separately as a single series, in person or by proxy, shall be entitled to elect three directors of the corporation, and the holders of the outstanding shares of Common Stock shall be entitled to elect the remaining directors of the corporation, subject to any rights to elect directors contained in the terms of any series of Preferred Stock created pursuant to Article Four.

     d. If on any date (i) dividends payable on the Series A Preferred Stock shall be in arrears and not paid, whether or not by reason of the absence of legally available funds therefor, in an amount equal to three full quarterly dividends, whether or not consecutive, or (ii) the corporation shall have failed to satisfy its obligation to redeem shares of Series A Preferred Stock pursuant to Section 5(b) hereof, whether or not by reason of the absence of legally available funds therefor, and such redemption obligation is not satisfied by the corporation within five business days following the date fixed for such redemption, then the holders of shares of Series A Preferred Stock shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a single series, to elect four directors of the corporation, in addition to the three Series A Directors (as defined in Section 11 hereof), the remaining directors to be elected by the other classes of stock entitled to vote therefor at each meeting of shareholders held for the purpose of electing directors; provided, however, that if the aggregate Stated Value of the issued and outstanding shares of Series A Preferred Stock is less than $25,000,000 on the date of the occurrence of any of the events specified in clause (i) or (ii) of this Section 3(d), the holders of shares of Series A Preferred Stock shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a single series, to elect two directors of the corporation, the remaining directors to be elected by the other classes of stock entitled to vote therefor. To further the effectuation of this voting shift, such directors elected by the holders of shares of Series A Preferred Stock pursuant to this Section 3(d) shall continue as directors and such additional voting right pursuant to this Section 3(d) shall continue until such time as (A) all dividends accumulated on the Series A Preferred Stock shall have been paid in full or (B) any mandatory redemption obligation provided in Section 5(b) hereof which has become due shall have been satisfied, as the case may be, at which time the terms of such directors elected by the holders of shares of Series A Preferred Stock pursuant to this Section 3(d) shall expire, such directors shall cease to be directors and such voting right of the holders of Series A Preferred Stock pursuant to this Section 3(d) shall terminate subject to revesting in the event of each and every subsequent event of the character indicated above. In no event shall the holders of Series A Preferred Stock, voting separately as a single series, be entitled to elect a total of more than seven directors to the Board of Directors of the corporation pursuant to paragraphs (c) and (d) of this
Section 3.

     e. (1) The rights of holders of shares of Series A Preferred Stock to take any actions as provided in this Section 3 may be exercised, subject to the CGCL (as defined in Section 11 hereof), at any annual meeting of shareholders or at a special meeting of shareholders held for such purpose as hereinafter provided or at any adjournment or postponement thereof, or by the written consent, delivered to the Secretary of the corporation, of the holders of the minimum number of shares required to take such action.

     So long as such right to vote continues (and unless such right has been exercised by written consent of the minimum number of shares required to take such action), the Chairman of the Board of the corporation may call, and upon the written request of holders of record of 20% of the outstanding shares of Series A Preferred Stock, addressed to the Secretary of the corporation at the principal office of the corporation, shall call, a special meeting of the holders of shares entitled to vote as provided herein. The corporation shall use its best efforts to hold such meeting within thirty-five, but in any event not later than sixty, days after delivery of such request to the Secretary of the corporation, at the place and upon the notice provided by law and in the By-laws of the corporation for the holding of meetings of shareholders.

     To the extent permitted by the CGCL, cumulative voting shall not be permitted with respect to the election of directors by holders of Series A Preferred Stock pursuant to paragraphs (c) and (d) of this Section 3.

     (2) At each meeting of shareholders at which the holders of shares of Series A Preferred Stock shall have the right, voting separately as a single series, to elect directors of the corporation as provided in this Section 3 or to take any action, the presence in person or by proxy of the holders of record of one-third of the total number of shares of Series A Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment or postponement thereof:

     (a) the absence of a quorum of the holders of shares of Series A Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of shares of Series A Preferred Stock and the absence of a quorum of the holders of shares of any other class or series of capital stock shall not prevent the election of directors to be elected by the holders of shares of Series A Preferred Stock or the taking of any action as provided in this Section 3; and

     (b) in the absence of a quorum of the holders of shares of Series A Preferred Stock, holders of a majority of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series A Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

     For the taking of any action as provided in paragraphs (b), (c), (d) and
(f) of this Section 3 by the holders of shares of Series A Preferred Stock each such holder shall have one vote for each share of Series A Preferred Stock standing in his name on the transfer books of the corporation as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the Business Day (as defined in Section 11) next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held.

     Each director elected by the holders of shares of Series A Preferred Stock pursuant to paragraphs (c) and (d) of this Section 3 shall, unless his term shall expire earlier, hold office until the annual meeting of shareholders next succeeding his election or until his successor, if any, is elected and qualified.

     In case any vacancy shall occur among the directors elected by the holders of shares of Series A Preferred Stock pursuant to paragraphs (c) and (d) of this
Section 3, such vacancy may be filled for the unexpired portion of the term, to the extent permitted by the CGCL, by the Board, provided such Board action must include the vote of a majority of the remaining directors theretofore elected by such holders (if there is a remaining director) or such directors' successors in office. If any such vacancy is not so filled within twenty days after the creation thereof or if all of the directors so elected by the holders of Series A Preferred Stock shall cease to serve as directors before their terms shall expire, the holders of the Series A Preferred Stock then outstanding and entitled to vote for such directors may, by written consent as herein provided, or at a special meeting of such holders called as provided herein, elect successors to hold office for the unexpired terms of the directors whose places shall be vacant. Any vacancy which shall occur among the directors elected by the holders of the outstanding shares of any other class or series of capital stock shall be filled in accordance with the Bylaws of the corporation and the CGCL; provided, however, that the holders of shares of Series A Preferred Stock shall not be entitled to vote their shares of Series A Preferred Stock in the election of directors to fill any such vacancy.

     To the extent permitted by the CGCL, any director elected by the holders of shares of Series A Preferred Stock, voting separately as a single series, may be removed from office with or without cause by the vote or written consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock. A special meeting of the holders of shares of Series A Preferred Stock may be called in accordance with the procedures set forth in subparagraph (e)(1) of this Section 3.

     f. In addition to the voting rights provided elsewhere in this Section 3 and in addition to board approval or any shareholder approval requirements set forth in the Restated Articles of Incorporation or Bylaws, as amended, of the corporation or as otherwise required by law, and so long as shares of Series A Preferred Stock having an aggregate Stated Value of at least $25,000,000 are issued and outstanding, and subject to the provisions of Section 3(g) hereof, the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, in person or by proxy, at an annual meeting of shareholders or at a special meeting of shareholders held for such purpose as provided above in Section 3(e), or the written consent, delivered to the Secretary of the corporation, of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, shall be necessary to approve the following:

     (1) any material change in the nature of the business of the corporation and its Subsidiaries,

     (2) any material acquisition by the corporation or any of its Subsidiaries of the stock, assets, property or business of any corporation, partnership, association or other business organization or division thereof,

     (3) any mortgage or pledge of any of the assets or properties of the corporation and its Subsidiaries or the subjection of any of the assets or properties of the corporation and its Subsidiaries to any liens, charges encumbrances, imperfections of title, security interests, options or rights or claims of others with respect thereto; provided that such assets and properties have a book value in excess of $3,000,000 in the aggregate,

     (4) any purchase, redemption or other acquisition by the corporation or any of its Subsidiaries of any shares of capital stock of the corporation or any of its Subsidiaries, except (x) as required pursuant to any stock option plan for employees of the corporation (including, without limitation, the corporation's 1986 Stock Option Plan, as amended) and (y) with respect to any redemption of shares of Series A Preferred Stock pursuant to Section 5 hereof,

     (5) any material alteration, amendment or modification of the Loan Agreement, dated as of December 17, 1990, by and among the corporation, L.A. Gear California, Inc., Raegal Finance, Inc. and the Banks listed therein, and Bank of America, as Agent (the "Credit Agreement"), or any establishment of, or any material alteration, amendment or modification of a replacement credit facility therefor providing for working capital borrowings and letters of credit (a "Replacement Facility"),

     (6) any incurrence of indebtedness for borrowed money by the corporation or any of its Subsidiaries if immediately thereafter the aggregate principal amount of such indebtedness outstanding is in excess of $15,000,000, except (A) pursuant to the Credit Agreement or a Replacement Facility or (B) to permit the corporation to fulfill its mandatory redemption obligation pursuant to Section 5(b) hereof on any specified redemption date (as set forth in Section 5(b) hereof), provided that such indebtedness is limited to the amount necessary for, and used by the corporation solely for the purpose of fulfilling such mandatory redemption obligation on such date, and is incurred not more than thirty days prior to such date,

     (7) any assumption or guaranty by the corporation or any of its Subsidiaries of the indebtedness of any other person or entity in an aggregate principal amount at any one time outstanding in excess of $100,000 for all such persons or entities,

     (8) any payment to or other transaction with any affiliate of the corporation or any of its Subsidiaries other than (A) in an amount not in excess of $500,000 in the aggregate for all such payments or transactions in any twelve month period following the Issue Date, (B) pursuant to any employment contract between the corporation and Robert Y. Greenberg existing on the date hereof or approved in accordance with the provisions of clause (x) of this Section 3(f),
(C) pursuant to the Services Agreement (as defined in Section 11 hereof), or (D) pursuant to the terms hereof,

     (9) any declaration of or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any shares of Junior Dividend Stock by the corporation or any of its Subsidiaries,

     (10) the entry into, adoption, amendment or termination by the corporation or any of its Subsidiaries of (A) any employment contract, severance contract or consulting contract (other than the Services Agreement) requiring payments (other than compensation consisting of customary commission payments to corporation employees and salespersons) in excess of $100,000 individually, or
(B) any bonus, profit-sharing, pension or other employee benefit or special compensation plans or programs (other than such amendments thereto as required by law, to the minimum extent so required by law) by the corporation or any of its Subsidiaries,

     (11) any issuance of any equity securities of the corporation or any of its Subsidiaries (including, without limitation, any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe to, any such equity securities) other than an issuance of equity securities pursuant to
(A) the corporation's 1986 Stock Option Plan, as amended, or Employee Stock Savings Plan, as amended, or (B) any options or warrants outstanding as of November 30, 1990; provided, however, that no such approval shall be required to approve the issuance of equity securities issued pursuant to the terms of Approved Securities (as defined in Section 11 hereof) (whether upon conversion thereof pursuant to the terms contained therein or upon exercise of option, warrant, purchase or subscription rights contained therein),

     (12) any entry into, early termination of, or material amendment to or modification of, any material contract or agreement (other than the Services Agreement) to which the corporation or any of its Subsidiaries is a party, except in the ordinary course of business consistent with past practice; provided, however, that for purposes of this clause

(xii), the entry into, early termination of, or material amendment or modification to, any endorsement or sponsorship agreement to which the corporation is a party and which provides for payments thereunder by the corporation in an aggregate amount in excess of $100,000 shall not be deemed to be in the ordinary course of business, or

     (13) the adoption and any material amendment or modification of the Operating Plan for each fiscal year of the corporation and its Subsidiaries beginning after the Issue Date.

     Any vote or consent by the holders of the Series A Preferred Stock pursuant to this Section 3.f. may, by its terms, be made irrevocable, in which case it shall be binding on any and all subsequent holders of Series A Preferred Stock.

     g. Notwithstanding the foregoing, (i) holders of shares of Series A Preferred Stock shall not be entitled to exercise the rights granted to them pursuant to subparagraph (ii) of paragraph (b) and paragraph (c) of this Section 3, and (ii) the requirement to obtain the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock as set forth in paragraph (f) of this Section 3, shall terminate, if less than a majority of the then outstanding shares of Series A Preferred Stock are owned, beneficially or of record, by Trefoil Capital Investors, L.P., a Delaware limited partnership ("Trefoil") (or any successor thereto which Trefoil has advised the corporation in writing is a successor controlled, directly or indirectly, by the officers or directors of SCA).

     Section 4.   Certain Restrictions.

     a. Whenever quarterly dividends payable on shares of Series A Preferred Stock as provided in Section 2 hereof are not paid in full, thereafter and until all unpaid dividends payable, whether or not declared, on the outstanding shares of Series A Preferred Stock shall have been paid in full, or whenever the corporation shall not have redeemed shares of Series A Preferred Stock at a time required by Section 5(b) hereof, thereafter and until all mandatory redemption obligations provided in Section 5(b) hereof which have come due shall have been satisfied, the corporation shall not: (A) declare or pay dividends, or make any other distributions, on any shares of Junior Dividend Stock other than dividends or distributions payable in Junior Dividend Stock; or (B) declare or pay dividends, or make any other distributions, on any shares of Parity Dividend Stock (as defined in Section 11 hereof), except (1) dividends or distributions payable in Junior Dividend Stock and (2) dividends or distributions paid ratably on the Series A Preferred Stock and all Parity Dividend Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all shares of the Series A Preferred Stock and such Parity Dividend Stock are then entitled.

     b. Whenever quarterly dividends payable on shares of Series A Preferred Stock as provided in Section 2 hereof are not paid in full, thereafter and until all unpaid dividends payable, whether or not declared, on the outstanding shares of Series A Preferred Stock shall have been paid in full, or whenever the corporation shall not have redeemed shares of Series

A Preferred Stock at a time required by Section 5(b) hereof, thereafter and until all mandatory redemption obligations provided in Section 5(b) hereof which have come due shall have been satisfied, the corporation shall not: (A) redeem, purchase or otherwise acquire for consideration any shares of Junior Dividend Stock or Junior Liquidation Stock (as defined in Section 11 hereof) or Parity Dividend Stock or Parity Liquidation Stock (as defined in Section 11 hereof); provided, however, that (1) the corporation may at any time redeem, purchase or otherwise acquire shares of Junior Liquidation Stock or Parity Liquidation Stock in exchange for any shares of capital stock of the corporation that rank junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution and winding up, (2) the corporation may accept shares of any Parity Liquidation Stock for conversion into shares of capital stock of the corporation that rank junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution and winding up, (3) the corporation may at any time redeem, purchase or otherwise acquire shares of any Parity Liquidation Stock pursuant to any mandatory redemption, put, sinking fund or other similar obligation, pro rata with the Series A Preferred Stock in proportion to the total amount then required to be applied by it to redeem, repurchase or otherwise acquire shares of Series A Preferred Stock and shares of such Parity Liquidation Stock; and (4) the corporation may at any time redeem, purchase or otherwise acquire shares as may be required pursuant to the corporation's 1986 Stock Option Plan, as amended, or Employee Stock Savings Plan, as amended, or similar employee stock plans hereafter adopted; or (B) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock; provided, however, that the corporation (1) may accept shares of Series A Preferred Stock surrendered for conversion into shares of capital stock of the corporation pursuant to Section 8 hereof, (2) may elect to redeem all outstanding shares of Series A Preferred Stock pursuant to Section 5(a) hereof,
(3) may redeem shares of Series A Preferred Stock pursuant to Section 5(b) hereof, or (4) may redeem shares of Series A Preferred Stock pursuant to Section 5(a) or (b) hereof pro rata.

     c. The corporation shall not permit any Subsidiary (as defined in Section 11 hereof) of the corporation to purchase or otherwise acquire for consideration any shares of capital stock of the corporation unless the corporation could, pursuant to paragraph (b) of this Section 4, purchase such shares at such time and in such manner.

     Section 5.   Redemption.

     a. The corporation shall not have any right to redeem any shares of Series A Preferred Stock prior to the second anniversary of the Issue Date; provided, however, that if, prior to the second anniversary of the Issue Date, a merger of the corporation with or into another corporation is approved by the Board of Directors of the corporation in which the per share consideration to be received by the holders of shares of Common Stock upon the consummation thereof is payable solely in cash and in an amount equal to at least 175% of the Conversion Price, the corporation may redeem, concurrently with the consummation of such merger, all, but not less than all, of the issued and outstanding shares of Series A Preferred Stock at a redemption price per share of Series A Preferred Stock equal to the product of (i) the per share consideration to be received by the holders of Common Stock upon the consummation of such merger or consolidation and (ii) the Conversion Ratio (as defined in Section 8(a) hereof). On and after such date, subject to the restrictions contained in Section 4 hereof, the corporation shall have the right, at its sole option and election made in accordance with paragraph (e) of this Section 5, to redeem, out of funds legally available therefor, shares of Series A Preferred Stock, in whole or in part, in integral multiples having an aggregate Stated Value of at least $15,000,000, at any time and from time to time, at a redemption price equal to the Stated Value, plus an amount per share equal to all accrued and unpaid dividends payable in cash, whether or not declared, to the date of redemption (the "Redemption Price"); provided, however, that the corporation shall not have any such right unless (A) all quarterly dividends payable on shares of Series A Preferred Stock pursuant to Section 2 hereof shall have been paid in full and (B) the Current Market Price of the Common Stock is equal to at least 175% of the Conversion Price (as defined in Section 11 hereof) for thirty consecutive Trading Days (as defined in Section 11 hereof).

     b. On each August 31 commencing on August 31, 1996 and ending on August 31, 2000 (so long as any shares of Series A Preferred Stock remain outstanding), the corporation shall redeem, out of funds legally available therefor, the number of shares set forth below (or, if fewer than said number of shares of Series A Preferred Stock are then outstanding, the number of shares then outstanding) by paying therefor in cash the Redemption Price.


                                    Number of Shares
Redemption Date                      to be Redeemed
---------------                     ----------------
August 31, 1996                          350,000

August 31, 1997                          162,500

August 31, 1998                          162,500

August 31, 1999                          162,500

August 31, 2000                          Any and all then outstanding shares of
                                         Series A Preferred Stock

     The number of shares of Series A Preferred Stock to be redeemed by the corporation on any date fixed for redemption pursuant to its mandatory redemption obligation as set forth in this paragraph (b) of Section 5 shall be reduced by the number of shares, if any, of Series A Preferred Stock redeemed by the corporation, at its sole option and election, pursuant to Section 5(a) hereof, prior to such date fixed for redemption, to the extent such number of shares has not previously been credited against any mandatory redemption obligation of the corporation pursuant to this Section 5(b).

     c. If less than all shares of Series A Preferred Stock at the time outstanding are to be redeemed, the shares to be redeemed shall be selected pro rata.

     d. Notice of any redemption of shares of Series A Preferred Stock pursuant to paragraph (a) or (b) of this Section 5 shall be mailed at least forty-five, but not more than seventy-five, days prior to the date fixed for redemption to each holder of shares of Series A Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the corporation. In order to facilitate the redemption of shares of Series A Preferred Stock, the Board of Directors may fix a record date for the determination of Series A Preferred Stock to be redeemed, or may cause the transfer books of the corporation for the Series A Preferred Stock to be closed, not more than sixty days or less than thirty days prior to the date fixed for such redemption.

     e. On the date of any redemption being made pursuant to paragraph (a) or
(b) of this Section 5 which is specified in a notice given pursuant to paragraph
(d) of this Section 5, the corporation shall, and at any time after such notice shall have been mailed and before the date of redemption the corporation may, deposit for the benefit of the holders of shares of Series A Preferred Stock to be redeemed the funds necessary for such redemption, including the amount necessary to pay all accrued and unpaid dividends to the date of redemption, with a bank or trust company in the City of Los Angeles having a capital and surplus of at least $1,000,000,000. Any moneys so deposited by the corporation and unclaimed at the end of one year from the date designated for such redemption shall revert to the general funds of the corporation. After such reversion, any such bank or trust company shall, upon demand, pay over to the corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof and any holder of shares of Series A Preferred Stock to be redeemed shall look only to the corporation for the payment of the Redemption Price. In the event that moneys are deposited pursuant to this paragraph (e) in respect of shares of Series A Preferred Stock that are converted in accordance with the provisions of Section 8, such moneys shall, upon such conversion, revert to the general funds of the corporation and, upon demand, such bank or trust company shall pay over to the corporation such moneys and shall be relieved of all responsibility to the holders of such converted shares in respect thereof. Any interest accrued on funds deposited pursuant to this paragraph (e) shall be paid from time to time to the corporation for its own account.

     f. Notice of redemption having been given as aforesaid, upon the deposit of funds pursuant to paragraph (e) in respect of shares of Series A Preferred Stock to be redeemed pursuant to paragraph (a) or (b) of this Section 5, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, from and after the date of redemption designated in the notice of redemption (i) the shares represented thereby shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue, and (iii) all rights of the holders of shares of Series A Preferred Stock to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price therefor, and the right to convert such shares into shares of Common Stock until the close of business on the Business Day next preceding the date of redemption, in accordance with Section 8 hereof.

     Section 6. Reacquired Shares. Any shares of Series A Preferred Stock converted, redeemed, purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares of Series A Preferred Stock shall upon their cancellation, in accordance with the CGCL, become authorized but unissued shares of Preferred Stock of the corporation and may be reissued as part of another series of Preferred Stock of the corporation, subject to the conditions or restrictions on issuance set forth herein.

     Section 7.   Liquidation, Dissolution or Winding Up.

     a. If the corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of ninety consecutive days and on account of any such event the corporation shall liquidate, dissolve or wind up, or if the corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made (i) to the holders of shares of Junior Liquidation Stock unless, prior thereto, the holders of shares of Series A Preferred Stock, subject to Section 8, shall have received the Liquidation Preference with respect to each share, or (ii) to the holders of shares of Parity Liquidation Stock, except distributions made ratably to the holders of the Series A Preferred Stock and the Parity Liquidation Stock in proportion to the total amounts to which the holders of all such shares of Series A Preferred Stock and Parity Liquidation Stock would be entitled upon such liquidation, dissolution or winding up. Upon any such liquidation, dissolution or winding up, the holders of shares of Series A Preferred Stock shall be entitled to receive the Liquidation Preference with respect to each such share and no more.

     b. Neither the merger or other business combination of the corporation with or into any other Person or Persons nor the sale of all or substantially all the assets of the corporation shall be deemed to be a liquidation, dissolution or winding up of the corporation for purposes of this Section 7.

     Section 8.   Conversion.

     a. Subject to the provisions for adjustment hereinafter set forth, each share of Series A Preferred Stock shall be convertible at the option of the holder thereof into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock deliverable upon conversion of a share of Series A Preferred Stock, adjusted as hereinafter provided, is referred to herein as the "Conversion Ratio." The Conversion Ratio shall initially be 10 and the Conversion Price shall initially be $10.00. The Conversion Ratio and the Conversion Price are subject to adjustment from time to time pursuant to paragraph (g) of this Section 8.

     b. Conversion of the Series A Preferred Stock may be effected by any such holder upon the surrender to the corporation at the principal office of the corporation in the State of California (the "Transfer Agent") or at the office of any agent or agents of the corporation, as may be designated by the Board of Directors of the corporation, of the certificate for such Series A Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 8 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto. As promptly as practicable, and in any event within five Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the corporation that such taxes have been paid), the corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series A Preferred Stock being converted shall be entitled and (ii) if less than the full number of shares of Series A Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. Such conversion shall be deemed to have been made at the close of business on the date of giving such notice and of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time. The corporation shall not be required to convert, and no surrender of shares of Series A Preferred Stock shall be effective for that purpose, while the transfer books of the corporation for the Common Stock are closed for any purpose (but not for any period in excess of five days); but the surrender of shares of Series A Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such shares of Series A Preferred Stock were surrendered, and at the Conversion Ratio in effect at the date of such surrender.

     c. In case any shares of Series A Preferred Stock are to be redeemed pursuant to Section 5, such right of conversion shall cease and terminate as to the shares of Series A Preferred Stock to be redeemed at the close of business on the Business Day next preceding the date fixed for redemption unless the corporation shall default in the payment of the Redemption Price.

     d. The Conversion Ratio shall be subject to adjustment from time to time in certain instances as hereinafter provided. Upon conversion, the holder of shares of Series A Preferred Stock shall be entitled to receive any accrued and unpaid dividends on the shares of Series A Preferred Stock surrendered for conversion to the date of such conversion. Such accrued and unpaid dividends shall be payable by the corporation in cash (to the extent funds are legally available therefor) or, at the option and election of the holder of such shares, shall be convertible into Common Stock at a per share price equal to the Conversion Price; provided, however, that if funds are not legally available for the payment by the corporation of any such accrued and unpaid dividends in cash, the holder of the shares of Series A Preferred Stock surrendered for conversion may elect to (i) convert such accrued and unpaid dividends into shares of Common Stock at a per share price equal to the Conversion Price or (ii) receive payment in cash with respect to such accrued and unpaid dividends promptly at such time as the funds therefor are legally available.

     e. In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price per share of Common Stock on the Trading Day on which such shares of Series A Preferred Stock are deemed to have been converted. If more than one share of Series A Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion thereof shall be computed on the basis of the total number of shares of Series A Preferred Stock so surrendered.

     f. The corporation shall at all times reserve and keep available for issuance upon the conversion of the Series A Preferred Stock, free from any preemptive rights, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series A Preferred Stock.

     g. The Conversion Ratio will be subject to adjustment from time to time as follows:

     (1) In case the corporation shall at any time or from time to time after the Issue Date (A) pay a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock, (C) combine the outstanding shares of Common Stock into a smaller number of shares or (D) issue by reclassification of the shares of Common Stock any shares of capital stock of the corporation, then, and in each such case, the Conversion Ratio in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted so that the holder of any shares of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Series A Preferred Stock been surrendered for conversion immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this clause (i) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective. No adjustment shall be made pursuant to this clause
(i) in connection with any transaction to which paragraph (h) applies.

     (2) In case the corporation shall issue shares of Common Stock (or rights, warrants or other securities convertible into or exchangeable for shares of Common Stock) after the Issue Date at a price per share (or having a conversion price per share) less than the Conversion Price, as of the date of issuance of such shares or of such convertible securities, then, and in each such case, the Conversion Ratio shall be adjusted so that the holder of each share of Series A Preferred Stock shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (A) the applicable Conversion Ratio on the day immediately prior to such date by (B) a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding on such date and (2) the number of additional shares of Common Stock issued (or into which the convertible securities may convert), and the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding on such date and (y) the number of shares of Common Stock which the aggregate consideration receivable by the corporation for the total number of shares of Common Stock so issued (or into which the rights, warrants or other convertible securities may convert) would purchase at such Conversion Price on such date. An adjustment made pursuant to this clause (ii) shall be made on the next Business Day following the date on which any such issuance is made and shall be effective retroactively immediately after the close of business on such date. For purposes of this clause (ii), the aggregate consideration receivable by the corporation in connection with the issuance of shares of Common Stock or of rights, warrants or other securities convertible into shares of Common Stock shall be deemed to be equal to the sum of the aggregate offering price (before deduction of underwriting discounts or commissions and expenses payable to third parties) of all such Common Stock, rights, warrants and convertible securities plus the minimum aggregate amount, if any, payable upon exercise or conversion of any such, rights, warrants and convertible securities into shares of Common Stock. The issuance of any shares of Common Stock pursuant to (a) a dividend or distribution on, or subdivision, combination or reclassification of, the outstanding shares of Common Stock requiring an adjustment in the Conversion Ratio pursuant to clause (i) of this paragraph (g), or (b) any employee benefit or stock option plan or program of the corporation, or (c) any option, warrant, right, or convertible security outstanding as of the date hereof, or (d) the terms of a joint venture agreement approved in accordance with the provisions of Section 3(f) hereof, if immediately after such issuance, the aggregate number of shares of Common Stock issued pursuant to this subclause (d) does not exceed 600,000 shares, shall not be deemed to constitute an issuance of Common Stock or convertible securities by the corporation to which this clause (ii) applies. Upon the expiration unexercised of any options, warrants or rights to convert any convertible securities for which an adjustment has been made pursuant to this clause (ii), the adjustments shall forthwith be reversed to effect such rate of conversion as would have been in effect at the time of such expiration or termination had such options, warrants or rights or convertible securities, to the extent outstanding immediately prior to such expiration or termination, never been issued. No adjustment shall be made pursuant to this clause (ii) in connection with any transaction to which paragraph (h) applies.

     (3) In case the corporation shall at any time or from time to time after the Issue Date declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the corporation or any of its Subsidiaries by way of dividend or spinoff), on its Common Stock, other than dividends or distributions of shares of Common Stock which are referred to in clause (i) of this paragraph (g), then the Conversion Ratio shall be adjusted so that the holder of each share of Series A Preferred Stock shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (1) the applicable Conversion Ratio on the day immediately prior to the record date fixed for the determination of shareholders entitled to receive such dividend or distribution by (2) a fraction, the numerator of which shall be the Current Market Price per share of Common Stock for the period of twenty Trading Days preceding such record date, and the denominator of which shall be such Current Market Price per share of Common Stock less the Fair Market Value (as defined in Section 11 hereof) per share of Common Stock (as determined in good faith by the Board of Directors of the corporation, a certified resolution with respect to which shall be mailed to each holder of shares of Series A Preferred Stock) of such dividend or distribution; provided, however, that in the event of a distribution of capital stock of a Subsidiary of the corporation (a "Spin-Off") made to holders of shares of Common Stock, the numerator of such fraction shall be the sum of the Current Market Price per share of Common Stock for the period of twenty Trading Days preceding the thirty-fifth Trading Day after the effective date of such Spin-Off and the Current Market Price of the number of shares (or the fraction of a share) of capital stock of the Subsidiary which is distributed in such Spin-Off in respect of one share of Common Stock for the period of twenty Trading Days preceding such thirty-fifth Trading Day and the denominator of which shall be the Current Market Price per share of Common Stock for the period of twenty Trading Days preceding such thirty-fifth Trading Day. An adjustment made pursuant to this clause (iii) shall be made upon the opening of business on the next Business Day following the date on which any such dividend or distribution is made and shall be effective retroactively immediately after the close of business on the record date fixed for the determination of shareholders entitled to receive such dividend or distribution; provided, however, that if the proviso to the preceding sentence applies, then such adjustment shall be made and be effective as of such thirty-fifth Trading Day after the effective date of such Spin-Off. No adjustment shall be made pursuant to this clause (iii) in connection with any transaction to which paragraph (h) applies.

     (4) For purposes of this paragraph (g), the number of shares of Common stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the corporation.

     (5) The term "dividend," as used in this paragraph (g) shall mean a dividend or other distribution upon Common Stock of the corporation.

     (6) Anything in this paragraph (g) to the contrary notwithstanding, the corporation shall not be required to give effect to any adjustment in the Conversion Ratio unless and until the net effect of one or more adjustments (each of which shall be carried forward), determined as above provided, shall have resulted in a change of the Conversion Ratio by at least one one-hundredth of one share of Common Stock, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Ratio by a least one one-hundredth of one share of Common Stock, such change in Conversion Ratio shall thereupon be given effect.

     (7) The certificate of any firm of independent public accountants of recognized standing selected by the Board of Directors of the corporation (which may be the firm of independent public accountants regularly employed by the corporation) shall be presumptively correct for any computation made under this paragraph (g).

     (8) If the corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares of Common Stock issuable upon exercise of the right of conversion granted by this paragraph (g) or in the Conversion Ratio then in effect shall be required by reason of the taking of such record.

     (9) There shall be no adjustment of the Conversion Ratio in case of the issuance of any stock of the corporation in a merger, reorganization, acquisition or other similar transaction except as set forth in paragraphs
(g)(i), (g)(ii) and (h) of this Section 8.

     h. In case of any capital reorganization or reclassification of outstanding shares of Common Stock (other than a reclassification covered by paragraph
(g)(i) of this Section 8), or in case of any merger of the corporation with or into another corporation, or in case of any sale or conveyance to another corporation of all or substantially all of the assets or property of the corporation (each of the foregoing being referred to as a "Transaction"), at the option of the holder of any shares of Series A Preferred Stock (i) each share of Series A Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to such Transaction (including, on a pro rata basis, the cash, securities or property received by holders of Common Stock in any tender or exchange offer that is a step in such Transaction), or (ii) each share of Series A Preferred Stock shall entitle the holder thereof to receive, upon presentation of the certificate therefor to the Surviving Person (as defined in Section 11 hereof) at any time subsequent to the consummation of such Transaction (1) if the Surviving Person is a Qualified Person (as defined in Section 11 hereof), that number of shares of Survivor Common Stock (as defined in Section 11 hereof) of the Surviving Person determined by multiplying the number of shares of Common Stock into which such share of Series A Preferred Stock was convertible immediately prior to the consummation of such Transaction by a fraction, the numerator of which is the Current Market Price of the Common Stock immediately prior to the consummation of such Transaction and the denominator of which is the Current Market Price of the Survivor Common Stock of the Surviving Person for the twenty Trading Days preceding the consummation of the Transaction giving rise to the adjustment in this paragraph (h) or (2) if the Surviving Person is not a Qualified Person, cash equal to the Fair Market Value, as of the consummation of such Transaction (computed with interest), of the securities or other property to which it would have been entitled under clause (i) above, as determined by an independent investment banking firm (with an established national reputation as a valuer of equity securities); provided, however, that in the event that the per share consideration receivable by the holders of Common Stock upon the consummation of such Transaction is equal to at least 175% of the Conversion Price, each share of Series A Preferred Stock then outstanding shall be convertible in accordance with clause (i) of this Section 8(h), whether or not the Surviving Person is a Qualified Person. In any such case, if necessary, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions set forth in this Section 8 with respect to rights and interests thereafter of the holders of shares of Series A Preferred Stock to the end that the provisions set forth herein for the protection of the conversion rights of the Series A Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the shares of Series A Preferred Stock remaining outstanding (with such adjustments in the conversion price and number of shares issuable upon conversion and such other adjustments in the provisions hereof as the Board of Directors shall determine to be appropriate). In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 8 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

     Notwithstanding anything contained herein to the contrary, the corporation will not effect any Transaction unless, prior to the consummation thereof, the Surviving Person thereof shall assume, by written instrument mailed to each holder of shares of Series A Preferred Stock, the obligation to deliver to such holder such cash, shares of Survivor Common Stock or other securities to which, in accordance with the foregoing provisions, such holder is entitled and such Surviving Person shall have mailed to each holder of shares of Series A Preferred Stock an opinion of independent counsel for such Surviving Person stating that such assumption agreement is a valid, binding and enforceable agreement of the Surviving Person, subject to general principles of equity and applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally.

     i. In case at any time or from time to time the corporation shall pay any dividend or make any other distribution to the holders of its Common Stock, or shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other right, or there shall by any capital reorganization or reclassification of the Common Stock of the corporation or merger of the corporation with or into another corporation, or any sale or conveyance to another corporation of the property of the corporation as an entirety or substantially as an entirety, or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the corporation, then, in any one or more of said cases the corporation shall give at least twenty days prior written notice (the time of mailing of such notice shall be deemed to be the time of giving thereof) to the registered holders of the Series A Preferred Stock at the addresses of each as shown on the books of the corporation maintained by the Transfer Agent thereof as of the date on which (i) the books of the corporation shall close or a record shall be taken for such stock dividend, distribution or subscription rights or (ii) such reorganization, reclassification, merger, sale or conveyance, dissolution, liquidation or winding up shall take place, as the case may be, provided that in the case of any Transaction to which paragraph (h) applies the corporation shall give at least thirty days prior written notice as aforesaid. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, merger, sale or conveyance or participate in such dissolution, liquidation or winding up, as the case may be. Failure to give such notice shall not invalidate any action so taken.

     Section 9. Reports as to Adjustments. Upon any adjustment of the Conversion Ratio then in effect and any increase or decrease in the number of shares of Common Stock issuable upon the operation of the conversion set forth in Section 8 hereof, then, and in each such case, the corporation shall promptly deliver to the transfer agent of the Series A Preferred Stock and Common Stock, a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the corporation setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Conversion Ratio then in effect following such adjustment and the increased or decreased number of shares issuable upon the conversion set forth in Section 8 hereof. The corporation shall also promptly after the making of such adjustment give written notice to the registered holders of the Series A Preferred Stock at the address of each holder as shown on the books of the corporation maintained by the Transfer Agent thereof, which notice shall state the Conversion Ratio then in effect, as adjusted, and the increased or decreased number of shares issuable upon the exercise of the right of conversion granted by Section 8 hereof, and shall set forth in reasonable detail the method of calculation of each and a brief statement of the facts requiring such adjustment. Where appropriate, such notice to holders of the Series A Preferred Stock may be given in advance and included as part of the notice required under the provisions of Section 8(i) hereof.

     Section 10. Certain Covenants. Any registered holder of Series A Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Article Three, or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

     Section 11. Definitions. For the purposes of this Article Three, the following terms shall have the meanings indicated:

     "Adjustment Period" shall mean the period of five consecutive Trading Days (as defined below) preceding the date as of which the Fair Market Value (as defined below) of a security is to be determined.

     "Approved Securities" shall mean securities the issuance of which was approved by the requisite vote of the holders of Series A Preferred Stock pursuant hereto.

     "Business Day" shall mean any day other than Saturday, Sunday or a day on which banking institutions in the State of California are authorized or obligated by law or executive order to close.

     "CGCL" shall mean the California General Corporation Law, as amended.

     "Consolidated Liabilities" with respect to any Person (as defined below) shall mean the total liabilities of such Person and its Subsidiaries (as defined below), on a consolidated basis determined in accordance with GAAP (as defined below).

     "Consolidated Net Worth" of a Person (as defined below) shall mean the sum of its capital stock (including, with respect to the corporation, its Series A Preferred Stock issued pursuant to the Stock Purchase Agreement (as defined below) and any other Preferred Stock) and additional paid in capital plus retained earnings (or minus accumulated deficit) of such Person and its Subsidiaries (as defined below), on a consolidated basis calculated in conformity with GAAP (as defined below).

     "Consolidated Tangible Net Worth" of a Person (as defined below) shall mean such Person's Consolidated Net Worth minus the intangible assets (including franchises, patents, patent applications, trademarks, brand names, goodwill and research and development expenses) of such Person and its Subsidiaries (as defined below), on a consolidated basis calculated in accordance with GAAP (as defined below).

     "Conversion Price" shall mean an amount equal to the Stated Value divided by the Conversion Ratio (as adjusted pursuant to paragraph (g) of Section 8 hereof).

     "Current Market Price," when used with reference to shares of Common Stock or other securities on any date, shall mean the closing price per share of Common Stock or such other securities on such date and, when used with reference to shares of Common Stock or other securities for any period shall mean the average of the daily closing prices per share of Common Stock or such other securities for such period. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock or such other securities are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock or such other securities are listed or admitted to trading. If the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or, if on any such date the Common Stock or such other securities are not quoted by any such organization, the average of the closing bid and asked prices are furnished by a professional market maker making a market in the Common Stock or such other securities selected by the Board of Directors of the corporation. If the Common Stock or such other securities are not publicly held or so listed or publicly traded, "Current Market Price" shall mean the Fair Market Value per share of Common Stock or of such other securities as determined in good faith by the Board of Directors of the corporation based on an opinion of an independent investment banking firm with an established national reputation as a valuer of securities, which opinion may be based on such assumptions as such firm shall deem to be necessary and appropriate.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Exchange Act shall include reference to the comparable section, if any, of any such similar Federal statute.

     "Fair Market Value" shall mean, as to shares of Common Stock or any other class of capital stock or securities of the corporation or any other issue which are publicly traded, the average of the Current Market Prices of such shares or securities for each day of the Adjustment Period. The "Fair Market Value" of any security which is not publicly traded or of any other property shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors of the corporation or a committee thereof, or, if no such investment banking or appraisal firm is in the good faith judgment of the Board of Directors or such committee available to make such determination, as determined in good faith by the Board of Directors of the corporation or such committee.

     "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession.

     "Issue Date" shall mean the first date on which shares of Series A Preferred Stock are issued.

     "Junior Dividend Stock" shall mean (i) the Common Stock and (ii) any other capital stock of the corporation which ranks junior as to dividends to the Series A Preferred Stock.

     "Junior Liquidation Stock" shall mean (i) the Common Stock and (ii) any other capital stock of the corporation which ranks junior upon liquidation, dissolution or winding up to the Series A Preferred Stock.

     "Leverage Ratio" with respect to any Person (as defined below) shall mean the ratio of (i) the sum of (a) the Consolidated Liabilities of such Person plus
(b) the aggregate outstanding amount of letters of credit issued on behalf of such Person and its Subsidiaries minus (c) the book value of in-transit inventory of such Person and its Subsidiaries which is supported by one or more outstanding letters of credit to (ii) the Consolidated Tangible Net Worth of such Person.

     "Liquidation Preference" with respect to a share of Series A Preferred Stock shall mean the Stated Value per share, plus an amount equal to all accrued but unpaid dividends.

     "Operating Plan" shall mean the annual operating plan for the corporation and its Subsidiaries, and shall include an annual operating budget in reasonable detail.

     "Parity Dividend Stock" shall mean any capital stock of the corporation ranking on a parity as to dividends with the Series A Preferred Stock.

     "Parity Liquidation Stock" shall mean any capital stock of the corporation ranking on a parity upon liquidation, dissolution or winding up with the Series A Preferred Stock.

     "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

     "Qualified Person" shall mean any Person that, immediately after giving effect to the applicable Transaction, (i) is a solvent corporation or other entity organized under the laws of any State of the United States of America having its common stock or, in the case of an entity other than a corporation, equivalent equity securities, listed on the New York Stock Exchange or the American Stock Exchange or quoted by the NASDAQ National Market System or any successor thereto or comparable system, and such common stock or equivalent equity security continues to meet the requirements for such listing or quotation and (ii) is required to file, and in each of its three fiscal years immediately preceding the consummation of the applicable Transaction (or since its inception) has filed, reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act.

     "Restated Articles of Incorporation" shall mean the Restated Articles of Incorporation of the corporation, as amended from time to time.

     "SCA" means Shamrock Capital Advisors, Inc., a Delaware corporation.

     "Series A Director" shall mean a director of the corporation appointed or elected to the Board of Directors of the corporation pursuant to Section 3(c) hereof.

     "Services Agreement" shall mean the letter agreement, dated as of May 27, 1991, between the corporation and SCA, a copy of which is maintained at the corporation's principal executive offices.

     "Stock Purchase Agreement" shall mean the Stock Purchase Agreement, dated as of May 27, 1991, between the corporation and Trefoil, as amended, a copy of which is maintained at the corporation's principal executive offices.

     "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

     "Surviving Person" shall mean the continuing or surviving Person of a merger or other business combination, the Person receiving a transfer of all or a substantial part of the properties and assets of the corporation, or the Person merging into the corporation in a merger or other business combination in which the corporation is the continuing or surviving Person, but in connection with which the Series A Preferred Stock or Common Stock of the corporation is exchanged or converted into the securities of any other Person or cash or any other property; provided, however, if such Surviving Person is a direct or indirect Subsidiary of a Qualified Person, the parent entity that is a Qualified Person shall be the Surviving Person.

     "Survivor Common Stock" with respect to any Surviving Person shall mean any shares of such Surviving Person of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Surviving Person and which is not subject to redemption by such Surviving Person; provided, however, that if at any time there shall be more than one such class or series, the shares of each such class and series issuable upon conversion of the Series A Preferred Stock then being converted shall be substantially in the proportion to the total number of shares of each such class and series.

     "Trading Day" means a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, a Business Day.

                                     FOUR

     The Board of Directors of this corporation, without further action by the holders of the outstanding shares of Common Stock or Preferred Stock, if any, may issue the Preferred Stock from time to time in one or more series, may fix the number of shares and the designation of any wholly unissued series of Preferred Stock, may determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series subsequent to the issue of shares of that series.

                                     FIVE

     Section 1. Elimination of Directors' Liability. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     Section 2. Indemnification of Corporate Agents. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California General Corporation Law) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California General Corporation Law, subject only to the applicable limits set forth in Section 204 of the California General Corporation Law with respect to actions for breach of duty to the corporation and its shareholders.

     Section 3. Insurance from a Subsidiary. This corporation is authorized to purchase and maintain insurance on behalf of its agents against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such from a company, the shares of which are owned in whole or in part by this corporation, provided that any policy issued by such company is limited to the extent required by applicable law.

     Section 4. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article Five by the shareholders of this corporation shall not adversely affect any right or protection of an agent of this corporation existing at the time of that repeal or modification.

                                                                 APPENDIX VI

                      FORM OF OPINIONS TO BE RENDERED BY
                   FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                   ----------------------------------------

     1. The Company is a corporation validly existing and in good standing under the laws of the State of California and has the corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

     2. The Certificate of Determination for the Series B Preferred Stock has been duly authorized and filed with the Secretary of State of California. Upon issuance and delivery of the shares of Series B Preferred Stock in accordance with the Share Exchange Agreement, the holder of such shares shall be entitled to the powers, preferences and rights set forth in the Certificate of Determination.

     3. The Company has full corporate power and authority to execute and deliver the Registration Rights Amendment, and to execute, deliver and perform the Agreement and to consummate the transactions contemplated by the Agreement.

     4. The execution and delivery of the Registration Rights Amendment, and the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated by the Agreement, have been duly and validly authorized by the Board of Directors of the Company and, as to the Exchange, by the shareholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the Agreement or to consummate the transactions contemplated by the Agreement.

     5. The Agreement and the Registration Rights Amendment have been duly and validly executed and delivered by the Company and each of the Agreement and the Registration Rights Amendment is enforceable against the Company in accordance with its respective terms (subject to (a) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws from time to time in effect affecting creditors' rights generally and (b) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness and limits on the availability of equitable remedies), whether such principles are considered in a proceeding at law or in equity).

     6. The shares of Series B Preferred Stock being issued to Trefoil pursuant to the Agreement are duly authorized and, when issued and delivered in accordance with the Agreement, will be validly issued, fully paid and nonassessable.

     7. The number of shares of Common Stock initially issuable upon conversion of the shares of Series B Preferred Stock to be issued pursuant to the Agreement at the initial conversion price set forth in the Certificate of Determination have been duly and validly authorized and reserved for issuance and, when issued upon such conversion in accordance with the Certificate of Determination, will be validly issued, fully paid and nonassessable.

                                                                    APPENDIX VII

                   SUTRO & CO. ANALYSES OF OTHER TRANSACTION

The following is a brief description of the other transactions analyzed by
Sutro:

In May 1995, Furr's/Bishop's, Inc. convered outstanding convertible preferred stock into shares of new common stock and new warrants. The company required this transaction because it was in default on debt payment and facing bankruptcy risk.

In February 1995, Trans World Airlines, Inc. completed a conversion of the company's preferred stock and all accrued dividends into common stock, equity rights and warrants. In addition, senior secured notes were also converted into common stock, senior preferred stock, equity rights, and airline ticket vouchers. There was also an exchange for senior secured notes convertible to senior subordinated notes, contingent equity notes, common stock, equity rights and warrants. The company was reorganized in 1993 but was experiencing severe liquidity problems and needed to reduce debt to satisfy certain of the company's current and future financial obligations.

In August 1994, Grubb & Ellis Company entered into an amendment to the instrument setting forth the terms of the company's preferred stock including the elimination of the mandatory redemption feature and the anti-dilution protection under certain circumstances. The transaction was required to alleviate the cash flow burden of the Company and avoid having to seek bankruptcy protection.

In June 1994, Universal Medical Buildings exchanged the company's 8% Notes and Series C Preferred Units for cash and newly issued shares of Series A Preferred Redeemable Shares Limited Partnership Units. The company also converted Series A and B Preferred Units to common stock. The company's lack of working capital raised questions as to its ability to continue as an ongoing concern and created a need for the transactions.

In June 1994, OESI Power Group exchanged preferred stock for a new series of non-cumulative securities. The company was facing a liquidity crisis and needed to improve resource development and repay indebtedness.

In June 1994, Monitrend Investment Management issued shares of the company's common stock, preferred stock and specified shares of a new series of preferred stock. The issuance was considered essential to the company's ability to consummate a transaction which could provide capital to the company.

In June 1994, UAL Corporation reclassified the company's common stock to include ownership in a portion of Series D Preferred stock. In addition, the company offered preferred stock with $765 million in liquidation preference of its Series B Preferred Stock, and Series A and Series B Debentures. The company needed the reorganization to reduce labor expense in order to compete more effectively.

In September 1993, Carolco Pictures, Inc. engaged in a recapitalization transaction including the exchange of 10% debentures and 8,000 shares of Series D Preferred Stock for common stock. The imminent prospect of bankruptcy prompted the company to enter into the transaction.

In June 1993, Spinnaker Software Corp. converted $3,000,000 of outstanding indebtedness into 3,000,000 shares of newly designated preferred stock. Recapitalization was the best alternative available to the company in order to maintain its listing on NASDAQ and maintain an open market for resale of the company's securities.

In October 1992, Lamonts Corporation eliminated all of the company's authorized cumulative preferred stock outstanding, issued common stock, and created a class of blank check preferred stock. The transaction was the only viable alternative to seeking protection from its creditors under bankruptcy laws.

The descriptions contained in this Appendix VII are based entirely upon publicly available information. Sutro did not act as a financial advisor to any of the companies in any of the above transactions.

PROXY

                                L.A. GEAR, INC.

    PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 9, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned holder(s) of Common Stock of L.A. Gear, Inc. (the "Company") hereby nominate(s), constitute(s) and appoint(s) Stephen A. Koffler, Allan E. Dalshaug, Willie D. Davis and Ann E. Meyers and each of them, the attorneys, agents and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxy or proxies of the undersigned at the special meeting of shareholders (the "Meeting") of the Company to be held at the Ritz-Carlton Hotel, 4375 Admiralty Way, Marina del Rey, California 90292, on April 9, 1996 at 10:00 a.m., Pacific Daylight Time, or at any and all adjournments and postponements thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

     (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

--------------------------------------------------------------------------------
                           * FOLD AND DETACH HERE *

-------------------------------------------------------------------------------

                                                               Please mark
                                                               your votes as [X]
                                                               indicated in
                                                               this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE SHARE EXCHANGE PROPOSAL. THE PROXY WHEN PROPERLY EXECUTED SHALL BE VOTED IN ACCORDANCE AS DIRECTED. IF NO DIRECTION IS MADE FOR THE SHARE EXCHANGE PROPOSAL, THE PROXY WILL BE VOTED "FOR" THE SHARE EXCHANGE PROPOSAL.



1. APPROVAL OF SHARE EXCHANGE PROPOSAL.           FOR    AGAINST    ABSTAIN
                                                  [_]      [_]        [_]

2. OTHER BUSINESS. In their discretion, the Proxy Holders are authorized to vote upon such other business incident to the conduct of the Meeting and at any and all adjournments and postponements thereof. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the Meeting.

                                            I/WE WILL NOT ATTEND
                                            THE MEETING IN PERSON         [_]

                                            I/WE WILL ATTEND THE MEETING  [_]

                                            The undersigned hereby ratifies and
                                            confirms all that the Proxy
                                            Holders, or any of them, or their
                                            substitutes, shall lawfully do or
                                            cause to be done by virtue hereof,
                                            and hereby revokes any and all
                                            proxies heretofore given by the
                                            undersigned to vote at the Meeting.
                                            The undersigned acknowledges
                                            receipt of the Notice of Special
                                            Meeting of Shareholders, the Proxy
                                            Statement accompany-ing said Notice
                                            and all appendices thereto.

                                            -----------------------------------
                                                      (NUMBER OF SHARES)

                                            -----------------------------------
                                                      (PLEASE PRINT NAME)

                                            DATED: ______________________, 1996
SIGNATURE(S) OF HOLDER(S) OF
COMMON STOCK __________________________________________________________________

NOTE: Please date this Proxy and sign above as your name(s) appear(s) on this card. Joint owners each should sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustees, etc. should give their full titles.
-------------------------------------------------------------------------------
                           * FOLD AND DETACH HERE *

                     YOUR VOTE IS IMPORTANT TO THE COMPANY

               PLEASE SIGN AND RETURN YOUR PROXY BY TEARING OFF
               THE TOP PORTION OF THE SHEET AND RETURNING IT IN
                      THE ENCLOSED POSTAGE-PAID ENVELOPE